Exhibit 10.35

Execution Copy

PURCHASE AND SALE AGREEMENT

by and between

PILOT OFS HOLDINGS LLC, AS SELLER

and

MERIDIAN EQUIPMENT LEASING, LLC, AS PURCHASER

dated December 22, 2023

i

5.2.	Authority	25
5.3.	No Conflicts; Consents and Approvals	25
5.4.	Legal Proceedings	25
5.5.	Compliance with Laws and Orders	25
5.6.	Brokers	25
5.7.	Acquisition as Investment	26
5.8.	Financial Resources	26
5.9.	Opportunity for Independent Investigation	26

ARTICLE VI.
COVENANTS		27
6.1.	Regulatory and Other Approvals	27
6.2.	D&O Indemnity	27
6.3.	Tax Matters	27
6.4.	Public Announcements; Confidentiality	30
6.5.	Further Assurances	30
6.6.	Employees and Related Benefits	31
6.7.	Seller Marks	31
6.8.	Accounts Payable and Receivable	31
6.9.	Governmental Filings	31
6.10.	Affiliate Arrangements	32
6.11.	Guaranty	32

ARTICLE VII.
SELLER’S CONDITION TO CLOSING		32
7.1.	Representations and Warranties	32
7.2.	Performance	32
7.3.	Orders and Laws; Approvals	32
7.4.	Closing Deliverables	32
7.5.	Closing Certificate	32

ARTICLE VIII.
PURCHASER’S CONDITION TO CLOSING		32
8.1.	Representations and Warranties	33
8.2.	Performance	33
8.3.	Proceedings; Orders and Laws; Approvals	33
8.4.	Closing Deliverables	33
8.5.	Material Adverse Effect	33
8.6.	Closing Certificate	33

ARTICLE IX.
TERMINATION		33
9.1.	Termination	33
9.2.	Effect of Termination	34
9.3.	Specific Performance	34

ARTICLE X.
LIMITATIONS ON LIABILITY, WAIVERS, AND INDEMNITY		34
10.1.	Indemnity; Waivers of other Representations	34
10.2.	Waiver of Remedies	36
10.3.	Waiver of Claims	36

10.4.	Indemnification Procedures	37
10.5.	Mitigation and Subsequent Recoveries	38
10.6.	Access to Information	39
10.7.	Exclusive Remedy; Waiver of Right to Rescission	39

ARTICLE XI.
MISCELLANEOUS		39
11.1.	Notice	39
11.2.	Entire Agreement	40
11.3.	Expenses	40
11.4.	Disclosure	40
11.5.	Waiver	41
11.6.	Amendment	41
11.7.	No Third Party Beneficiary; No Affiliate Liability	41
11.8.	Assignment; Binding Effect	41
11.9.	Headings	41
11.10.	Invalid Provisions	42
11.11.	Counterparts; Facsimile	42
11.12.	Governing Law; Venue; and Jurisdiction	42
11.13.	Attorneys’ Fees	42
11.14.	Transaction Privilege	42

EXHIBIT

Exhibit A	Form of Assignment of Member Interest
Exhibit B	Form of Purchaser Note
Exhibit C	Form of AMI Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Purchaser Leases
Exhibit F	Form of Assignment of Accounts
Exhibit G	Form of Security Agreement
Exhibit H	Form of Pledge Agreement
Exhibit I	Form of Guaranty
Exhibit J	Form of Stock Pledge Agreement

SCHEDULES

Schedule 1.1-K(a)	Seller Knowledge Individuals
Schedule 1.1-K(b)	Purchaser Knowledge Individuals
Schedule 1.1-LRP	Leased Real Property
Schedule 1.1-NWC	Inventory in Net Working Capital
Schedule 1.1-ORP	Owned Real Property
Schedule 1.1-PL	Permitted Liens
Schedule 1.1-TA	Trucking Assets
Schedule 3.3	Consents – Seller
Schedule 3.4	Title to Company Interests
Schedule 4.2	Consents – Company
Schedule 4.4(a)	Capitalization
Schedule 4.5	Insurance Policies
Schedule 4.6	Legal Proceedings
Schedule 4.7	Compliance with Laws and Orders
Schedule 4.9	Taxes
Schedule 4.10(a)	Material Contracts
Schedule 4.10(e)	Intercompany Contract
Schedule 4.11(a)	Rights to Company Real Property
Schedule 4.13	Permits
Schedule 4.14	Environmental Matters
Schedule 4.15(a)	Employees
Schedule 4.15(c)	Employment or Severance Agreements
Schedule 4.17(a)	Licensed IP
Schedule 4.17(b)	No Violation of Intellectual Property
Schedule 4.18	Financial and Bank Accounts – Company
Schedule 4.19	Subsidiaries
Schedule 5.3	Consents – Purchaser
Schedule 6.6(a)	Continuing Employees
Schedule 11.1	Notice Addresses

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) dated December 22, 2023 (the “Effective Date”) is made and entered into by and between PILOT OFS HOLDINGS LLC, a Delaware limited liability company (“Seller”), and MERIDIAN EQUIPMENT LEASING, LLC, a Texas limited liability company (“Purchaser”). Seller and Purchaser are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding limited liability company membership interests (the “Company Interests”) in and to Equipment Transport, LLC, a Pennsylvania limited liability company (the “Company”);

WHEREAS, the Company is a licensed, for-hire motor carrier, and truck transportation services provider; and

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, and Purchaser desires to purchase, all of the Company Interests from Seller for the consideration specified in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS AND CONSTRUCTION

1.1. Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“Accounting Principles” means, with respect to the calculation of any amount hereunder, that such amount was applied in a manner consistent with the principles, practices, assumptions, policies and methodologies used by the Company prior to the Closing Date in the preparation of the financial statements described in Section 4.8.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of at least fifty percent (50%) of the voting securities in such corporation or of the voting interest in such partnership or limited liability company. Notwithstanding the foregoing, for purposes of this Agreement, prior to Closing, Seller, the Company, and EmployeeCo shall not constitute an Affiliate of any Person and, from and after Closing, the Company and EmployeeCo shall constitute Affiliates of Purchaser. Notwithstanding anything contained in this Agreement or the Ancillary Agreements to the contrary, each member of PTC Group shall be deemed not to be an Affiliate of Seller, the Company, or EmployeeCo for any purposes.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“AMI Agreement” means an Area of Mutual Interest Agreement substantially and materially in the form and content set forth on Exhibit C hereto.

“Ancillary Agreements” means the Closing Certificates, Assignment of Member Interest, the Purchaser Note, the AMI Agreement, the Transition Services Agreement, the Purchaser Leases, the Assignment of Accounts, the Security Agreement, the Pledge Agreement, the Guaranty, the Stock Pledge Agreement, and any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing, including those instruments and documents described in Section 2.4.

“Assets” of any Person means all assets, rights, Claims, Contracts, interests, data, records and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Assignment of Accounts” means an instrument assigning and transferring all accounts receivable in excess of the First $1.5 and payable of the Company accrued prior to the Closing to Seller or a member of PTC Group, substantially and materially in the form and content set forth on Exhibit F.

“Assignment of Member Interest” means the Assignment of Member Interest by and between Seller and Purchaser, dated as of the Closing Date, in substantially the form attached hereto as Exhibit A, pursuant to which Seller assigns and transfers to Purchaser, and Purchaser accepts, the Company Interests.

“Balance Sheet Date” has the meaning given to it in Section 4.8(a).

“Benefit Plan” means (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA plus any other contract for personal services, employee benefit agreement, program, plan or arrangement (whether written or unwritten), (b) any plan that would be an “employee benefit plan” if it was subject to ERISA, such as foreign plans and plans for directors, (c) any equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity, or other equity plan (whether qualified or nonqualified), (d) each bonus, deferred compensation or incentive compensation plan, (e) any severance, paid leave, health, welfare, life, disability, personal, vacation, holiday and sick or other leave policy or other fringe benefits or perquisites arrangement, (f) any other employee benefit plan, program or arrangement, and any employment, consulting, retention, change in control or compensation agreement or arrangement and (g) any other agreement or arrangement providing for employee or consultant compensation, remuneration or benefits of any kind, including a multiemployer plan, as that term is defined in Section 4001(a)(3) of ERISA.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas are authorized or obligated to close.

“Carlsbad Yard” means all that certain real property, permanent improvements, and fixtures located at 3006 E. Greene St., Carlsbad, New Mexico, 88220.

“Claim” means any demand, claim, action, suit, investigation, Proceeding (whether at law or in equity) or arbitration.

“Claim Notice” has the meaning given to it in Section 10.4(a).

“Closing” has the meaning given to it in Section 2.3.

“Closing Certificates” means the officer’s certificates referenced in Section 2.4.

“Closing Date” means the date on which Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to it in the introduction to this Agreement.

“Company Benefit Plan” means each Benefit Plan maintained or sponsored by the Company or to which the Company has an obligation to contribute which is for the benefit of any current or former employee, director or service provider of or to the Company.

“Company Business” means the business conducted by the Company of providing truck transportation services for produced saltwater and oilfield waste products used or produced in connection with the production of Hydrocarbons; the ownership, operation, and leasing of the Trucking Assets; and other related commercial activities ancillary and incidental to the foregoing, as applicable, in each case, as such activities are currently conducted, subject to applicable agreed restrictions of the Company.

“Company Interests” has the meaning given to it in the recitals to this Agreement.

“Company LLC Agreements” means (a) that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 29, 2012, including all amendments thereto, and (b) that certain Limited Liability Company Agreement of EmployeeCo, dated as of November 1, 2021, including all amendments thereto.

“Company Real Property” means the Owned Real Property and Leased Real Property.

“Company Released Claim(s)” has the meaning set forth in Section 10.3(b).

“Confidential Information” means (other than any Non-Confidential Information):

(a) with respect to the obligations of Purchaser, any and all confidential, proprietary or otherwise non-public information that (i) has been disclosed to Purchaser on or prior to the Closing by Seller or any of its Representatives and (ii) pertains to Seller or any Affiliate (excluding the Company) or Representative of Seller (excluding the Company); and

(b) with respect to the obligations of Seller, any and all confidential, proprietary or otherwise non-public information that (i) (x) became known by or was in the possession of Seller, any of its Affiliates or any of its Representatives on or prior to Closing and (y) pertains to the Company or the ownership or operation of its Assets or (ii) (x) has been disclosed to Seller on or prior to the Closing by Purchaser or any of its Representatives and (y) pertains to Purchaser or any Affiliate or Representative of Purchaser.

“Consent” means requirements for consents, Governmental Approvals or authorizations that are applicable in connection with the consummation of the Transactions.

“Continuing Employee” has the meaning given to it in Section 6.6(a).

“Contract” means any legally binding written contract, agreement, instrument, lease, license, evidence of indebtedness for borrowed money, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement.

“Data Room” means the secured website on which Seller has made information and documentation relating to the Company available to Purchaser and its Representatives prior to the Closing Date, located at: https://projectrhino.firmroom.com/rooms/project-rhino#/documents/folder/273053.

“Direct Claim” has the meaning given to it in Section 10.4(d).

“Employee” means the employees of EmployeeCo, assigned to perform work for and on behalf of the Company, as of the Closing Date, a list of whom is provided on Schedule 4.15(a). For purposes of this Agreement, the term “Employee” specifically and expressly excludes any and all Persons defined as an “Employee” for purposes of 49 C.F.R. § 383.5 (2018).

“EmployeeCo” means ET EmployeeCo, LLC, f/k/a PWS EmployeeCo, LLC, a Delaware limited liability company.

“Encumbrance” means any Lien, option, title defect or deficiency in title, restriction (whether on voting, sale, transfer, disposition or otherwise), easement, and other encumbrance of any type and description, whether imposed by Law or other agreement.

“Environmental Claim” means any Claim or Loss arising out of or related to any violation of Environmental Law.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws of any Governmental Authority having jurisdiction over the Assets in question addressing pollution or protection of the environment or human health and safety, each as amended on or prior to the Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 4.20.

“Falls City Yard” means all that certain real property, permanent improvements, and fixtures located at 2260 US 181, Hobson, Texas 78117.

“Financial Statements” has the meaning given to it in Section 4.8.

“First $1.5” has the meaning set forth in the definition of Net Working Capital, below.

“Fraud” means an actual and intentional misrepresentation or omission of a material fact (excluding any assumption or matter based on projection of future events) which constitutes common law fraud. For the avoidance of doubt, “Fraud” expressly excludes constructive fraud, equitable fraud and promissory fraud; provided that such actual and intentional fraud shall only be deemed to exist with respect to Seller if any of the individuals set forth in the definition of “Seller’s Knowledge” had actual conscious awareness (as opposed to imputed, implied or constructive knowledge, and without any duty or obligations of inquiry) that such representations and warranties, as qualified by the Schedules, were actually materially breached when made with the express intention that Purchaser rely thereon to its detriment, and Purchaser actually relied on such representations and warranties to its detriment.

“Fraud Claims” has the meaning given to it in Section 10.1(a).

“Fundamental Representations” has the meaning set forth in Section 10.1(a).

“Governmental Approval” means any declaration or notification to, filing or registration with, or order, authorization, consent, clearance or approval of, any Governmental Authority of competent jurisdiction.

“Governmental Authority” means any court, tribunal, arbitral body, authority, agency, official instrumentality of the United States, or any state, county, tribe, city or other political subdivision or similar governing entity within the United States.

“Guaranty” means an means a guaranty of the obligations of the Transaction Documents, substantially and materially in the form and content set forth on Exhibit I.

“Hazardous Material” means and includes each substance regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, or radioactive, or toxic substance under any Environmental Law.

“Hydrocarbons” means oil, gas and other hydrocarbons produced or processed in association therewith, or any combination thereof, and any minerals produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane and gasoline) of any type or composition.

“Income Tax” means any U.S. federal, state or local or foreign Tax measured by or imposed on account of net income or based on profits, net profits, margin, revenues, gross receipts or similar measure, including the Texas Franchise Tax imposed by Subtitle F of Title 2 of the Texas Tax Code, and including any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” means, with respect to any Person, and without duplication, (i) all indebtedness for borrowed money of such Person and all other indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable; (ii) all indebtedness secured by any Lien on property owned subject to such Lien whether or not the indebtedness secured has been assumed; (iii) any liabilities in respect of any lease of real or personal property (or a combination thereof), which liabilities are required to be classified and accounted for in accordance with the Accounting Principles; (iv) all obligations in respect of letters of credit, to the extent drawn; (v) all obligations under forward currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements; (vi) all obligations of such Person to pay the deferred purchase price of property, equipment or services that are not scheduled to be fully satisfied in the next twelve months (other than accounts payable in the ordinary course of business); (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (viii) all guarantees with respect to liabilities of another Person of a type described in any of clauses (i) through (vii) above for the payment of which such first Person may be liable and (ix) any accrued interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of obligations referred to in clauses (i) through (viii) of this definition (excluding prepayment penalties under capital leases to the extent such capital leases are not required to be repaid in connection with the transactions contemplated by this Agreement).

“Insurance Policies” has the meaning given to it in Section 4.5.

“Intellectual Property” means the following intellectual property rights, both statutory and under common law, and both foreign and domestic, if applicable: (a) works of authorship and copyrights, registrations and applications for registration thereof and all associated renewals, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) inventions and patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications and disclosures, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, (d) Trade Secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable, (e) mask works and registrations and applications therefor, (f) rights in industrial and other protected designs and any registrations and applications therefor, and (g) all rights to sue or otherwise recover for past, present and future infringements, misappropriations, dilutions, and other violations of any of the foregoing.

“Intercompany Contract” means (i) a Contract between the Company, on the one hand, and any Affiliate of Seller (other than the Company), on the other hand, (ii) a Contract between the Company, on the one hand, and any member of the PTC Group, on the other hand, and (iii) any Seller-Level Contract.

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any rights (contingent or otherwise) to acquire any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Jackson Walker” has the meaning set forth in Section 11.14.

“Knowledge” means, (a) when used in a particular representation or warranty in this Agreement with respect to Seller or the Company, the actual or constructive knowledge of the individuals listed on Schedule 1.1-K(a) and (b) when used in a particular representation or warranty in this Agreement with respect to Purchaser, the actual or constructive knowledge of the individuals listed on Schedule 1.1-K(b).

“Laws” means all laws, statutes, codes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority.

“Leased Real Property” means the real property described on Schedule 1.1-LRP.

“Licensed IP” has the meaning given to it in Section 4.17(a).

“Lien” means any mortgage, pledge, security interest, lien, charge or other similar encumbrance.

“Loss” means any and all Claims, payments, judgments, liabilities, amounts paid in settlement, charges, assessments, deficiencies, liabilities, damages, fines, penalties, deficiencies, Taxes, losses and expenses (including removal costs, remediation costs and interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of investigation, litigation, or other Proceedings or of any claim, default or assessment), but only to the extent the foregoing are (a) not reasonably expected to be covered, directly or indirectly, by a payment from a third party or by insurance or otherwise recoverable from third parties, and (b) net of any associated Tax benefits and Non-Reimbursable Damages.

“Material Adverse Effect” means, with respect to a particular Person, any occurrence, condition, change, development, event or effect that, individually or in the aggregate, is or would reasonably be expected to materially adversely affect the business, assets (including tangible assets), liabilities, financial condition or results of operations of the Company, taken as a whole; provided, however, in no event shall any of the following, either alone or in combination with any other occurrence, condition, change, development, event or effect, constitute a Material Adverse Effect: any occurrence, condition, change, development, event or effect directly or indirectly resulting from (a) any change in economic conditions generally, including any change in markets for, or prices of, Hydrocarbons, or other commodities or supplies; (b) any change in general regulatory, social or political conditions, including any acts of war, sabotage or terrorist activities, disease, epidemic, global pathogen or pandemic, including, but not limited to, the COVID-19 pandemic, and governmental actions related to the same; (c) any change affecting any of the Hydrocarbon transportation, distribution, storage, processing or sales industries, generally, or the target markets or systems of the Company in particular; (d) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions; (e) any proposed or actual change in any Laws (including Environmental Laws) or the Accounting Principles; (f) any effects of weather (including any impact on customer use patterns), geological or meteorological events or other natural disaster; (g) any change caused by the pending sale of the Company Interests to Purchaser, including changes due to the credit rating of Purchaser or its Affiliates; (h) any actions to be taken pursuant to or in accordance with this Agreement, or taken at the request of or with the consent of Purchaser; (i) the announcement or pendency of the Transactions; (j) the death, incapacitation, withdrawal, resignation, or involuntary termination of one or more Continuing Employees prior to the occurrence of Closing; and (k) any failure by the Company to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period.

“Material Contracts” has the meaning given to it in Section 4.10(a); provided, however, that in no event, shall the term “Material Contracts” include any instrument related to or giving rise to the Company’s interest in Company Real Property.

“Net Working Capital” means, with respect to the Company, as of the Closing Date (without giving effect to the Transactions contemplated hereby), the following consolidated current assets minus the following consolidated current liabilities, as determined in accordance with the Accounting Principles: (a) vacation liabilities, (b) accrued Employee compensation obligations, including payroll, and such other accounts payable set forth on Schedule 1.1-NWC, (c) inventory set forth on Schedule 1.1-NWC, (d) pre- paid insurance premiums, (e) cash sufficient to satisfy all accrued Employee compensation obligations set forth in item (b), above, as of the Closing, and (f) the first-in-time-collected accounts receivable of the company in an amount not to exceed One Million Five Hundred Thousand and No/100s United States Dollars ($1,500,000.00 USD) (the latter, the “First $1.5”). The Parties acknowledge and agree that Net Working Capital excludes (x) Taxes, and (y) all accounts receivable in excess of the First $1.5, accounts payable, and cash in excess of (e), above, as of the Closing. The Parties further acknowledge and agree that such accounts receivable identified in subsection (f), above, shall be subject to Purchaser’s ongoing collection efforts set forth in the Assignment of Accounts.

“Non-Confidential Information” means any and all confidential, proprietary or otherwise non- public information that would otherwise constitute Confidential Information with respect to Purchaser or Seller pursuant to the definition thereof that:

(a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the recipient or any of their respective Affiliates or Representatives;

(b) was already known to the recipient, as applicable, prior to such information being furnished to the recipient, other than, with respect to Seller or its Affiliates or Representatives, any such information pertaining to the Company or the ownership or operation of its Assets known at or prior to the Effective Date;

(c) becomes available to recipient from a third party that, to the knowledge of recipient, was not subject to any prohibition against transmitting such information; provided that this clause (c) shall not apply to any such information in the possession of Seller or its Affiliates or Representatives at or prior to the Effective Date pertaining to the Company or its Assets; or

(d) is developed by recipient independently of and without utilizing any Confidential Information.

“Non-Reimbursable Damages” means special, punitive, exemplary, incidental, consequential, or indirect damages, or lost profits, whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from such other Party’s or any of its Affiliates’ sole, joint or concurrent negligence, strict liability or other fault.

“Notice” has the meaning given to it in Section 11.1(a).

“Notice Period” has the meaning given to it in Section 10.4(a).

“Order” means any writ, judgment, decree, order, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, arbitrator or other Governmental Authority (in each such case whether preliminary or final).

“Organizational Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational and governance documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Other Party” has the meaning set forth in Section 11.14.

“Other Party Group Member(s)” has the meaning set forth in Section 11.14.

“Outside Date” means December 31, 2023.

“Owned Real Property” means the real property described on Schedule 1.1-ORP.

“Party” or “Parties” has the meaning given to it in the introduction to this Agreement.

“Pass-Through Tax Return” means any federal or state Tax Return used to report the income, gains, losses, deductions, credits, or similar items from the operation of a partnership or other pass-through entity for Income Tax purposes where the direct or indirect owners (instead of such partnership or pass through entity) are subject to taxation from the income, gains, losses, deductions, credits or similar items reported on such Tax Return.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar Consents granted by a Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes or assessments (i) not yet due or delinquent or (ii) being contested in good faith by appropriate Proceedings; (b) any statutory or other Lien arising in the ordinary course of business and by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by or on behalf of the Company; (c) any conditions relating to the Company Real Property that are disclosed on any pro forma or other title commitments, title opinions, surveys, reports or opinions made available to Purchaser; (d) any other imperfection or irregularity of title and other Liens that would not reasonably be expected to materially interfere with or impair the use of the property burdened thereby; (e) utility easements, restrictive covenants and defects, imperfections or irregularities of title that are disclosed on any pro forma or other title commitments, title opinions, surveys, reports or opinions made available to Purchaser; (f) zoning, planning, regulatory and other similar limitations and restrictions, all rights of any Governmental Authority to regulate the Company Real Property; (g) the terms and conditions of the Permits of the Company or the Contracts listed on Schedule 4.10(a); (h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws; (i) any Lien that is released on or prior to Closing; and (j) the matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Personal Information” means any information that alone or in combination with other information can be used to identify an individual person.

“Pledge Agreement” means an instrument assigning and transferring a lien and security interest in the Company Interests of the Company substantially and materially in the form and content set forth on Exhibit H.

“Pre-Closing Tax Period” means any Tax period ending before or on the Closing Date and that portion of any Straddle Period ending at the end of the day on the Closing Date.

“Proceeding” means any complaint, lawsuit, action, suit, claim (including claim of a violation of Law), hearing or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“PTC” means Pilot Travel Centers LLC, a Delaware limited liability company.

“PTC Group” means PTC and (a) its officers, directors, managers, members, and employees, (b) any current or prospective limited partner, member or other direct or indirect holder of equity interests in any of the foregoing or any Affiliate thereof (including any predecessor or successor thereof), but excluding Seller and any Person that directly, or indirectly through one or more intermediaries, is controlled by the Seller.

“Purchase Price” has the meaning given to it in Section 2.2.

“Purchaser” has the meaning given to it in the introduction to this Agreement.

“Purchaser Leases” means agreements for the lease of the Carlsbad Yard, the Falls City Yard, and the South Karnes Yard substantially and materially in the form and content set forth on Exhibit E.

“Purchaser Note” means a secured promissory note substantially and materially in the form and content set forth on Exhibit B hereto, in an original principal amount equal to the Purchase Price.

“Purchaser Related Person(s)” has the meaning set forth in Section 10.3(b).

“Records” means books, records, data and files of the Company, including all Contracts and any and all title, Tax, financial, employment, technical, operational, construction, engineering, environmental, and safety records and information and all correspondence, including electronic correspondence; provided that the foregoing shall expressly exclude e-mails (i) to the extent the same do not utilize an “@etllcusa.com” domain, (ii) to the extent the same do utilize the “@etllcusa.com” domain and which have been sent, received, or composed prior to the Closing, (iii) any records or other information relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids, other than any confidentiality agreements, non-disclosure agreements or similar arrangements entered into by the Company with respect to other bids in connection with the Transaction, (iv) any attorney-client privileged communications and attorney-client work product of the Company made or delivered prior to the Closing; and further provided that the foregoing shall exclude information and records relating to the Excluded Assets.

“Recoveries” has the meaning given to it in Section 10.5(b).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, legal counsel, accountants, financial advisers, lenders, investors, and consultants.

“Schedules” means the schedules attached to this Agreement.

“Security Agreement” means an security agreement and financing statement assigning and transferring a lien and security interest in and to Trucking Assets substantially and materially in the form and content set forth on Exhibit G.

“Seller” has the meaning given to it in the introduction to this Agreement.

“Seller Appointees” means all current and former officers, managers, directors and similar governing persons of the Company that are or were in control, or in control of a core function, of Seller or any of its respective Affiliates.

“Seller Group Member(s)” has the meaning set forth in Section 11.14.

“Seller-Level Contract” means each Contract between either (a) a third party, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, or (b) a third party, on the one hand, and PTC, on the other hand, but under which the Company may derive benefits, such as enterprise- wide licenses or “master” agreements.

“Seller Marks” means the “Pilot”, “Pilot Flying J”, “Flying J”, “Pilot Travel Centers”, “Pilot Water Solutions”, “Pilot Water”, and related names, together with all marks, logos and insignias of “Pilot Flying J” and all permutations thereof. Seller Marks shall expressly exclude “Equipment Transport” and any related names, marks, logos and insignias, which shall not be considered Seller Marks for purposes of this definition.

“Seller Related Persons” has the meaning set forth in Section 10.3(a).

“Seller Released Claims” has the meaning set forth in Section 10.3(a).

“Short-Year Tax Return” means any Pass-Through Tax Return for a Tax period ending at the Closing or on the Closing Date or, if applicable, any other Pass-Through Tax Return for a Tax period beginning after December 31, 2023.

“South Karnes Yard” means all that certain real property, permanent improvements, and fixtures located at 620 S. CR 153, Kenedy, Texas 78119.

AMI “Stock Pledge Agreement” means an instrument assigning and transferring a lien and security interest in a certain number of common shares of Vivakor, Inc., a Nevada corporation, substantially and materially in the form and content set forth on Exhibit J.

“Straddle Period” means any Tax period that begins before the Closing Date and ends on or after the Closing Date.

“Tax” or “Taxes” means any federal, state, local or foreign income, fuels, franchise, gross receipts, gross margins, unclaimed property, escheat obligations, payroll, employment, ad valorem, sales, use, employment, social security, disability, occupation, property, severance, value added, goods and services, documentary, stamp duty, transfer, conveyance, capital stock, excise, withholding or other taxes of any kind whatsoever imposed by or on behalf of any Taxing Authority, including any interest, penalty or addition thereto, whether disputed or not and whether or not shown on any Tax Return.

“Tax Allocation Statement” has the meaning given to it in Section 6.3(h)(ii).

“Tax Proceeding” means any audit, litigation, claim for refund, or other Proceeding with respect to Taxes.

“Tax Refund Claim” has the meaning given to it in Section 6.3(e).

“Tax Return” means any declaration, report, statement, form, return, Records, or other document or information required to be supplied to a Taxing Authority or requested by any Taxing Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with collection or administration of such Tax for such Governmental Authority.

“Third Party Claim” has the meaning given to it in Section 10.4(a).

“Trade Secrets” means trade secrets, including any similar rights under applicable Laws in any information, including inventions, discoveries and invention disclosures, formulae, know-how, confidential or proprietary information, methods, processes, protocols, specifications, patterns, techniques, research in progress, algorithms, data, designs, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, testing procedures and testing results, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees or charges.

“Transition Services Agreement” means an Transition Services Agreement substantially and materially in the form and content set forth on Exhibit D hereto.

“Trucking Assets” means all commercial tractors, commercial trailers, and associated rigging, gauging, and metering equipment used in connection with the Company Business and listed on Schedule 1.1-TA.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

1.2. Rules of Construction. All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the Effective Date. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them in accordance with the Accounting Principles.

(e) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(f) With respect to the Company, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of the Company.

(g) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(h) The phrase “made available” means that Purchaser or one of its Affiliates or Representatives has had the opportunity prior to the Closing to review such documents or materials at the office of Seller or its Affiliates or electronically by virtue of the Data Room or otherwise.

ARTICLE II.

PURCHASE AND SALE AND CLOSING

2.1. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to convey to Purchaser, the Company Interests.

2.2. Purchase Price. The purchase price for the purchase and sale of the Company Interests shall be an amount equal to Twelve Million Five Hundred Thousand and No/100s United States Dollars ($12,500,000.00 USD) (the “Purchase Price”).

2.3. Closing. The closing of the Transactions (the “Closing”) shall take place electronically at the offices of Jackson Walker LLP, 2323 Ross Avenue, Suite 600, Dallas, Texas 75201 on the Closing Date. The Closing shall be effective for all purposes at 12:01 A.M., local time, in Dallas County, Texas, on the Closing Date.

2.4. Closing Deliveries.

(a) At Closing, Seller shall deliver, or shall cause to be delivered, the following:

(i) a counterpart of the Assignment of Member Interest executed by Seller;

(ii) a counterpart of the Security Agreement executed by Seller;

(iii) a counterpart of the AMI Agreement caused to be executed by Seller;

(iv) a counterpart of the Transition Services Agreement executed by Seller;

(v) counterparts of the Purchaser Leases, executed by the Lessor party thereto;

(vi) a counterpart of the Assignment of Accounts executed by Seller;

(vii) a counterpart of the Pledge Agreement executed by Seller;

(viii) a counterpart of the Stock Pledge Agreement executed by Seller;

(ix) a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) with respect to Seller (or, if Seller is an entity disregarded as separate from its owner, its regarded owner);

(x) a certificate of good standing (or its equivalent) of the Company by the Secretary of State in the jurisdiction of its formation and each other jurisdiction where it is qualified to do business, in each case dated no earlier than five (5) Business Days prior to Closing;

(xi) resignations of the Seller Appointees actively holding a position within the Company immediately prior to Closing or, alternatively, evidence demonstrating the removal of, such Seller Appointees, which are to be effective immediately prior to the Closing;

(xii) evidence of all Consents, as set forth on Schedule 3.3, required to consummate the Transactions; and

(xiii) such other certificates, instruments, and/or documents required by this Agreement or as may be reasonably requested by Purchaser prior to the Closing Date to carry out the intent and purposes of this Agreement.

(b) At Closing, Purchaser shall deliver, or shall cause to be delivered, the following:

(i) a counterpart of the Assignment of Member Interest executed by Purchaser;

(ii) a counterpart of the Purchaser Note executed by Purchaser;

(iii) a counterpart of the Security Agreement executed by the Company;

(iv) a counterpart of the Pledge Agreement executed by Purchaser;

(v) a counterpart of the AMI Agreement executed by the Company;

(vi) a counterpart of the Transition Services Agreement executed by Company;

(vii) counterparts of the Purchaser Leases executed by the Lessee party thereto;

(viii) a counterpart of the Stock Pledge Agreement executed by the Pledgor thereto; and

(ix) such other certificates, instruments and documents required by this Agreement or as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

2.5. Net Working Capital. The Company shall only have the Net Working Capital at Closing, and no other current assets or current liabilities.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Subject to the disclosures made by Seller in the Schedules, Seller hereby represents and warrants to Purchaser that, to the Knowledge of Seller, each of the following statements is accurate in all material respects as of the Closing Date:

3.1. Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

3.2. Authority. Seller has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Seller at Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to be delivered by Seller at Closing, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary organizational action. This Agreement has been (and the Ancillary Agreements to be delivered by Seller at Closing will, at Closing, be) duly and validly executed and delivered by Seller and constitute (or, in the case of the Ancillary Agreements to be delivered by Seller at Closing will, at Closing, constitute) the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3. No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 3.3, and (ii) as may result from any facts or circumstances relating solely to Purchaser and/or its Affiliates, the execution and delivery by Seller of this Agreement does not, and the Ancillary Agreements to be delivered by Seller at Closing and the performance by Seller of its obligations under this Agreement and such Ancillary Agreements do not:

(a) violate or result in a breach of any of the Organizational Documents of Seller;

(b) require any additional Governmental Approval not already obtained to be made or obtained by Seller in connection with Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements to be delivered by Seller at Closing or Seller’s consummation of the Transactions; or

(c) violate or result in a breach of any Law applicable to Seller, except for such violations or breaches as would not reasonably be expected to result in a Material Adverse Effect on Seller’s ability to consummate the Transactions.

3.4. Title to Company Interests. Immediately prior to the Closing, Seller owns, holds of record and is the beneficial owner of the Company Interests set forth on Schedule 3.4, free and clear of all Liens and restrictions on transfer other than those arising pursuant to (a) this Agreement, (b) the Organizational Documents of the Company, (c) applicable securities Laws or (d) as set forth on Schedule 3.4.

3.5. Legal Proceedings. There is no Proceeding (filed by any Person other than Purchaser or any of its Affiliates) pending or threatened in writing against Seller before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal or preventing or delaying any of the Transactions.

3.6. Compliance with Laws and Orders. Seller is not in violation of or in default under, any Law or Order applicable to Seller or its assets the effect of which, in the aggregate, would reasonably be expected to materially impede Seller’s ability to consummate the Transactions.

3.7. Brokers. Seller has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Purchaser or the Company, other than as contemplated by Section 4.17 herein, could become liable or obligated.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the disclosures made by Seller in the Schedules, Seller, on behalf of the Company, hereby represents and warrants to Purchaser that, to the Knowledge of Seller, each of the following statements is accurate in all material respects as of the Closing Date:

4.1. Organization. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Pennsylvania, and has all requisite limited liability company power and authority to conduct its business as it is now being conducted. The Company is duly qualified or licensed to do business in Pennsylvania. The Company is duly qualified to transact business and is in good standing in each jurisdiction where such authorization or qualification is necessary. Seller has made available complete and accurate copies of the Organizational Documents of the Company.

4.2. No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 4.2, and (ii) as may result from any facts or circumstances relating solely to Purchaser and/or its Affiliates, the execution and delivery by Seller of this Agreement does not, and the performance by Seller of its obligations under this Agreement do not:

(a) violate or result in a breach of any of the Organizational Documents of the Company;

(b) result in any breach of, or constitute a material default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any Person (including any Governmental Authority) any right of termination, Consent, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) pursuant to any Material Contract, except as would not reasonably be expected to result in a Material Adverse Effect on the Company; or

(c) violate or result in a breach of any Law applicable to the Company, except as would not reasonably be expected to result in a Material Adverse Effect on the Company.

4.3. Governmental Approvals. No additional Governmental Approval not already obtained is required to be made or obtained by or for the Company in connection with Seller’s execution, delivery and performance of this Agreement or Seller’s consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Purchaser or its Affiliates, (b) as would not reasonably be expected to result in a material liability to the Company and (c) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign.

4.4. Capitalization; Rights to Acquire Equity.

(a) Schedule 4.4(a) sets forth all of the issued and outstanding Interests of the Company. The Company Interests have been validly issued, are fully paid (to the extent required under the Company LLC Agreements) and non-assessable. The Company Interests constitute all of the issued and outstanding Interests in the Company as of the Closing Date and as of immediately prior to Closing. Except as set forth in the Organizational Documents of the Company, or as set forth on Schedule 4.4(a), there are no outstanding (a) securities of the Company convertible into or exchangeable for shares of capital stock or other Interests or voting securities of the Company, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in the Company, (c) options or other rights of the Company to acquire from Seller, and no obligation of the Company to issue, any shares of capital stock or other Interest or voting securities of the Company or any securities convertible into or exchangeable for such shares of capital stock or other Interest or voting securities, other than pursuant to this Agreement, (d) equity equivalents or other similar rights of or with respect to the Company, or (e) obligations of the Company to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, Interests or rights.

(b) Except as set forth herein or on Schedule 4.4(a), the Company does not own or control, directly or indirectly, any capital of or other interest in or have any other investment in any Person and is not a participant in any joint ventures, partnerships, or similar arrangements. There are no agreements, voting trusts or other agreements or understandings to which Seller or the Company are a party or by which they are bound with respect to the transfer or voting of any equity interests of the Company.

4.5. Insurance. Schedule 4.5 sets forth accurate and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies (including any insurance policies relating to any Benefit Plan) maintained by the Company or maintained by Seller for the benefit of the Company (collectively, the “Insurance Policies”). Copies of all Insurance Policies have been previously made available by the Company to Purchaser, which copies are true, accurate and complete in all respects. Each Insurance Policy is valid, binding and in full force and effect. The Company is not in breach of any Insurance Policy in any material respect and the Company has not received any written notice of cancellation or non-renewal of, premium increase with respect to, or material alteration of coverage under any Insurance Policy. Claims filed under any Insurance Policy that are pending as of the Closing Date are set forth in Schedule 4.5.

4.6. Legal Proceedings. Except as disclosed on Schedule 4.6, there are no Proceedings filed by any Person pending, or threatened in writing against the Company. Except as disclosed on Schedule 4.6, there is no Proceeding by the Company pending or which the Company intends to initiate.

4.7. Compliance with Laws and Orders. Except as set forth on Schedule 4.7:

(a) The Company is in compliance in all material respects with all Laws and Orders applicable to it.

(b) Since the date on which Seller acquired the Company Interests, the Assets of the Company and the Company Business have been maintained and operated in compliance in all material respects with and otherwise comply in all material respects with all applicable Laws and directives of all applicable Governmental Authorities (and all applicable Laws promulgated pursuant thereto), if any, having jurisdiction over such Assets, including Environmental Laws.

(c) There are no Proceedings pending against the Company, nor, since the date on which Seller acquired the Company Interests, have there been any Proceedings pending or threatened in writing against the Company that alleged a material violation of any federal or state regulations applicable to the Company Business.

4.8. Financial Statements.

(a) Seller has made available to Purchaser true and accurate copies of, or access to, the pro forma unaudited consolidated balance sheet of the Company as of the Closing Date (the “Balance Sheet Date”, and the “Financial Statements”, respectively).

(b) The Financial Statements fairly and accurately present, in all material respects, the pro forma consolidated balance sheet of the Company as of the Closing, in accordance with the Accounting Principles, except as may be noted therein and with respect to the Financial Statements for the absence of footnotes and certain immaterial adjustments thereto. Except for Permitted Liens, immediately after Closing, the Company will own, lease or otherwise have the right to use (including by virtue of agreements contemplated in connection with the Transactions) all tangible Assets at the Closing.

4.9. Taxes. Except as disclosed on Schedule 4.9:

(a) All income and other material Tax Returns required to be filed by the Company have been duly and timely filed (taking into account any applicable extension of time for filing) with the appropriate Taxing Authority, and all such Tax Returns were true, correct and complete in all material respects. All income and other material Taxes owed by the Company (or for which the Company may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return). The Company has timely collected or withheld all material Taxes required to be collected or withheld and has paid over to the appropriate Governmental Authority all amounts so collected or withheld. There are no Liens (other than Permitted Liens) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any material Tax.

(b) There is no Tax Proceeding now pending in favor of or threatened in writing against the Company in respect of any income or other material Tax.

(c) There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any income or other material Tax by the Company.

(d) There is no outstanding claim, assessment, proposed assessment, or deficiency against the Company for any income or other material Tax that has been asserted in writing by any Taxing Authority.

(e) No claim has been made or proposed (in each case in writing) by any Taxing Authority to the Company in a jurisdiction where the Company does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction.

(f) The Company has not received any written correspondence from any Taxing Authority requesting that the Company provide information regarding the Company’s business activities in a jurisdiction where the Company does not currently file a Tax Return or requesting that the Company begin filing a Tax Return in such jurisdiction, in each case with respect to material Taxes.

(g) The Company has no liability for any income or other material Tax of any person as a transferee or successor, by contract or otherwise, other than an agreement entered into in the ordinary course of business and not primarily relating to Tax.

(h) There are no Tax rulings or closing agreements relating to or with respect to income or other material Taxes of the Company that have been entered into or issued by any Tax authority.

(i) The Company is not a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of material Taxes other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax.

(j) The Company has not participated, or is not currently participating, in any listed transactions within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k) None of the Company’s assets are subject to any Tax partnership agreement or provisions requiring a partnership Income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute. For the avoidance of doubt, this Section 4.9(k) does not apply to the Company itself.

(l) The Company is properly classified, and has been classified since its formation, as a limited liability company for U.S. federal Income Tax purposes and, to the extent permissible, state Income Tax purposes. The Company has not made any filing with any Tax authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for Income Tax purposes.

(m) Notwithstanding anything to the contrary, this Section 4.9 contains the exclusive representations and warranties of the Company with respect to the Tax matters.

4.10. Material Contracts.

(a) Schedule 4.10(a) sets forth a list of the following Contracts to which the Company is a party as of the Closing Date (such Contracts, being collectively referred to herein as the “Material Contracts”):

(i) any Contract for the future transportation of produced saltwater or other oilfield waste produced in connection with the production of Hydrocarbons and in connection with the Company Business that is expected to result, based on historical practice of the Company, in gross revenues or gross expenditures in excess of $1,200,000 in any calendar year;

(ii) any Contract for the future exchange, sale, gathering, collection, or storage of produced saltwater or other oilfield waste produced in connection with the production of Hydrocarbons and in connection with the Company Business is expected to result, based on historical practice of the Company, in gross revenues or gross expenditures in excess of $1,200,000 in any calendar year;

(iii) other than Contracts of the nature addressed by Section (i) or Section (ii), any Contract (A) for the future sale of any Asset or (B) that grants a right or option to purchase in the future any Asset, other than in each case any Contract with a purchase or similar price of less than $1,200,000;

(iv) other than Contracts of the nature addressed by Section (i) or Section(ii), any Contract for the future receipt of any Assets or services requiring payments in excess of $1,200,000 in any calendar year;

(v) any Contract for lease of equipment involving aggregate payments in excess of $1,200,000 in any calendar year that are not terminable without penalty within sixty (60) days;

(vi) any Contract for expenditures or other approved capital commitments in excess of $1,200,000 in any calendar year;

(vii) any Contract for lease of personal property involving aggregate payments in excess of $1,200,000 in any calendar year that are not terminable without penalty within sixty (60) days;

(viii) any Contract relating to the Indebtedness of the Company or the mortgaging or pledging of any asset of the Company or granting of any Lien;

(ix) any Contract primarily concerning the establishment by the Company of a partnership, joint venture or similar arrangement and any joint operating agreement;

(x) any Contract containing any “most favored nation” or “right of first refusal” provision or minimum purchase obligation of the Company (including firm, fixed-price “take or pay” obligations or minimum volume commitments);

(xi) any Contract materially restricting or limiting the Company’s ability to compete or conduct a line of business, including any Contract that requires the Company to deal exclusively with a third party in connection with the sale or purchase of any product or service;

(xii) any Contract (A) for the employment or the personal services of any individual performing services for the Company or relating to the Company Business on a full- time, part-time, consulting or other basis that is not terminable without any financial obligation or other liability with the Company or an Affiliate of Seller, (B) providing for the payment of cash or other compensation or benefits upon the consummation of the Transactions with the Company or an Affiliate of Seller, or (C) providing for retention, change in control, severance, termination or bonus payments or benefits with the Company or an Affiliate of Seller;

(xiii) any outstanding agreement of guaranty by the Company in favor of any Person in an amount in excess of $1,200,000 in any calendar year;

(xiv) any Contract with Seller or any Affiliate of Seller or any member of the PTC Group;

(xv) any Contract with any employees, officers or directors of the Company or its Affiliates, or any family members of such employees, officers or directors;

(xvi) any Contract with a Governmental Authority; or

(xvii) any Contract under which the consequences of a default or termination would reasonably be likely to have a Material Adverse Effect.

One or more Contracts entered into to execute a single transaction or a series of related transactions shall be deemed to constitute one Contract for the purpose of determining whether such Contract(s) meet a financial threshold set out in this Section (a).

(b) Seller has made available to Purchaser true, accurate and complete copies of all Material Contracts in existence as of the Closing Date.

(c) Except with respect to Material Contracts that have expired in accordance with their terms, each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Company and the other party thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles.

(d) (i) Neither the Company nor any other party to any Material Contract, is in breach or default in any material respect under any Material Contract, and (ii) there are no Proceedings pending nor threatened in writing under or relating to any Material Contract. Except with respect to Material Contracts that have expired in accordance with their terms, none of the Material Contracts have been cancelled, terminated, amended or modified (except for change orders and similar modifications in the ordinary course of business) and the Company has not provided or received any notice of any intention to cancel, terminate, amend or modify any Material Contract.

(e) Except as set forth on Schedule 4.10(e) and certain of the Ancillary Agreements, the Company is not a party to any Intercompany Contract.

4.11. Company Real Property.

(a) Except for Permitted Liens, the Leased Real Property constitute the material real property used in the conduct of the Company Business as of the Closing Date. Except as set forth on Schedule 4.11(a), with respect to the Company, since the date on which Seller acquired its interests in the Company, neither the Seller nor the Company have (i) created, made, or granted any Encumbrances on the Leased Real Property, except for Permitted Liens, or (ii) released, sold, conveyed, leased, transferred, or assigned all or any material portion of an interest in the Leased Real Property to any other Person.

(b) The Company has no Owned Real Property as of the Closing Date, and there is currently no Owned Real Property used by the Company in connection with the Company Business.

(c) With respect to the Leased Real Property, except for Permitted Liens: (i) there are no expired leases pursuant to which the Company currently uses or occupies real property on a month-to-month basis and (ii) the Company does not rent or lease any Leased Real Property as landlord or lessor, and no Person, other than the Company, has any right (whether as a lessee, licensee, invitee, or otherwise) to enter, occupy, or use any portion of the Leased Real Property except for activities that do not interfere with the conduct of Company Business and which are disclosed in Schedule 1.1-LRP.

(d) There is no pending condemnation or eminent domain Proceeding by any Governmental Authority or other entity with condemnation or eminent domain power with respect to any part of the Leased Real Property that would materially interfere with the conduct of Company Business, nor has any such Proceeding been threatened in writing.

4.12. Trucking Assets. The Company has good and marketable title, or a valid leasehold interest, free of all Liens, other than Permitted Liens, to all of the material tangible personal property reflected in the Financial Statements. The Company has good and marketable title to all of the Trucking Assets.

4.13. Permits. The Company possesses all material Permits that are required for the ownership and operation of the Company Business in the manner in which it is currently owned and operated, which Permits are set forth on Schedule 4.13. All such Permits are in full force and effect in all material respects and there are no Proceedings pending or threatened in writing that seek the suspension, revocation or material adverse modification of any such Permit. The Company is in compliance in all material respects with each such Permit.

4.14. Environmental Matters. Except as disclosed on Schedule 4.14:

(i) the Company is in compliance in all material respects with all applicable Environmental Laws;

(ii) no Proceeding with respect to any Environmental Claim is pending or threatened in writing against the Company before or by any Governmental Authority under any applicable Environmental Laws;

(iii) the Company has not assumed by Contract or operation of Law, from any Person, material remedial obligations or other Loss under Environmental Laws other than indemnity obligations included in Contracts entered into in the ordinary course of business, and no demand under any indemnity obligation pursuant to a Contract has been made or threatened in writing as of the Closing Date;

(iv) there has been no Release of any Hazardous Material by the Company at, on, under or from any Owned Real Property or Leased Real Property in material violation of applicable Environmental Laws or in a manner that has given or would reasonably be expected to give rise to material remedial obligations or other material Loss under applicable Environmental Laws; and

(v) the Company has made available all material environmental reports, reports relating to any environmental investigation or cleanup or other environmental documentation in Seller’s or its possession, custody or control relating to the Owned Real Property and Leased Real Property or compliance with Environmental Laws.

4.15. Employees and Labor Matters.

(a) Schedule 4.15(a) lists, as of the Closing Date, each Employee, and for each such Employee, the Employee’s (i) name, (ii) date of hire and (iii) job title. As of the Closing Date, Seller has provided Purchaser with a true and complete list for each such Employee which includes each such Employee’s (i) current annualized base salary or base hourly pay rate, (ii) target annual cash bonus amount, (iii) Fair Labor Standards Act status, (iv) work location, (v) status (e.g., full- time, part-time, temporary, leave), (vi) paid time off accrued, and (vii) service credited for purposes of vesting and eligibility to participate under the Company Benefit Plans.

(b) The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. There has not been any union organizing activity or any similar activity affecting the Company or any of its employees. There has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor activity or dispute affecting the Company or any effort by any labor union to organize any Employees.

(c) Each employment or severance agreement to which the Company is a party that provides benefits to any Employee which is not terminable at will or which contains any severance or termination pay or other compensatory obligations other than accrued payment obligations for services rendered to date is set forth on Schedule 4.15(c).

(d) The Company is not delinquent in payments to any of its Employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such Employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification (including, without limitation the Fair Labor Standards Act of 1938), equal employment opportunity, affirmative action, nondiscrimination, immigration, wages, hours, benefits, the payment of social security and similar taxes, occupational safety and health, plant closings, WARN, collective bargaining, Age Discrimination in Employment Act, and other similar applicable statutes or regulations of any jurisdiction. The Company has not received any notice from a Governmental Authority that it is not in or has not been in compliance with any Laws relating to the employment of labor, including those listed above, or that the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company has, for purposes of coverage under Company Benefit Plans and for payroll tax purposes, correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents of the Company. Any and all notices to, or filings or registrations with, any labor organizations, works council or any similar person, required to be made by the Company with respect to any of its Employees in connection with the execution of this Agreement has been timely given or made. The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

4.16. Brokers. Except for obligations owed to Raymond James & Associates, Inc., the Company does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Purchaser or the Company (or its Affiliates) could become liable or obligated.

4.17. Intellectual Property.

(a) Schedule 4.17(a) sets forth any material Intellectual Property licensed by the Company at the Closing, other than generally available, off-the-shelf software applications (“Licensed IP”). The Company owns or has a valid and enforceable license to use all material Licensed IP used in or necessary for their business as currently conducted. The Company has fully paid all applicable royalties and other amounts due under any Contract pursuant to which any Licensed IP (including computer software) is licensed to (or subject to a covenant not to sue) the Company, and all such Contracts are valid, binding and in full force and effect.

(b) Except as set forth in Schedule 4.17(b),the conduct of the business of the Company does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person, and has not in the past four (4) years, infringed, misappropriated or otherwise violated any Intellectual Property of any Person, in each case, where such infringement, misappropriation or violation resulted in or is likely to result in material liability to the Company. No Person is infringing, misappropriating or otherwise violating any material registered Intellectual Property owned by the Company (“Owned IP”).

(c) The Company has taken all reasonable measures to protect the confidentiality and value of all Trade Secrets included in the Owned IP, and such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to written, valid and enforceable non- disclosure or license agreements which have not been breached.

(d) The Company’s information technology Assets (i) operate and perform in all material respects as required by the Company for the operation of its business, (ii) have not malfunctioned or failed in a manner that has had a material impact on the business of the Company and (iii) are free from bugs or other defects except for bugs and defects that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Person has gained unauthorized access to any Company Asset in a manner that has resulted or could reasonably be expected to result in any material liability to the Company. The Company has implemented commercially reasonable backup and disaster recovery technology processes that are consistent with industry practices in all material respects.

(e) The Company has complied in all material respects with all applicable Law and contractual and fiduciary obligations relating to the collection, storage, use, transfer and any other processing of Personal Information. There has been no unauthorized access to or misuse of any Personal Information in the possession or under the control of the Company that has resulted in or is likely to result in material liability to the Company.

4.18. Financial and Bank Accounts. Schedule 4.18 sets forth the account information and authorized signatories for all financial accounts and instruments, bank accounts, safety deposit boxes, and lock boxes maintained by the Company.

4.19. Subsidiaries.

(a) EmployeeCo is a limited liability company, duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to conduct the business of EmployeeCo as it is now being conducted, except for those licenses, authorizations, permits, consents, and approvals the absence of which would not be material to EmployeeCo. EmployeeCo is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which the nature of the activities conducted by it makes such qualification or licensing necessary, except in those jurisdictions where failure to be so qualified or licensed would not constitute a Material Adverse Effect. EmployeeCo and its respective jurisdiction of organization and qualification is identified on Schedule 4.19. Except as set forth in Schedule 4.19, the Company and EmployeeCo do not, directly or indirectly, own any Interest in any other Person.

(b) Except as disclosed on Schedule 4.19, all Interests of EmployeeCo are owned by the Company, directly or indirectly, free and clear of all Liens other than Liens that will be released at or before Closing, Liens arising under the Organizational Documents of EmployeeCo, or applicable securities Laws. Except as disclosed in Schedule 4.19, EmployeeCo has not granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment, or issue of any unissued interests, units, or other securities (including convertible securities or warrants) of EmployeeCo. All EmployeeCo Interests have been duly authorized and validly issued and were not issued in violation of, or (except as disclosed in Schedule 4.19) subject to, any preemptive rights or preferential rights of subscription or purchase of any other Person.

(c) None of the EmployeeCo Interests are subject to any voting trust, member or partnership agreement, or voting or other agreement, right, instrument, or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption, or voting of any EmployeeCo Interests, other than the Organizational Documents of EmployeeCo or as set forth on Schedule 4.19. There are no outstanding contractual obligations to repurchase, redeem, or otherwise acquire any Interests. The EmployeeCo Interests constitute one hundred percent (100%) of the Interest in EmployeeCo.

4.20. Excluded Assets. At the Closing, the Company shall not own, and Seller shall cause to be assigned and transferred by the Company to another Party prior thereto, all those certain assets more particularly described on Schedule 4.20 (the “Excluded Assets”). Subsequent to the Closing, the Company shall have no right, title, interest or claim in or to the Excluded Assets.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

5.1. Organization. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas. Purchaser has all requisite power and authority to own, lease, license, use and operate its properties and assets and to carry on its business, and is duly qualified, registered or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property or other assets owned, leased, licensed, used or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing would not, individually or in the aggregate, be material to Purchaser or the consummation and performance by Purchaser of this Agreement or the Ancillary Agreements to which it is a party.

5.2. Authority. Purchaser has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Purchaser at Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to be delivered by Purchaser at Closing, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary organizational action. This Agreement has been (and the Ancillary Agreements to be delivered by Purchaser at Closing will, at Closing, be) duly and validly executed and delivered by Purchaser and constitute (or, in the case of the Ancillary Agreements to be delivered by Purchaser at Closing will, at Closing, constitute) the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

5.3. No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 5.3 and (ii) as may result from any facts or circumstances relating solely to Seller and/or its Affiliates, the execution and delivery by Purchaser of this Agreement does not, and the Ancillary Agreements to be delivered by Purchaser at Closing and the performance by Purchaser of its obligations under this Agreement and such Ancillary Agreements do not:

(a) violate or result in a breach of the Organizational Documents of Purchaser;

(b) require any additional Governmental Approval not already obtained to be made or obtained by Purchaser in connection with Purchaser’s execution, delivery and performance of this Agreement and the Ancillary Agreements to be delivered by Purchaser at Closing or Purchaser’s consummation of the Transactions; or

(c) violate or result in a breach of any Law applicable to Purchaser.

5.4. Legal Proceedings. There is no Proceeding (filed by any Person other than Seller or any of its Affiliates) pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal or preventing or delaying any of the Transactions.

5.5. Compliance with Laws and Orders. Purchaser is not in violation of or in default under, any Law or Order applicable to Purchaser or its assets the effect of which, in the aggregate, would reasonably be expected to materially impede Purchaser’s ability to consummate the Transactions.

5.6. Brokers. Purchaser has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Seller or any of its Affiliates could become liable or obligated.

5.7. Acquisition as Investment. Purchaser is acquiring the Company Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Purchaser acknowledges that the Company Interests are not registered pursuant to 1933 Act and that none of the Company Interests may be transferred, except pursuant to an applicable exception under the 1933 Act and in accordance with all applicable Laws and the terms of the Organizational Documents of the Company. Purchaser is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

5.8. Financial Resources. Purchaser has cash on hand or credit unconditionally available, and will have cash on hand at Closing to enable it to perform the obligations set forth in the Transaction Documents and to consummate the Transactions.

5.9. Opportunity for Independent Investigation. In entering into this Agreement, Purchaser has relied solely upon Seller’s express representations and warranties set forth herein (as qualified by the disclosures in related Schedules, if and as applicable) and in the Closing Certificates to be delivered by Seller, Purchaser’s own expertise and Purchaser’s professional counsel as to the Transactions, the Company Interests and the Assets of the Company, and the value thereof, and not on any other comments, representations, warranties or statements of, or information provided by, Seller or any Representatives of Seller. Purchaser acknowledges and affirms that (a) it has performed an independent investigation, verification, analysis and evaluation of the Company Interests and Assets of the Company and has made all such reviews and inspections of the Company Interests and Assets of the Company as it has deemed necessary or appropriate to enter into this Agreement, (b) at Closing, Purchaser shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Company Interests and the Assets of the Company and made all such reviews and inspections of the Assets of the Company as Purchaser has deemed necessary or appropriate to consummate the Transactions, and (c) at Closing, Purchaser shall be deemed to have knowledge of all facts contained in such materials and documents or that would have been discovered by Purchaser’s Representatives’ exercise of reasonable care and due diligence in the course of such investigation, verification, analysis and evaluation. Except for the representations and warranties expressly made by Seller in Article III or Article IV (as qualified by the disclosures in related Schedules, if and as applicable) and in the Closing Certificates to be delivered by Seller, Purchaser acknowledges that neither Seller nor any other Person has made, and Purchaser has not relied upon, any representations or warranties, express or implied, as to the financial condition, physical condition, environmental conditions, liabilities, operations, business, prospects of or title to the Company Interests or the Company or any of its Assets. Purchaser has made, independently and without reliance on Seller or the Company (except to the extent that Purchaser has relied on the express representations and warranties of Seller in this Agreement and in the Closing Certificates to be delivered by Seller), its own analysis of the Company Interests, the Company and its Assets for the purpose of acquiring the Company Interests, and Purchaser has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Purchaser has no knowledge of any breach by Seller of any representation, warranty, or covenant contained in this Agreement, or of any condition or circumstance, that would excuse Purchaser from performance of its obligations under this Agreement.

ARTICLE VI.

COVENANTS

6.1. Regulatory and Other Approvals. Each Party shall, and shall cause its respective Affiliates to do each of the following: (i) promptly inform the other Party of (and, at the other Party’s reasonable request, supply to such other Party) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in connection with this Agreement or the Transactions; (ii) consult and cooperate reasonably with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and Proceedings with Governmental Authorities relating to this Agreement or the Transactions, including, subject to applicable Law, permitting the other Party to review in advance, and considering the reasonable views of the other Party with respect to, any proposed written communication between it and any Governmental Authority and to promptly provide the other Party with copies of any communication between it and any Governmental Authority; (iii) comply, as promptly as is reasonably practicable, with any requests received by a Party or any of its Affiliates under any applicable Law for additional information, documents or other materials; and (iv) reasonably contest or resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the Transactions as being in violation of any applicable Law. If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to the Transactions or any filings, investigations or inquiries made in connection with the Transactions, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting or discussion, to the extent permissible under applicable Law.

6.2. D&O Indemnity.

(a) Purchaser shall not, and shall cause the Company from and after Closing not to, amend, waive or otherwise modify the Organizational Documents of the Company to the extent such amendment, waiver or other modification reduces, limits, terminates or otherwise modifies any obligation of Purchaser or any of its Affiliates to indemnify pursuant to the Organizational Documents of the Company, any Seller Appointee or its respective Affiliates, in each case (i) in any manner materially adverse to any of the Seller Appointees, Seller or any of Seller’s Affiliates and (ii) unless and solely to the extent that, such amendment, wavier or modification applies to the liability of the Purchaser or its Affiliates (as applicable) during the period prior to the Closing Date.

(b) Purchaser shall cause the Company to, effective as of the Closing Date, continue to fully pay the premium for “tail” insurance policies that cover the Seller Appointees for a claims- reporting or discovery period of at least six years from and after the Closing Date from an insurance carrier with the same or better credit rating as the Company’s existing directors’ and officers’ insurance carrier and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any of the aforementioned persons by reason of his or her service as an officer or director of the Company at or prior to the Closing Date (including in connection with this Agreement or the Transactions).

6.3. Tax Matters.

(a) Seller shall prepare, or cause to be prepared, and file, or cause to be filed, all Pass- Through Tax Returns of the Company for any Pre-Closing Tax Period required to be filed after the Closing Date. In the case of any Short-Year Tax Returns, (i) such Tax Returns will be true, correct and complete in all respects, (ii) such Tax Returns shall be prepared by Seller on a basis consistent with past practice except to the extent otherwise required by applicable Law, (iii) not later than thirty (30) days prior to the due date for filing any such Tax Return, Seller shall deliver or make available a draft of any such Tax Return, together with all supporting documentation and workpapers, to Purchaser for its review and reasonable comment, and (iv) Seller shall cause such Tax Returns (as revised to incorporate Purchaser’s reasonable comments) to be timely filed and will provide a copy thereof to Purchaser.

(b) Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for or with respect to any Pre-Closing Tax Period due after the Closing Date, other than Pass-Through Tax Returns, and shall pay or cause to be paid all Taxes shown as due on such Tax Returns. Seller shall pay to Purchaser within fifteen (15) days after the date on which Purchaser pays the Taxes shown as due on the Tax Returns filed by Purchaser the amount of Taxes attributable to the Pre-Closing Tax Period, which amount shall be calculated as following: (x) the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (y) the amount of any real property Taxes, personal property Taxes and other Taxes of the Company shall be apportioned to Seller for the Pre-Closing Tax Period based on the amount of such Taxes for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Tax period. Such Tax Returns shall be prepared by Purchaser on a basis consistent with past practice except to the extent otherwise required by applicable Law, and not later than thirty (30) days prior to the due date for filing any such Tax Return (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period), Purchaser shall deliver or make available a draft of such Tax Return, together with all supporting documentation and workpapers, to Seller for its review and reasonable comment. Purchaser shall cause such Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and will provide a copy thereof to Seller. Notwithstanding anything to the contrary contained herein, Seller’s obligation under this Section (b) shall terminate with respect to each Tax Return (and the corresponding Taxes) of the Company immediately after Seller has reimbursed Purchaser as provided in this Section (b), and Seller shall have no obligation with respect to any amended Tax Return or any Tax Proceeding with respect to such Tax Returns or Taxes.

(c) The amount of any credits for or refunds of Taxes identified in Schedule 4.9 shall be for the account of Seller, and Purchaser shall pay to Seller the amount of such credits for or refunds of Taxes within fifteen (15) days of receiving such credits for or refunds of Taxes (including as an offset to any amount owed to any Governmental Authority). With respect to any shortfall of Taxes identified in Schedule 4.9, Seller shall pay to Purchaser the amount of any such shortfall within fifteen (15) days of receipt of notice of the shortfall of Taxes from the Company or Purchaser. Purchaser shall use reasonable efforts to recover or cause to be utilized the full amount of any credit for or refund of Taxes identified on Schedule 4.9.

(d) Seller shall be entitled to file (i) an amended Pass-Through Tax Return for any Pre- Closing Tax Period, other than a Short-Year Tax Return, and (ii) with the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, an amended Short-Year Tax Return (for the avoidance of doubt, no other amended Tax Return may be filed by Seller by or on behalf of the Company or with respect to the Assets of the Company). No amended Tax Return with respect to a Pre-Closing Tax Period shall be filed by Purchaser by or on behalf of the Company or with respect to the Assets of the Company without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no consent of Seller shall be required with respect to an amended Tax Return filed with respect to a Tax Return filed by Purchaser; further provided, however, that no consent of Seller shall be required with respect to any amended state Tax Return required to be filed pursuant to an IRS Revenue Agent’s Report.

(e) Seller shall have control of any audit, proceeding, examination, litigation or other procedure with respect to any matters relating to or arising out of any Pass-Through Tax Return with respect to the Company for any Pre-Closing Tax Period; provided, however, that Seller shall be required to make an election under Section 6226(a) of the Code or any similar provision under state Law with respect to any examination or audit of any Short-Year Tax Return; further provided, however, that Purchaser shall be entitled to participate in any such audit, proceeding, examination, litigation or other procedure, Seller shall keep Purchaser reasonably informed concerning the progress of such litigation or procedure and shall review and consider any written comments received by Purchaser with respect to any aspect of such litigation or procedure, and Seller may not settle or compromise any issue with respect to any Short-Year Tax Return without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In addition to the foregoing, Seller may elect to control any protest, audit, proceeding, examination, litigation or other procedure for any Tax credit or refund identified in Schedule 4.9 (a “Tax Refund Claim”) by delivering a notice to Purchaser and shall assume control of such Tax Refund Claim immediately thereafter; provided, however, that Purchaser shall be entitled to participate in any such audit, proceeding, examination, litigation or other procedure and Seller may not settle or compromise any issue with respect to any such Tax Return without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Seller does not elect to control any such Tax Refund Claim, Purchaser may settle or compromise any issue with respect to such Tax Refund Claim without Seller’s prior written consent.

(f) Purchaser and Seller shall cooperate fully, and shall cause the Company to cooperate fully, as and to the extent reasonably requested by Purchaser or Seller, in connection with the filing of Tax Returns and any audit or Proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the request of Purchaser or Seller, the provision of Records and information that are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Seller, Purchaser, or the Company.

(g) In the event that any Transfer Taxes are imposed on the transactions contemplated by this Agreement, Purchaser shall be responsible for the payment of all Transfer Taxes. Accordingly, if Seller is required by Law to pay any such Transfer Taxes, Purchaser shall promptly reimburse Seller for fifty percent (50%) of such amounts and if Purchaser is required by Law to pay any such Transfer Taxes, Seller shall promptly reimburse Purchaser for fifty percent (50%) of such amounts. Purchaser and Seller further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby. Seller and Purchaser shall timely file their own Tax Returns relating to Transfer Taxes as required by Law and shall notify the other Party when such filings have been made. Seller and Purchaser shall cooperate and consult with each other prior to filing such Tax Returns to ensure that all such returns are filed in a consistent manner.

(h) Tax Characterization and Other Matters.

(i) The Parties agree that, for U.S. federal Income Tax purposes, the transactions contemplated by this Agreement shall be treated, consistent with Internal Revenue Service Revenue Ruling 99-6, 1999-1 CB 432, Situation 2, as a sale of Seller of its partnership interests in the Company, and a purchase by Purchaser of all of the assets of the Company. Unless required to do so as a result of a “determination” as defined in Section 1313(a) of the Code, each of the Parties agrees not to make any Tax filing or otherwise take any position inconsistent with this Section (i) and to cooperate with each other party to make any filings, statements or reports required to effect, disclose or report the transactions contemplated by this Agreement as described in this Section (i).

(ii) The Parties may file a statement reflecting a valuation of all of the assets of the Company in accordance with the principles of Section 1060 of the Code, as applicable (the “Tax Allocation Statement”). The Parties shall not be required to Nothing contained herein shall prevent any Party from making any tax filing or amending any tax filing in a manner inconsistent with the Tax Allocation Statement, or settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the allocation specified in the Tax Allocation Statement, and neither Party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such allocation.

6.4. Public Announcements; Confidentiality. No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent of the other Party, except if such announcement or other communication is required by applicable Law, in which case, to the extent permitted by Law, the disclosing Party shall use its reasonable efforts to coordinate or communicate such announcement or communication with the other Party prior to announcement or issuance. From the Effective Date and for a period of one (1) year following the Closing Date, each of Purchaser and Seller will, and will use reasonable efforts to cause its Affiliates and Representatives to (a) maintain the strict confidentiality of any and all Confidential Information and (b) not disclose such Confidential Information to any Person other than any of its Affiliates or Representatives, except (i) to the extent required by Law (provided that if required by Law, Purchaser or Seller, as applicable, agrees, to the extent legally permissible, to give the Parties prior written notice of such disclosure in sufficient time to permit Purchaser or Seller, as applicable, to seek a protective order should it so determine) and (ii) in a Claim brought by Purchaser or Seller, as applicable, in the pursuit of its remedies under this Agreement; however, to the extent that any of the Confidential Information constitutes a trade secret under applicable Laws, these confidentiality obligations with respect to such trade secrets shall continue for as long as such trade secrets remain protected under the applicable Laws, independent of the term or duration of this Agreement, and any such information shall be entitled to all of the protections and benefits afforded to trade secrets under applicable Laws. Purchaser and Seller shall (c) notify all Persons to whom Confidential Information is disclosed of the confidential nature of the materials disclosed and the provisions of this Agreement; and (d) ensure that all Persons to whom the terms of this Agreement or the Confidential Information is disclosed keep such information confidential and do not disclose or divulge such information to any unauthorized Person in each case in accordance with this Agreement.

6.5. Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after Closing, at any Party’s request and without further consideration, the other Party shall (and shall cause the Company to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions, including as required to give notice to any Governmental Authority of a change in upstream ownership of the Company and any assets held by Company, to perform the obligations contained in Sections 6.8, 10.6(a), and/or to transfer any Excluded Assets to Seller pursuant to Section 4.20.

6.6. Employees and Related Benefits.

(a) On the Closing Date, the Purchaser shall retain each Employee of EmployeeCo, or the Purchaser, the Company, or their Affiliates shall make or shall cause to be made an offer of employment to each of the Employees. Purchaser or its Affiliates shall provide each individual who is an Employee immediately prior to Closing (each, a “Continuing Employee”) for a period of at least twelve (12) months after the Closing Date, base salary or hourly wage rate that is no less than the base salary or hourly wage rate provided by EmployeeCo immediately prior to Closing, maintain and remit year-end bonus obligations, and maintain the Company Benefit Plans, or offer to the Continuing Employees the customary package of employee benefits provided by Purchaser or its Affiliates. The continuing of employment with respect to, or offer of employment to, each of the Employees shall be on substantially comparable terms with respect to each Continuing Employee’s role, duties, and responsibilities prior to the Closing. Purchaser shall, or shall cause its Affiliates, to (i) waive for each Continuing Employee and his or her dependents, any waiting period provision, payment require to avoid a waiting period, actively-at-work requirement or other restriction that would prevent immediate or full participation under the benefit and welfare plans of Purchaser or any of its Affiliates applicable to such employees, and (ii) give full credit for all purposes under any employee benefit plans, arrangements and employment-related entitlements (including under any applicable 401(k), savings, medical, dental, life insurance, vacation or other leave entitlements, plans or arrangements) that are provided, sponsored, maintained or contributed to by Purchaser or any of its Affiliates for such Continuing Employee’s service with Purchaser or any of its Affiliates, and with any predecessor employer, to the same extent recognized by Seller or any of its Affiliates (including EmployeeCo), except to the extent such credit would result in the duplication of benefits for the same period of service or be prohibited by applicable law.

(b) Purchaser shall cause the Company not to take any action following the Closing that could result in WARN Act liability for Seller or the Company. Seller shall not, and shall cause the Company not to, take any action prior to the Closing that could result in WARN Act liability for Purchaser or the Company. Notwithstanding anything contained in this Agreement or any Ancillary Agreement to the contrary, Purchaser shall indemnify, defend, and hold harmless Seller, the PTC Group and their respective Affiliates for any and all WARN Act liability arising coterminous with or subsequent to the Closing, without limitation.

(c) The provisions of this Section 6.6 are solely for the benefit of the Parties and nothing in this Section 6.6, express or implied, shall confer upon any Employee or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.6, express or implied, shall be (i) deemed an amendment or creation of any employee benefit plan providing benefits to any Employee or other individual, or (ii) construed to prevent Purchaser or any of its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Purchaser or any of its Affiliates may establish or maintain.

6.7. Seller Marks. Purchaser shall use best efforts to promptly change, or cause to be promptly changed, all decals, lettering, and other labeling incorporating any Seller Marks or referencing any Seller Marks included on any Company Assets or with respect to EmployeeCo on or promptly after the Closing Date. No later than thirty (30) calendar days following the Closing Date, Purchaser shall cause all governing documents of Company and EmployeeCo to be amended so as to remove all Seller Marks and references to Seller Marks, as applicable, from the Company, EmployeeCo, and the Company’s Assets.

6.8. Accounts Payable and Receivable. On the Closing Date, Seller will provide Purchaser with an up-to-date accounts receivable aging report, identifying and itemizing all accounts receivable that have accrued prior to the Closing Date, and the date and terms on which they accrued. At all times following the Closing Date, Seller will be responsible for any and all Claims associated with the accounts receivable accruing prior to the Closing Date other than with respect to the First $1.5.

6.9. Governmental Filings. Purchaser shall cause the Company to file amended motor carrier registration and contact information with the Federal Motor Carrier Safety Administration, the Department of Motor Vehicles of the State of Texas, and all other Governmental Authorities of competent jurisdiction over the conduct of the Company Business, not later than five (5) Business Days following the Closing Date and shall use best efforts to cause such agencies to recognize, accept, or grant Governmental Approval of such filings or otherwise recognize Purchaser as the controlling entity of the Company. Notwithstanding anything contained in this Agreement or the Ancillary Agreements to the contrary, Purchaser agrees to indemnify, defend and hold harmless Seller, its Affiliates, and PTC Group from and against any and all Claims, Losses, and harms arising from the filings, or lack thereof, contemplated by this Section 6.9.

6.10. Affiliate Arrangements. All agreements and arrangements between and among Company and EmployeeCo, on the one hand, and Seller, its Affiliates, and PTC Group, on the other hand, all liabilities and obligations of the Company and EmployeeCo, on the one hand, and Seller, its Affiliates, and PTC Group, on the other hand, will automatically terminate in their entirety effective as of the Closing without any further actions by the Parties and thereby be deemed voided, cancelled and discharged in their entirety. Without limiting the generality of the foregoing, all intercompany accounts among the Company and EmployeeCo, on the one hand, and the Seller, its Affiliates, and PTC Group, on the other hand, that then remain outstanding will be terminated, voided, cancelled and discharged, except to the extent any such accounts would be taken into account in connection with the determination of Net Working Capital.

6.11. Guaranty. Concurrent with the execution and entering into of this Agreement on the Execution Date, Purchaser shall cause James H. Ballengee to execute and enter into the Guaranty.

ARTICLE VII.

SELLER’S CONDITION TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller in their sole discretion):

7.1. Representations and Warranties. The representations and warranties made by Purchaser in Article V shall (A) be materially complete and accurate on and as of the Effective Date and Closing Date and (B) in the case of representations expressly made as of an earlier date, be materially complete and accurate as of such earlier date.

7.2. Performance. Purchaser shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by it under this Agreement prior to or at Closing.

7.3. Orders and Laws; Approvals. There shall not be any Law or Order of any Governmental Authority having jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

7.4. Closing Deliverables. Purchaser shall have delivered to Seller all of the items required pursuant to Section 2.4(b).

7.5. Closing Certificate. Purchaser shall have executed and delivered to Seller an officer’s certificate, dated as of the Closing Date, certifying that the conditions set forth in this Article VII have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

ARTICLE VIII.

PURCHASER’S CONDITION TO CLOSING

The obligation of Purchaser to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Purchaser in their sole discretion):

8.1. Representations and Warranties. The representations and warranties made by Seller in Article III and Article IV shall (a) be materially complete and accurate on and as of the Closing Date and (b) in the case of representations expressly made as of an earlier date, be materially complete and accurate as of such earlier date; provided, however, that with respect to Section 4.12, the Parties deem that the existence of a Lien upon a Trucking Asset shall be deemed to be material, but the failure to have timely received certified original copies of motor vehicle titles from a Governmental Authority at the Closing, where Seller has made reasonable efforts to obtain the same, shall not be material.

8.2. Performance. Seller, its Affiliates and each of their Representatives shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by them under this Agreement prior to or at Closing.

8.3. Proceedings; Orders and Laws; Approvals. No Proceeding shall have commenced against Seller which seeks to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Transactions. There shall not be any Law or Order of any Governmental Authority having jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions. All Governmental Approvals, consents, notices and other items set forth on Schedule 3.3 have been obtained and shall be in full force and effect.

8.4. Closing Deliverables. Seller shall have delivered to Purchaser all of the items required pursuant to Section 2.4(a).

8.5. Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

8.6. Closing Certificate. Seller shall have executed and delivered to Purchaser an officer’s certificate, dated as of the Closing Date, certifying that the conditions set forth in this Article VIII have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Purchaser.

ARTICLE IX.

TERMINATION

9.1. Termination. This Agreement may be terminated as follows:

(a) at any time before Closing, by either Party, by written notice to the other Party, in the event that any Law or final Order of any Governmental Authority having jurisdiction restrains, enjoins or otherwise prohibits the consummation of the Transactions;

(b) at any time before Closing, by Seller or Purchaser, by written notice to the other Party, if (i) such other Party has materially breached any of its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VII or Article VIII, as applicable, and (ii) such material breach has not been cured by the earlier of (A) one (1) day following written notification from Seller or Purchaser to the other Party thereof or (B) the Outside Date;

(c) by Seller at any time after the Outside Date, if the Closing has not occurred;

(d) by mutual written agreement of the Parties.

(e) Notwithstanding the foregoing subsections (a) through (d) hereof, neither Seller nor Purchaser shall be entitled to terminate this Agreement under such subsections (a) through (d) if such Party is then in material breach of any of its representations, warranties or covenants set forth in this Agreement, and such breach would or does, assuming Closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth in Article VII, as applicable.

9.2. Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, subject to this Section 9.2, this Agreement shall become void and of no further force or effect, provided that, notwithstanding anything herein to the contrary, Article I, this Article IX, Article X, and Article XI will survive any such termination. Upon the failure by a Party to perform any obligation that is required to be performed on or prior to the Outside Date, the non-breaching Party may, in addition to terminating this Agreement as provided in this Article IX, pursue any rights or remedies available at law or in equity.

9.3. Specific Performance. Seller and Purchaser acknowledge that the other would be damaged irreparably if the obligations of Seller or Purchaser, as applicable, under this Agreement to be performed at or in connection with the Closing are not performed in accordance with their specific terms or otherwise breached. It is, accordingly, agreed that, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specific performance of the terms and provisions of this Agreement, without proof of actual damages, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that such specific enforcement is unavailable because a remedy of monetary damages would provide an adequate remedy.

ARTICLE X.

LIMITATIONS ON LIABILITY, WAIVERS, AND INDEMNITY

10.1. Indemnity; Waivers of other Representations.

(a) As between Purchaser and Seller, all of the representations and warranties contained in this Agreement will survive the Closing and shall expire one (1) year subsequent to the Closing Date, other than the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4 and 3.7, Sections 4.1, 4.2, and 4.3, and Sections 5.1, 5.2, 5.3, 5.7 and 5.8 (the “Fundamental Representations”), which shall survive indefinitely. The covenants contained in Article VI shall survive until each respective covenant is fully performed. Other than for Fundamental Representations or a Fraud Claim, after the expiration of one (1) year after the Closing Date, there shall be no liability or obligation on the part of either Party or its Affiliates, and no Party shall bring any claim of any nature against the other or its Affiliates in any manner related to the Transaction, the breach or failure of any representation or warranty contained herein, any claims or liabilities arising therefrom.

(i) Seller shall indemnify, defend, and hold harmless Purchaser, its Affiliates, and each of their respective Representatives (each, a “Purchaser Indemnitee”) from and against and in respect of any and all Claims and Losses imposed on, sustained, incurred or suffered by, or asserted against, any such Purchaser Indemnitee, whether in respect of third-party claims, claims between the Parties, or otherwise, directly or indirectly relating to, arising out of, resulting from, based upon, with respect to or by reason of (A) any material breach of or material inaccuracy or misrepresentation in any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement, and (B) any material breach or non-fulfillment of any covenant or agreement to be performed by Seller or any Representative of Seller contained in this Agreement or any Ancillary Agreement.

(ii) Purchaser shall indemnify, defend, and hold harmless Seller, its Affiliates, and each of their respective Representatives from and against and in respect of any and all Claims and Losses imposed on, sustained, incurred or suffered by, or asserted against, any such indemnitee, whether in respect of third-party claims, claims between the Parties, or otherwise, directly or indirectly relating to, arising out of, resulting from, based upon, with respect to or by reason of (A) any material breach of or material inaccuracy or misrepresentation in any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement, and (B) any material breach or non-fulfillment of any covenant or agreement to be performed by Purchaser or any Representative of Purchaser contained in this Agreement or any Ancillary Agreement.

(b) Except for a Fraud Claim or a breach of Fundamental Representations, Seller shall not be obligated to indemnify, defend, or hold harmless any Purchaser Indemnitee for any claims made pursuant to Section 10.1(a)(i)(A) unless and until the aggregate amount of the Claims and Losses of such Purchaser Indemnitee exceeds one percent (1%) of the Purchase Price, in which event Seller shall be required to pay or be liable for such Claims and Losses exceeding such amount.

(c) Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of Seller to any Purchaser Indemnitee hereunder with respect to (i) any and all Claims and Losses for a material breach of a representation or warranty that is not a Fundamental Representation shall not exceed ten percent (10%) of the Purchase Price, and (ii) any and all other Claims and Losses shall not exceed fifty percent (50%) the Purchase Price.

(d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLER, THE COMPANY NOR ANY OF ITS OR THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY, THE ASSETS, OR ANY PART THEREOF, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE III AND ARTICLE IV (IN EACH INSTANCE AS QUALIFIED BY THE RELEVANT SCHEDULES, IF ANY) AND PURCHASER IN ARTICLE V. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NEITHER SELLER, COMPANY, NOR ANY OF ITS OR THEIR AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES, MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY (X) THE CONDITION, VALUE, QUALITY, CHARACTER, USE, OR FITNESS OF THE TRUCKING ASSETS, (Y) TAX MATTERS EXCEPT AS EXPRESSLY MADE BY SELLER IN SECTION 4.9, (Z) ENVIRONMENTAL LAWS, ENVIRONMENTAL CLAIMS, HAZARDOUS MATERIALS OR ENVIRONMENTAL MATTERS EXCEPT AS EXPRESSLY MADE BY SELLER IN SECTIONS 4.13 AND 4.14 AND NEITHER SELLER, COMPANY, OR ANY OF ITS OR THEIR AFFILIATES OR THEIR REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANY OR THE ASSETS.

(e) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE III AND ARTICLE IV (IN EACH INSTANCE AS QUALIFIED BY THE RELEVANT SCHEDULES, IF ANY), THE COMPANY IS BEING ACQUIRED HEREUNDER “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER, THE COMPANY, AND ITS AND THEIR AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF COMPANY, THE ASSETS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THEREOF.

(f) PURCHASER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE III AND ARTICLE IV (IN EACH INSTANCE AS QUALIFIED BY THE RELEVANT SCHEDULES, IF ANY) ARE THOSE ONLY OF SELLER AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF SELLER OR ANY OF ITS OR THEIR RESPECTIVE AFFILIATES.

10.2. Waiver of Remedies. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR FRAUD CLAIMS, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR NON-REIMBURSABLE DAMAGES; PROVIDED, HOWEVER, IN NO EVENT SHALL THIS SECTION BE A LIMITATION ON ANY OBLIGATION OF A PARTY HEREUNDER WITH RESPECT TO INDEMNITY FOR A THIRD PARTY CLAIM.

10.3. Waiver of Claims.

(a) Seller hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and each of its respective past, present and future Affiliates, all of the stockholders, partners, members and Representatives of Seller and each such Affiliate, and each of their respective successors and assigns (collectively, the “Seller Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, Claims, and rights against the Company, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that Seller or any of the Seller Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Company or its business, including pursuant to the Company LLC Agreements (and any breaches thereof), pursuant to this Agreement, the Transactions or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, including any claims to any additional Interests in the Company or any distributions or payments (as consideration of services or otherwise) from the Company by reason of any matter, cause or thing whatsoever other than (i) obligations arising under the representation and covenants which expressly survive Closing as provided in Section 10.3(a) or (ii) Fraud Claims (the “Seller Released Claims”). Seller agrees not to, and to cause the Seller Related Persons not to, assert any Proceeding against Purchaser or any of its Affiliates with respect to the Seller Released Claims.

(b) Purchaser hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and its past, present and future Affiliates (including the Company), stockholders, partners, members and Representatives of Purchaser and each such Affiliate, and each of their respective successors and assigns (collectively, the “Purchaser Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, liabilities and rights against Seller and the Seller Related Persons, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that Purchaser, the Company, or the Purchaser Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the ownership by Seller of the Company or the business of the Company, including pursuant to the Company LLC Agreements (and any breaches thereof), pursuant to this Agreement, the Transactions or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, other than (i) obligations arising under the covenants which expressly survive Closing as provided in Section 10.3(a) or (ii) Fraud Claims (the “Company Released Claims”). Purchaser agrees not to, and to cause the Purchaser Related Persons not to, assert any Proceeding against Seller or any of the Seller Related Persons with respect to the Company Released Claims.

10.4. Indemnification Procedures.

(a) In the event that any Claim or Loss for which an indemnifying party may have liability to an indemnified party hereunder is asserted against or sought to be collected from any indemnified party by a third party (a “Third Party Claim”), such indemnified party shall promptly, but in no event more than ten (10) days following such indemnified party’s receipt of a Third Party Claim, notify the indemnifying party in writing of such Third Party Claim, the amount or the estimated amount of Loss sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an indemnified party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the indemnifying party with respect to such Third Party Claim. The indemnifying party shall have ten (10) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the indemnified party that it desires to defend the indemnified party against such Third Party Claim. No Claim or Loss, and no Claim Notice, arising out of or relating to this Agreement, may be made or asserted by any Party subsequent to the expiration of one (1) year after the Closing Date, except for a Claim or Loss arising out of a Fundamental Representation or a Fraud Claim.

(b) In the event that the indemnifying party notifies the indemnified party within the Notice Period that it desires to defend the indemnified party against a Third Party Claim, the indemnifying party shall have the right to defend the indemnified party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the indemnified party, at its expense. Once the indemnifying party has duly assumed the defense of a Third Party Claim, the indemnified party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The indemnified party shall participate in any such defense at its expense unless (i) the indemnifying party and the indemnified party are both named parties to the proceedings and the indemnified party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential material differing interests between them, (ii) the indemnified party assumes the defense of a Third Party Claim after the indemnifying party has failed to diligently pursue a Third Party Claim it has assumed as provided above, (iii) the Third Party Claim involves a criminal suit, or (iv) the Third Party Claim seeks injunctive or other equitable relief, then in each such case the indemnifying party shall be liable for the fees and expenses of one separate counsel (in addition to any reasonably necessary local counsel). The indemnifying party shall not, without the prior written consent of the indemnified party, settle, compromise or offer to settle or compromise any Third Party Claim.

(c) If the indemnifying party (i) elects not to defend the indemnified party against a Third Party Claim, whether by not giving the indemnified party timely notice of its desire to so defend or otherwise, and (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within fifteen (15) days after receiving written notice from the indemnified party to the effect that the indemnifying party has so failed, the indemnified party shall have the right but not the obligation to assume its own defense, it being understood that the indemnified party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

(d) Promptly after an indemnified party comes to believe it has a claim for indemnification hereunder for a Claim or Loss that does not result from a Third Party Claim (a “Direct Claim”), the indemnified party shall notify the indemnifying party in writing of such Direct Claim and specify in such notice the basis for such Direct Claim setting forth the nature of the Claim and, to the extent known, the amount thereof in reasonable detail. Any failure of an indemnified party to so notify the indemnifying party shall not relieve the indemnifying party of liability hereunder except to the extent that the defense of such Direct Claim is materially prejudiced by the failure to give such notice.

(e) All payments made by an indemnifying party to an indemnified party in respect of any Claims and Losses pursuant to this Article X shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes.

(f) To the extent the indemnification procedures of this Section 10.4 are in conflict with the provisions of Section 6.3, the provisions of Section 6.3 shall control.

(g) The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Third Party Claims for any breach of this Agreement shall be pursuant to the indemnification provisions set forth in this Section.

10.5. Mitigation and Subsequent Recoveries.

(a) Each indemnified party shall use reasonable efforts to mitigate all Claims and Losses of such indemnified party hereunder, including using commercially reasonable efforts to avail itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law or equity, and shall provide such evidence and documentation of the nature and extent of the claim as may be reasonably requested by the indemnifying party.

(b) If the amount of any indemnified party’s Loss, at any time subsequent to an indemnifying party’s making of a payment under this Article X, is reduced by actual recovery, settlement, or otherwise under or pursuant to any applicable insurance coverage (net of any deductible), or pursuant to any applicable actual recovery, settlement, or payment by or against any other Person, without duplication of any amount already reducing such Loss (collectively, “Recoveries”), the amount of such Recoveries shall be repaid by such indemnified party to such indemnifying party within fifteen (15) days after receipt thereof (or credit therefor) by such indemnified party, up to the aggregate amount of the payments made by such indemnifying party to such indemnified party.

10.6. Access to Information.

(a) After the Closing Date, Seller and Purchaser shall grant to each other (or their respective designees), reasonable access at reasonable times to the Records (relating to pre-Closing periods) in its possession, and shall afford each such Person the right (at such Person’s expense) to make copies thereof to the extent reasonably necessary to implement the provisions of or to investigate or defend any Claims among the Parties and/or their Affiliates arising under this Agreement. Without limiting the foregoing, Purchaser shall grant to Seller (and its respective designees) each of the foregoing access rights to the extent such pre-Closing Records are necessary to Seller in connection with any investigation or audit by a Governmental Authority or any Claim or dispute by or with any Person other than Purchaser or an Affiliate thereof. Following the Closing Date, Purchaser shall maintain such Records. Notwithstanding anything herein to the contrary, in the event of a dispute between the Parties, the furnishing of, or access to, the Records shall be subject to applicable rules relating to discovery and Seller and its Affiliates shall have no right of access to, and Purchaser shall not have any obligation to provide any information the disclosure of which could reasonably be expected to (x) jeopardize any attorney-client privilege or work product doctrine protections available to Purchaser or any of its Affiliates, (y) cause Purchaser or any of its Affiliates to breach a third-party Contract, or (z) result in a violation of Law.

(b) Seller and its Affiliates may retain a copy of all Data Room materials and all Records prepared in connection with the Assets; provided that Seller shall ensure that all original copies from which duplicates are obtained by Seller are retained by Purchaser following Closing. Duplicate materials obtained by Seller shall be Confidential Information for purposes of Section 6.4.

10.7. Exclusive Remedy; Waiver of Right to Rescission.

(a) Subject to Article X, the Parties acknowledge and agree that, from and after Closing, their sole and exclusive remedy with respect to any and all Claims (other than Claims arising from the Purchaser Leases or Fraud on the part of a party hereto in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (excluding the Purchaser Leases), shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, Claims and Losses for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (excluding the Purchaser Leases) it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Laws, or the indemnification provisions set forth in this Article X.

(b) Each of the Parties acknowledge that, subject to any rights they may have hereunder to seek and obtain specific performance or other express injunctive remedies, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for the breach of any representation, warranty, covenant, obligation or agreement contained herein or for any other claim arising in connection with or with respect to the Transactions. As such, each of the Parties waive any right to rescind this Agreement or any of the Transactions subsequent to the Closing.

ARTICLE XI.

MISCELLANEOUS

11.1. Notice.

(a) All notices, requests, demands, and other communications required or permitted to be given or made hereunder by Purchaser or Seller (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service or (d) delivered by e-mail of a PDF document, in each case, to Purchaser and Seller at the addresses set forth on Schedule 11.1 (or at such other addresses as shall be specified by Purchaser and Seller by similar notice).

(b) Notices shall be effective and deemed received (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

11.2. Entire Agreement. This Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

11.3. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transactions.

11.4. Disclosure.

(a) Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned to such terms in this Agreement. Neither the Schedules, the exhibits nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by Seller or the Company not expressly set out in this Agreement, and neither the Schedules, the exhibits, nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from or revising the scope of any of the representations, warranties, or covenants of Seller or the Company in this Agreement. Any item or matter disclosed or listed on any particular Schedule is deemed to be disclosed or listed on any other Schedule to the extent it is reasonably apparent that such item relates or is applicable to, or is properly disclosed under, such other Schedule or the section of this Agreement to which such Schedule corresponds, notwithstanding the fact that the Schedules are arranged to correspond to the sections of this Agreement or that a particular section of this Agreement makes reference to a particular Schedule. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. The fact that any item of information is contained in the Schedules is not an admission of liability under any applicable Law, and does not mean that such information is required to be disclosed in or by this Agreement, or that such information is material, but rather is intended only to qualify the representations, warranties and covenants in this Agreement and to set forth other information required by this Agreement. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material and no Party shall use the specification of any such amount or the inclusion of any such item in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. The information set forth on the Schedules or exhibits shall not be used as a basis for interpreting the terms “material”, “materially”, “materiality”, “Material Adverse Effect”, or any similar qualification in this Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business and no Party shall use the specification or the inclusion of any such item or matter in any dispute or controversy between or among the Parties as to whether any obligation, item or matter described or not described herein or included or not included in the Schedules is or is not in the ordinary course of business for purposes of this Agreement. Headings have been inserted in the Schedules for reference only and do not amend the descriptions of the disclosed items set forth in this Agreement.

(b) Prior to the Closing, promptly after Seller becomes aware of any changes, additions, events or circumstances first occurring or being discovered after the date hereof (and not arising out of a breach of this Agreement) which cause any change in, or addition to, the Schedules, Seller may deliver to Purchaser one or more amended and restated Schedules that reflect such changes, additions, or events or circumstances, and such amended and restated Schedules shall amend and restate the Schedules delivered on the date hereof.

11.5. Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, will, subject to Section 10.2, be cumulative and not alternative.

11.6. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by Seller and Purchaser.

11.7. No Third Party Beneficiary; No Affiliate Liability. Except for the provisions of Section 6.2 and Article X (which are intended to be for the benefit of the Persons identified therein) and as otherwise provided in this Section 11.7, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person; provided that only Purchaser and Seller (and their respective successors and assigns) will have the right to enforce the provisions of this Agreement on its behalf or on behalf of any of its related indemnitees (but shall not be obligated to do so). The Parties agree, to the fullest extent permitted by Law, that none of their respective Affiliates, or agents shall have any liability or responsibility whatsoever under this Agreement to any the other Party or its respective Affiliates, or agents on any basis (including in contract or tort, under federal or state securities Laws or otherwise).

11.8. Assignment; Binding Effect. Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by Purchaser to an Affiliate thereof. Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

11.9. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

11.10. Invalid Provisions. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Upon the Parties or a Governmental Authority’s determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, (a) the Parties shall agree to substitute a suitable and equitable provision therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

11.11. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.12. Governing Law; Venue; and Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas (without regard to the conflict of laws principles thereof that would require the applications of the Laws of another jurisdiction). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transactions shall be brought and determined in any state or federal court in Bexar County, Texas, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the Transactions in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and non- appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

11.13. Attorneys’ Fees. If any Party shall bring an action to enforce the provisions of this Agreement, the prevailing Party or Parties shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the Party against whom injunctive relief is enforced or, in the absence of injunctive relief, the Party obtaining the lesser monetary relief, in each case in the reasonable discretion of the court adjudicating such matter.

11.14. Transaction Privilege.

(a) The Parties hereby acknowledge and agree that Jackson Walker LLP, Sidley Austin LLP, and Bracewell LLP (collectively, “Jackson Walker”) has represented the Seller and one or more of its Affiliates (each a “Seller Group Member” and, collectively, the “Seller Group Members”) and the Company prior to the Effective Date, including in connection with the negotiation, documentation, and consummation of this Agreement and the Transactions, and that the Seller Group Members have a reasonable expectation that, after the Closing, Jackson Walker will, if the Seller Group Members so wish, represent them in connection with any pending or possible or threatened Claim or Proceeding involving any Seller Group Member or their Representatives, on the one hand, and any other party to this Agreement (including the Company from and after the Closing) (an “Other Party”) or any of their respective Affiliates and Representatives (each an “Other Party Group Member” and, collectively, the “Other Party Group Members”), on the other hand, arising under or relating to this Agreement.

(b) Each Other Party, on its own behalf and on behalf of the Other Party Group Members, hereby agrees to all of the matters and consents to the potential future representations described in this Section 11.14 and specifically expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under applicable Law or standard of professional responsibility if, after the Closing, Jackson Walker represents any Seller Group Member or other Persons in connection with any Claim or Proceeding arising under or relating to this Agreement or the Transactions whether or not such matter is one in which Jackson Walker may have previously advised the Seller Group Members or in respect of any other matters.

(c) In addition, each of the Parties irrevocably acknowledges and agrees that, from and after the Closing, the attorney-client privilege arising from communications prior to the Closing between any one or more of the Seller Group Members and the Seller and the Company (which, for the avoidance of doubt, includes for purposes hereof any Representatives of the Seller and the Company), on the one hand, and Jackson Walker, on the other hand, to the extent related to this Agreement or the Transactions, shall be excluded from the Assets or any other property, rights, privileges, powers, franchises, and other interests held by any Other Party Group Members, that such attorney-client privilege shall be deemed held solely by the Seller Group Members, and that no Other Party Group Member shall have any right to assert, waive, or otherwise alter any such attorney-client privilege at any time after the Closing. All communications between the Seller Group Members or the Company, on the one hand, and Jackson Walker, on the other hand, relating to the negotiation, documentation, and consummation of this Agreement and the Transactions shall be deemed to be privileged and to belong solely to the Seller Group Members (and not Other Party Group Members). The Other Party Group Members shall not have access to any such communications, files, records, or other documents (as used herein whether in electronic form or otherwise), of Jackson Walker relating to such engagement. The Other Parties, to the fullest extent allowed by Law, agree (i) that no waiver of any privilege or right of the Seller Group Members is intended or will be claimed by any Other Party as a result of any communications, files, records, or other documents being maintained within the records or files, of any Other Party Group Member or otherwise in its possession or control, (ii) all Other Party Group Members shall endeavor to locate and delete or destroy all such documents and information in their possession or control, and (iii) no Other Party Group Member will review, offer into evidence, or otherwise attempt to use any such communications, files, records, or documents (whether or not so maintained) in any Claim or Proceeding arising under or relating to this Agreement and the Transactions.

(d) This Section 11.14 shall be irrevocable, and no term of this Section 11.14 may be amended, waived, or modified, without the prior written consent of Jackson Walker, the Seller Group Members, and their respective Affiliates affected thereby. Notwithstanding any other provision of this Agreement, Jackson Walker’s rights and privileges under this Section 11.14 may be transferred and assigned by Jackson Walker to its successors and assigns.

[The remainder of this page is intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER:

PILOT OFS HOLDINGS LLC a Delaware limited liability company

By:	/s/ Zachary Neal
Name:	Zachary Neal
Title:	EVP, Corporate Development

Signature Page to Purchase and Sale Agreement

PURCHASER:

MERIDIAN EQUIPMENT LEASING, LLC, a Texas limited liability company

By: JORGAN DEVELOPMENT, LLC, a Louisiana limited liability company, its Manager

By:	/s/ James H. Ballengee
Name:	James H. Ballengee
Title:	Manager

Signature Page to Purchase and Sale Agreement

EXHIBIT A

FORM OF ASSIGNMENT OF MEMBER INTEREST

(Attached)

Exhibit A – Page 1

Execution Version

ASSIGNMENT OF MEMBER INTEREST

This Assignment of Member Interest (this “Assignment”) is dated effective December __, 2023 (the “Closing Date”) by and between PILOT OFS HOLDINGS LLC, a Delaware limited liability company (“Assignor”), and MERIDIAN EQUIPMENT LEASING LLC, a Texas limited liability company (“Assignee”). Assignor and Assignee may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, Assignor owns all right, title and interest in and to all of the issued and outstanding limited liability company membership interests (collectively, the “Company Interests”) in and to Equipment Transport, LLC, a Pennsylvania limited liability company (the “Company”);

WHEREAS, Assignor and Assignee have entered into that certain Purchase and Sale Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Assignor has agreed to assign, sell, and transfer to Assignee, and Assignee has agreed to purchase and accept from Assignor, the Company Interests;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, terms and provisions in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Assignment and Assumption. Assignor does hereby BARGAIN, GRANT, SELL, ASSIGN, TRANSFER, CONVEY, SET OVER and DELIVER to Assignee all right, title and interest in and to the Company Interests, and Assignee hereby ACCEPTS and ASSUMES the Company Interests (and all right, title and interest in and to such interests); in each case, on and subject to all of the terms, conditions, and provisions of the Purchase Agreement.

2. Resignation and Admission. Assignee is hereby admitted as a member of the Company, and Assignor shall and hereby does immediately resign and cease to be a member and manager of the Company. Assignee hereby agrees to become the sole “Member” of the Company, as such term is defined in the Amended and Restated Limited Liability Company Agreement of the Company dated June 23, 2012.

3. Purchase Agreement. Assignor and Assignee agree that this Assignment is delivered pursuant to the Purchase Agreement, is subject in all respects to the terms and conditions thereof, and that, notwithstanding anything contained herein to the contrary, this Assignment shall not be deemed to limit, enlarge, alter, extinguish, or otherwise modify the terms, conditions, or other provisions of the Purchase Agreement or any other document executed in connection therewith (the “Transaction Documents”) or any obligations of Assignee or Assignor under the Purchase Agreement or the Transaction Documents, all of which obligations shall survive the delivery of this Assignment in accordance with the terms of the Purchase Agreement or the Transaction Documents, as the case may be. In the event of any inconsistencies or conflicts between the terms of this Assignment, the Purchase Agreement, or the Transaction Documents, the terms of the Purchase Agreement shall govern and control.

4. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

5. Assignment; Third-Party Beneficiaries. This Assignment shall not be assignable by any Party hereto without the prior written consent of the other Party hereto, and any attempt to assign this Assignment without such consent shall be void and of no effect, except that Assignee may by notice to Assignor assign its rights or delegate its obligations hereunder in whole or in part to any of its affiliates, provided that no such assignment shall relieve Assignee of its obligations hereunder. Nothing in this Assignment, expressed or implied, is intended or shall be construed to confer upon any person other than the Parties hereto and their successors and assigns permitted by this Section 5 any right, remedy, or claim under or by reason of this Assignment.

6. Amendment; Waivers. No amendment, modification, or discharge of this Assignment, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge, or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The failure of either Party to exercise any rights or privileges hereunder shall not be construed as a waiver of any such rights or privileges hereunder. The rights and remedies herein provided are cumulative and, except as otherwise expressly provided in this Assignment, none is exclusive of any other or of any rights or remedies that any Party may otherwise have at law or in equity.

7. Governing Law; Venue; and Jurisdiction.

(a) This Assignment shall be governed by and construed in accordance with the Laws of the State of Texas (without regard to the conflict of laws principles thereof that would require the applications of the Laws of another jurisdiction). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Assignment or the Transactions Documents shall be brought and determined in any state or federal court in Bexar County, Texas, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Assignment. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Assignment or the Transaction Documents in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and non- appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS ASSIGNMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

8. Entire Agreement. This Assignment, the Purchase Agreement, and the Transaction Documents constitute the entire agreement of the Parties with respect to the assignment of the Company Interests to Assignee, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to such assignment.

9. Severability. Whenever possible, each provision or portion of any provision of this Assignment shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision or portion of any provision of this Assignment is held to be invalid, illegal, or unenforceable in any respect under any applicable law, such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of any other provision or portion of any provision in such jurisdiction, and this Assignment shall be reformed, construed, and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal, or unenforceable provision.

10. Counterparts. This Assignment may be executed in multiple counterparts, including multiple signature pages, each of which shall be an original, with the same effect as if the signature hereto were upon the same instrument, whether by means of electronic, facsimile, physical delivery, or other method of transmission.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Assignment to be effective as of the Closing Date.

ASSIGNOR:

PILOT OFS HOLDINGS, LLC, a Delaware limited liability company,

By:
Name:
Title:

ASSIGNEE:

MERIDIAN EQUIPMENT LEASING LLC a Texas limited liability company

By:
Name:
Title:

Signature Page to Assignment of Membership Interest

EXHIBIT B

FORM OF PURCHASER NOTE

(Attached)

Exhibit B – Page 1

Execution Version

SECURED PROMISSORY NOTE

1. For value received, MERIDIAN EQUIPMENT LEASING, LLC, a Texas limited liability company, whose address is 5220 Spring Valley Road, Suite LL20, Dallas, Texas 75254 (“Borrower”) on this day, December __, 2023 (the “Effective Date”) does hereby promise to pay to the order of PILOT OFS HOLDINGS LLC, a Delaware limited liability company, whose address is 20 Greenway Plaza, Suite 500, Houston, Texas 77046 (“Lender”), at the foregoing address or at such other address as Lender shall from time to time specify in writing, in lawful money of the United States of America, the sum of Twelve Million Five Hundred Thousand and No/100s US Dollars ($12,500,000.00 USD) (the “Total Principal Amount”), or such greater capitalized amounts advanced to or owing by Borrower and remaining outstanding under this Promissory Note (this “Note”), together with interest from the date hereof on the principal balance outstanding from time to time as hereinafter provided. Subject to Section 3 below, interest shall be computed on a per annum basis of a year of three hundred sixty (360) days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be. Capitalized terms not defined in this Note shall have the same meaning as set forth in that certain Purchase and Sale Agreement of even date herewith by and between Lender and Borrower (the “Purchase Agreement”). Collectively, this Note, the Purchase Agreement, that certain Security Agreement of even date herewith by and between Borrower, as Obligor, and Lender, as Secured Party (the “Security Agreement”), and that certain Pledge Agreement of even date herewith by and between Equipment Transport, LLC, as Pledgor, and Lender, as Secured Party (the “Pledge Agreement”), and any and all renewals, extensions, modifications, amendments, ratifications, restatements, rearrangements and substitutions of all or any part of such documents, are hereinafter referred to as the “Loan Documents”.

2. Payment Terms. Interest on amounts outstanding hereunder shall accrue and capitalize monthly from the Effective Date. The Total Principal Amount plus all interest accrued shall be payable by Borrower in full on June 30, 2024 (the “Maturity Date”), when the entire amount hereof shall then be fully paid; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.

3. Interest Rate. The annual rate of interest on all sums outstanding hereunder shall be equal to ten and one-half percent (10.50%). The principal amount owed hereunder shall be considered for all purposes by the Parties as the total capitalized value owed to Lender.

4. Use of Proceeds Default Payments and Rate. Upon an Event of Default, including failure to pay upon the Maturity Date, Lender, at its option, may also, if permitted under applicable law, do one or both of the following: (a) increase the interest rate otherwise provided herein by the greater of three (3.00) percentage points or the maximum rate permitted by law, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including the rate determined under “(a)” above).

5. Payment and Prepayment. Borrower may prepay, prior to maturity, all or any part of the principal of this Note in accordance with the terms and provisions hereof. All payments and prepayments of principal and interest shall be applied first to accrued interest and then to principal. Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof. All payments and prepayments of principal or interest on this Note shall be made and tendered in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. All partial prepayments of principal shall be applied to the last installments payable in their inverse order of maturity. The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note, absent manifest error.

6. Events of Default. The following shall be considered an “Event of Default” for purposes of this Note:

(a)	the failure of Borrower to pay when due any amount owed under this Note or any part hereof, principal or interest, as the same shall become due and payable; or

Secured Promissory Note	Page 1 of 4

(b)	any material breach or default of the Purchase Agreement, or any document ancillary thereto, made subject thereto, or executed in connection therewith; or

(c)	any representation or warranty made by the Borrower in this Note shall have been untrue in any material respect when made; or

(d)	One or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by insurance provided by an independent solvent third-party insurer who has been notified of such judgment, order or decree and has not denied coverage) shall be rendered against the Borrower or any of its Subsidiaries and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of the Borrower or any of its Subsidiaries to enforce any such judgment; or

(e)	the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Title 11 of the United States Code (the “Bankruptcy Code”), as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in subsection (f) below, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its general inability or fail generally to pay its debts as they become due; or

(f)	An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower, under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower or (iii) the winding- up or liquidation of the Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

7. Default. It is expressly provided that upon the occurrence of an Event of Default, the holder of this Note may, at its option, without further notice or demand, (a) declare the outstanding principal balance and accrued but unpaid interest on this Note at once due and payable, (b) pursue any and all other rights, remedies and recourses available to the holder hereof, at law or in equity, or (c) pursue any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including reasonable attorney’s fees. The failure to exercise the option to accelerate the maturity of this Note or any other right, remedy or recourse available to the holder hereof upon the occurrence of an Event of Default hereunder shall not constitute a waiver of the right of the holder of this Note to exercise the same at that time or at any subsequent time with respect to such Event of Default or any other Event of Default. The rights, remedies and recourses of the holder hereof, as provided in this Note and in any of the other Loan Documents, shall be cumulative and concurrent and may be pursued separately, successively or together as often as occasion therefore shall arise, at the sole discretion of the holder hereof. The acceptance by the holder hereof of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (x) constitute a waiver of or impair, reduce, release or extinguish any right, remedy or recourse of the holder hereof, or nullify any prior exercise of any such right, remedy or recourse, or (y) impair, reduce, release or extinguish the obligations of any party liable under any of the Loan Documents as originally provided therein or herein.

Secured Promissory Note	Page 2 of 4

8. No Usury Intended; Usury Savings Clause. In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

9. Joint and Several Liability; Waiver. Borrower, and each maker, signer, surety, guarantor and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder. Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this loan without affecting the obligations of the others. All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, or releases, with or without notice, before or after maturity. No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

10. Security. The Borrower’s performance of its obligations hereunder is secured by (a) a lien and security interest in the Collateral as set forth in the Security Agreement, coupled with a power of sale, and (b) a lien and security interest in all of the Company Interest, coupled with a power of attorney, as set forth in the Pledge Agreement. The holder of this Note is entitled to all the rights, benefits and security provided in the Loan Documents.

11. Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

12. Governing Law and Venue. Borrower and Lender agree that the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note, without regard to its conflict of laws provisions. IN THE EVENT OF A DISPUTE INVOLVING THIS NOTE OR THE LOAN DOCUMENTS, THE UNDERSIGNED IRREVOCABLY AGREES THAT THE SOLE AND EXCLUSIVE VENUE FOR SUCH DISPUTE SHALL LIE IN A COURT OF COMPETENT JURISDICTION IN HARRIS COUNTY, TEXAS.

13. Captions and Headings. The captions and paragraph headings in this Note are inserted for convenience only and are not to be used to limit the terms herein.

14. Purchase Agreement. This Note is made pursuant to, and hereby incorporates by reference, the terms and provisions of the Purchase Agreement cited herein.

[The remainder of this page is intentionally blank.]

[Signature page follows.]

Secured Promissory Note	Page 3 of 4

WHEREFORE, premises considered, the authorized representative of Borrower has executed and entered into this Note to be effective as of the Effective Date.

BORROWER:

MERIDIAN EQUIPMENT LEASING, LLC, a Texas limited liability company

By: JORGAN DEVELOPMENT, LLC a Louisiana limited liability company, its Manager

By:
Name:	James Ballengee
Title:	Manager

Secured Promissory Note	Page 4 of 4

EXHIBIT C

FORM OF AMI AGREEMENT

(Attached)

Exhibit C – Page 1

Execution Version

AREA OF MUTUAL INTEREST AGREEMENT

This AREA OF MUTUAL INTEREST AGREEMENT (the “Agreement”) dated effective December __, 2023 (the “Effective Date”) is by and between PILOT WATER SOLUTIONS, LLC, a Delaware limited liability company whose address is 20 Greenway Plaza, Suite 500, Houston, Texas 77046 (“Pilot”), and ENDEAVOR CRUDE, LLC, a Texas limited liability company whose address is 5151 Belt Line Road, Suite 715, Dallas, Texas 75254 (“Endeavor”). Pilot and Endeavor may hereinafter be referred to individually as “Party” or collectively as the “Parties”.

WHEREAS, concurrently with the execution hereof, an Affiliate of Pilot and an Affiliate of Endeavor have entered into a Purchase and Sale Agreement (the “PSA”), pursuant to which, the Affiliate of Endeavor, Meridian Equipment Leasing LLC, a Texas limited liability company, will acquire all of the outstanding equity interests in and to Equipment Transport, LLC, a Pennsylvania limited liability company from the Affiliate of Pilot;

WHEREAS, Pilot, on the one hand, and Endeavor, on the other hand, desire to enter into an agreement covering certain Produced Water trucking and disposal operations;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the mutual agreements, covenants, and undertakings contained herein, the Parties do hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Definitions. Capitalized terms used but not defined herein shall have the same meaning as set forth in the PSA, except as set forth below. Capitalized terms contained in the Preamble, above, are incorporated herein by reference. The following terms shall have the following meanings for purposes of this Agreement:

“Additional Volumes” has the meaning set forth in Section 3.2.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of at least fifty percent (50%) of the voting securities in such corporation or of the voting interest in such partnership or limited liability company.

“Agreement” mas the meaning set forth in the introductory paragraph.

“Arbitration Commencement Date” has the meaning set forth in Section 7.5(b).

“Area of Mutual Interest” or “AMI” mas the meaning set forth in Section 3.1(a).

“Claims” has the meaning set forth in Section 6.1(a).

“Confidential Information” has the meaning set forth in Section 4.3(b).

“Effective Date” has the meaning set forth in the introductory paragraph.

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“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j.

“Event of Default” has the meaning set forth in Section 7.1.

“Governmental Authority” means any federal, state, local, municipal, or other governments; any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; and any court or governmental tribunal.

“Laws” means any and all applicable laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, rules, or regulations that are promulgated, issued, or enacted by a Governmental Authority having jurisdiction, including Environmental Laws.

“Liquidated Damages” has the meaning set forth in Section 7.4.

“Monthly Disposal Report” has the meaning set forth in Section 3.5.

“Party” or “Parties” have the meanings set forth in the introductory paragraph.

“Person” means an individual, partnership, corporation, limited liability company, trust, or other entity.

“Pilot” has the meaning set forth in the introductory paragraph.

“Pilot Event of Default” has the meaning set forth in Section 7.2.

“Priority Well” means any one of the Produced Water disposal wells listed on Exhibit A.

“Produced Water” means any and all “oil and gas waste”, as defined in Tex. Water Code § 27.002(6) (2023), “fluid oil and gas waste”, as defined in Tex. Nat. Res. Code § 122.001(2) (2023), or any successor governmental statutes, rules, or regulations.

“Proposed Award” has the meaning set forth in Section 7.5(d).

“PSA” has the meaning set forth in the recitals.

“Records” has the meaning set forth in Section 3.6.

“Representative” or “Representatives” means, with respect to a particular Person, any director, member, limited or general partner, equityholder, officer, employee, agent, consultant, advisor, or other representative of such Person, including outside legal counsel, accountants, and financial advisors.

“Services” means the receipt, injection, and disposal of Produced Water in wells approved for Produced Water injection and disposal.

“Term” has the meaning set forth in Section 2.1.

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“Endeavor Event of Default” has the meaning set forth in Section 7.2.

ARTICLE II.

TERM

2.1. Term of Agreement. This Agreement will be in full force and effect from the Effective Date until the second (2nd) anniversary of the Effective Date (the “Term”), unless terminated earlier pursuant to Article VII.

ARTICLE III.

DELIVERY OBLIGATIONS IN THE AMI

3.1. Hauling Obligation.

(a) General. Subject to the terms and conditions of this Agreement, Endeavor, on behalf of itself and its Affiliates, covenants and agrees to the exclusive, irrevocable obligation, subject only to the exclusions set forth in Section 3.1(b), to direct and haul all commercial Produced Water loads originating within a twenty-five (25)-mile radius of any Priority Well (the “Area of Mutual Interest” or “AMI”), hauled by either itself or its Affiliates or subcontractors, to the applicable Priority Well for disposal.

(b) Exclusions from Right of First Call. Notwithstanding anything to the contrary set forth in this Agreement, the Parties acknowledge and agree that Endeavor will be excused from such obligation to deliver volumes to a Priority Well in the event:

(i) The wait time at the applicable Priority Well exceeds ninety (90) minutes for any particular load;

(ii) The Priority Well is not in proper working order or capable of accepting Produced Water;

(iii) The Priority Well is not approved to accept Produced Water by the dispatching producer of such Produced Water loads; or

(iv) a Pilot management representative affirmatively rejects or does not accept a load from Endeavor for delivery to a Priority Well in writing.

3.2. No Charges. Endeavor will not be responsible, in any manner, for any payment or compensation to Pilot utilizing a Priority Well for the disposal of Produced Water. Such payment or compensation will be the obligation of the dispatching producer of the well in which the commercial load originated. Notwithstanding the foregoing, in no event shall this Section 3.2 serve to reduce or relieve any payment obligations of Endeavor contemplated by Article VI or Article VII of this Agreement.

3.3. Forecast. Each month during the Term, Endeavor shall provide to Pilot a good faith estimate of Produced Water truck transportation volumes for the upcoming month no later than the end of the first week of the current month.

3.4. Non-Circumvention. Neither Endeavor nor any of its Affiliates shall circumvent Pilot for Services within the AMI relating to volumes of trucked Produced Water during the Term. During the Term, Endeavor agrees (a) not to solicit, pursue, or engage any other Produced Water disposal operator within the AMI that would result in trucked volumes of Produced Water being received or delivered by Endeavor to a Produced Water disposal operator other than Pilot, and (b) not to remove Pilot, or cause Pilot to be removed, from any list of Endeavor-approved providers, vendors, or disposal well operators, for any reason.

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3.5. Monthly Disposal Report. Endeavor shall provide to Pilot a report on a monthly basis specifying all Produced Water volumes originating and dispatched from within the AMI and trucked to (a) Priority Wells and (b) all other third party wells (the “Monthly Disposal Report”). The Monthly Disposal Report shall specify the volumes of Produced Water by date of dispatch and the corresponding volume by delivery point on each date of dispatch. To the extent that volumes of Produced Water dispatched from within the AMI are not delivered to Priority Wells, the Monthly Disposal Report shall provide an explanation as to why such volumes were not delivered to Priority Wells.

3.6. Record Retention and Audit Rights. During the Term of this Agreement, Endeavor will retain all Produced Water hauling and disposal records for the AMI, including, without limiting the generality of the foregoing, all financial and volumetric information, tickets, bills of lading, meter records, and driver logs (the “Records”), together with explanations for loads hauled to wells within the AMI that are not Priority Wells. Pilot may, at its own expense, inspect and audit the Records as necessary to verify compliance with the terms and conditions of this Agreement; provided, however, such right to audit the Records may only be exercised up to two (2) times per year, beginning on the Effective Date hereof. In the event any audit results in a monetary or Produced Water volumetric discrepancy adversely affecting Pilot in an amount equal to or greater than five percent (5%) in the aggregate or with respect to any individual Priority Well, Endeavor shall promptly pay to Pilot an amount equal to such discrepancy in accordance with Section 7.4, plus interest at an annual rate equal to eight percent (8%) from the time of accrual of each such discrepancy, plus all costs incurred to conduct such audit.

ARTICLE IV.

COVENANTS OF THE PARTIES

4.1. Performance. Except where provided otherwise, each Party shall use best efforts to perform all of its obligations under this Agreement. Without limiting the generality of the foregoing, Endeavor shall timely file all forms required by Governmental Authorities, including Forms P-4 and T-1 with the Railroad Commission of Texas.

4.2. Independent Contractors. In the performance of their obligations hereunder, the Parties shall be independent contractors and the employees of each Party and its subcontractors, as applicable, performing obligations hereunder will not be deemed to be employees or subcontractors of the other Party hereto. Neither Party shall not act or hold itself out to be an employee or subcontractor of the other Party. Nothing in this Agreement will be construed to (a) give either Party control over the day-to-day activities of the other Party, (b) constitute the Parties as partners, joint ventures, co-owners, or otherwise as participants in a joint or common undertaking, or (c) allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever, except as may be expressly provided herein.

4.3. Public Disclosure; Confidentiality.

(a) Notwithstanding anything to the contrary contained in this Agreement, except as may be required to comply with the requirements of any applicable Law, from and after the Effective Date, neither Party shall make any press release or similar public announcement or communication relating to the transactions contemplated hereby or the existence of this Agreement, unless specifically approved in writing in advance by the other Party hereto.

(b) Each Party shall keep confidential all information, customer lists, instructions, procedures, standards, specifications, the terms of this Agreement, the negotiations relating thereto, and all documents and information obtained by a Party from another Party in connection with the transactions contemplated hereby (collectively, the “Confidential Information”) except (i) to the extent required by applicable Law, including the rules and regulations of any stock exchange, or (ii) pursuant to a court order issued by a court having proper and competent jurisdiction.

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ARTICLE V.

TAX MATTERS

5.1. Tax Matters. Each Party shall be responsible for, and shall pay or cause to be paid any and all taxes, assessments, and charges imposed by any Governmental Authority in connection with their performance pursuant to this Agreement. In the event Pilot is legally obligated to collect such taxes, assessments, or charges from Endeavor, Pilot shall have full authority to do so. If Endeavor is exempt from any such taxes, assessments, or charges, Endeavor shall furnish Pilot with a valid and properly completed resale or exemption certificate prior to the date(s) that Pilot is obligated to collect and remit such taxes, assessments, or charges.

ARTICLE VI.

INDEMNITY

6.1. Indemnification.

(a) Endeavor shall indemnify, defend, and hold harmless Pilot from and against any and all costs, charges, fines, penalties, fees, claims, suits, demands, and liability whatsoever, including, without limitation, attorneys’ fees and costs (the foregoing, collectively, “Claims”) resulting from or arising out of the performance of its obligations under this Agreement due to (i) the Produced Water that is the subject of this Agreement while such Produced Water is under Endeavor’s control during truck loading and unloading operations, and during such period as Pilot has title and risk of loss of such Produced Water as contemplated in Section 6.1(b), (ii) injury to or death of any person, (iii) damage to or loss of any property, including without limitation, any environmental damage, (iv) any violation of any applicable law, rule, or regulation, and/or (v) Endeavor’s breach of its obligations under this Agreement. For the avoidance of doubt, Endeavor’s defense and indemnity obligations will apply regardless of whether Pilot is, or is alleged to be, at fault, and regardless of the extent of Pilot’s negligence, gross negligence, or willful misconduct.

(b) Endeavor’s defense and indemnity obligations as stated in Section 6.1(a) shall not apply to the extent that any Claims result from or arise out of the Produced Water after its delivery to Pilot, except to the extent resulting from the actions or inactions of Endeavor in connection with loading and unloading operations.

ARTICLE VII.

DEFAULT, TERMINATION, AND REMEDIES

7.1. Event of Default. In the event either Party has breached a covenant (other than a failure to pay money) of this Agreement, without regard to materiality, and failed to cure such breach within five (5) calendar days after receipt of written notice thereof, such event will constitute an “Event of Default”.

7.2. Termination and Suspension Rights.

(a) Endeavor Suspension Rights. Upon the occurrence of an Event of Default, if Pilot is the defaulting Party, Endeavor will be entitled to suspend its performance under this Agreement upon written notice to the Pilot until Pilot has cured such material breach.

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(b) Pilot Termination Rights. Upon the occurrence of an Event of Default, if Endeavor is the defaulting Party, Pilot have the right to terminate this Agreement upon delivery of written notice of termination to Endeavor.

(c) In addition to the foregoing, upon an Event of Default, the non-defaulting Party hereunder shall be entitled to all rights and remedies available in this Agreement, which shall be cumulative and in addition to any other rights or remedies provided by law or equity.

7.3. Specific Performance. Endeavor acknowledges that Pilot would be damaged irreparably if the obligations of Endeavor, as applicable, under this Agreement to be performed hereunder or in connection herewith are not performed in accordance with their specific terms or otherwise breached. It is, accordingly, agreed that, Pilot shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, in addition to any other remedy to which Pilot is entitled at law or in equity. Endeavor agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Endeavor further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that such specific enforcement is unavailable because a remedy of monetary damages would provide an adequate remedy.

7.4. Liquidated Damages. In addition to the rights afforded by Section 7.3, Endeavor understands that Pilot will also suffer irrevocable and unrecoverable damages should Endeavor fail to direct and haul loads of Produced Water to the Priority Wells, including disposal revenue and revenue relating to recovered skim oil. Consequently, Endeavor agrees to pay Pilot as liquidated damages a sum equal to One Hundred U.S. Dollars ($100) per trucked load of Produced Water (the “Liquidated Damages”) received and originating within the AMI that is not directed to a Priority Well. Endeavor and Pilot agree that the actual damages that Pilot would suffer as a result of a such failure to perform is difficult and impracticable to ascertain, but that the Liquidated Damages are a reasonable and probable estimation of Pilot’s actual damages that might arise out of each such failure to perform. Endeavor waives, to the maximum extent permitted by applicable law, any and all defenses as to the validity of the Liquidated Damages on grounds that they are void as penalties, are inaccurate, or are an insufficient approximation of the actual damages suffered by Pilot, and agrees not to claim or maintain any claim to the contrary.

7.5. Arbitration. Any dispute, controversy or claim arising out of or relating in any way to this Agreement, including without limitation any dispute concerning the construction, validity, interpretation, enforceability or breach of Agreement, shall be exclusively resolved by confidential, binding arbitration upon a Party’s submission of the dispute to arbitration. The demand for arbitration shall not be made more than four (4) years from when the aggrieved Party knew or should have known of the controversy, claim, dispute or breach.

(a) This agreement to arbitrate shall be specifically enforceable. A Party may apply to any court with jurisdiction for interim or conservatory relief, including without limitation a proceeding to compel arbitration.

(b) The arbitration shall be conducted by one (1) arbitrator to be selected by Pilot. Any Party may initiate arbitration by serving notice upon the other Party and filing a demand for arbitration with the American Arbitration Association. The date on which the arbitrator is selected shall be the “Arbitration Commencement Date”.

(c) Except as expressly set forth in this Section 7.5 or waived in writing by all Parties, the arbitration shall be conducted in accordance with the then-existing Expedited Procedures of the Commercial Rules of the American Arbitration Association, irrespective of the amount in controversy or other requirements or preconditions of such Expedited Procedures, and shall be held and conducted in Harris County, Texas.

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(d) Each Party shall within fourteen (14) calendar days following the Arbitration Commencement Date prepare and deliver to the arbitrator and the other Party its proposed terms to resolve the disputed matter (the “Proposed Award”) and a memorandum in support thereof. The arbitrator shall also be provided with a copy of this Agreement. Within seven (7) calendar days after receipt of the other Party’s memorandum, each Party may submit to the arbitrator (with a copy to the other Party) a rebuttal to the other Party’s memorandum, which may include a modified and/or amended Proposed Award. Neither Party may have ex parte communications (either written or oral) with the arbitrator other than for the sole purpose of scheduling and administrative matters.

(e) Within seven (7) calendar days after expiration of each Party’s deadline to submit a rebuttal, the arbitrator shall select as final and binding only one of the two Proposed Awards. The arbitrator shall select the Proposed Award that is most consistent with a strict interpretation of this Agreement. The arbitrator shall have no authority to modify or amend either Party’s Proposed Award or this Agreement. The arbitrator shall be entitled to issue injunctive or other equitable relief. If monetary relief is awarded, the arbitrator shall award interest from the time of the breach to the time of award at an annual rate of eight percent (8%).

(f) Except as may be required by law, neither Party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Party, and the existence, content, or results of any arbitration hereunder shall be deemed Confidential Information of the Parties.

(g) The cost of the arbitration proceeding, as applicable (including, without limitation, reasonable attorneys’ fees and costs, expert fees, arbitrator fees, and related costs and expenses), shall be borne by the non-prevailing Party. The cost of any proceeding in court to confirm or to vacate any arbitration award shall be borne by the non-prevailing Party thereto. For purposes of this subsection, the “non-prevailing Party” is the Party whose Proposed Award was not selected by the arbitrator.

(h) The arbitrator’s award or decision shall be final, binding, and non-appealable. It is specifically understood and agreed that any Party may enforce any award rendered pursuant to the arbitration provisions hereof by bringing suit in a court of competent jurisdiction situated in the Harris County, Texas. IN RESPECT OF ANY ENFORCEMENT ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS AND WAIVES ALL OBJECTION TO THE CONTRARY TO THE SOLE AND EXCLUSIVE JURISDICTION AND VENUE OF ANY COURT OF COMPETENT JURISDICTION LOCATED WITHIN HARRIS COUNTY, STATE OF TEXAS, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON HIM, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO THEM AT THE ADDRESS SPECIFIED IN THIS AGREEMENT. EACH PARTY KNOWINGLY AND IRREVOCABLY WAIVES ITS RIGHT TO DEMAND A TRIAL BY JURY IN ANY COURT PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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ARTICLE VIII.

MISCELLANEOUS PROVISIONS

8.1. Notices. All notices, communications, and deliveries under this Agreement will be made in writing, signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is being given or made, and will be delivered personally, by facsimile transmission, e-mail, or sent by registered or certified mail (return receipt requested) or by nationally- recognized overnight courier (with evidence of delivery and postage and other fees prepaid) as follows:

If to Pilot:	Pilot Water Solutions, LLC 20 Greenway Plaza, Suite 500 Houston, Texas 77046 Attn: Zachary Neal EVP, Corporate Development Email: zachary.neal@pilotwater.com

With a copy to:	Pilot Water Solutions, LLC 20 Greenway Plaza, Suite 500 Houston, Texas 77046 Attn: Adam Law SVP & General Counsel Email: adam.law@pilotwater.com

Jackson Walker LLP 2323 Ross Avenue, Suite 600 Dallas, Texas 75201 Attn: Pat Knapp Email: pknapp@jw.com

If to Endeavor:	[●]

With a copy to:	[●]

or to such other representative or at such other address, e-mail address, or facsimile number of a Party as such Party may furnish to the other Party in writing. All notices given by personal delivery or mail will be effective on the date of actual receipt at the appropriate address or on the date receipt is rejected at such address. Notices given by facsimile will be effective upon acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating the facsimile was sent in its entirety to the addressee’s facsimile number.

8.2. Assignment; Successors in Interest. Endeavor covenants and agrees that it will not assign, mortgage, or encumber this Agreement or any of its rights or obligations under this Agreement, in whole or in part. Any such assignment, transfer, mortgage, or encumbrance of this Agreement without the prior written consent of the other Party will be null, void, and of no effect. Pilot may assign all or any part of this Agreement, in whole in part, upon written notice to Endeavor, at any time or from time to time.

8.3. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any choice of law rules which may require the application of the laws of another jurisdiction.

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8.4. Severability. Any provision declared or rendered unlawful by a court or Governmental Authority of competent jurisdiction, or deemed unlawful as a result of a statutory change, will not otherwise affect the validity of the remaining lawful obligations that arise under this Agreement.

8.5. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, together, constitute one and the same instrument. Facsimile or scanned and e-mailed transmission of any signed original document or retransmission of any signed facsimile or scanned and e-mailed transmission will be deemed delivery of an original.

8.6. No Third-Party Beneficiaries. Nothing, expressed or implied, in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

8.7. Amendment; Waiver.

(a) Any amendment, extension, or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed by both Endeavor and Pilot.

(b) A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation, or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation, or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

8.8. Entire Agreement. This Agreement, constitutes the entire and complete agreement of the Parties with respect to the matter contemplated herein. No amendments or modifications of any of the terms or provisions of this Agreement will be binding on the other Party unless in writing and signed by both Parties.

8.9. Construction. This Agreement has been freely and fairly negotiated between the Parties and will be construed as if drafted jointly by the Parties. No presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to Law will be deemed also to refer to such Law as amended, modified, succeeded, or supplemented and in effect at any given time, and all rules and regulations promulgated thereunder, unless context requires otherwise. The words “include,” “includes,” and “including” do not limit the preceding terms or words and will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural, and vice versa, unless context requires otherwise. Unless context requires otherwise, the terms “day” and “days” mean calendar day(s). The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision, unless expressly limited. All section, subsection, and article headings and titles contained in this Agreement are for convenience only and will not be construed to have any effect or meaning with regard to the construction of this Agreement.

8.10. Survival. The provisions of this Agreement which are necessary to give effect to this Agreement following the termination of expiration hereof will survive the termination and/or expiration of this Agreement.

8.11. Third Parties. Nothing contained in this Agreement will be construed to create any right in, duty to, standard of care with respect to, or any liability to any Person who is not a party to this Agreement. Without limiting the generality of the foregoing, the Parties (a) acknowledge and agree that the Representatives, stockholders, members, and other security holders of Pilot, Endeavor, and their respective Affiliates are not parties to this Agreement and that the representations, warranties, covenants, and agreements made in this Agreement are provided only by Pilot and Endeavor, as the case may be, and (b) agree that neither Party shall have recourse against any Representative, stockholder, member, or other security holder of the other Party or its Affiliates under or in connection with this Agreement, whether for any representation, warranty, covenant, agreement (including any indemnification), or otherwise.

[Signature page follows; the remainder of this page is intentionally blank.]

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IN WITNESS HEREOF, the Parties have entered into and caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PILOT WATER SOLUTIONS, LLC, a Delaware limited liability company

By:

Name:

Title:

ENDEAVOR CRUDE, LLC, a Texas limited liability company

By:

Name:

Title:

Signature Page to AMI Agreement

EXHIBIT D

FORM OF TRANSITION SERVICES AGREEMENT

(Attached)

Exhibit D – Page 1

Execution Version

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated effective December __, 2023 (the “Effective Date”) by and between PILOT OFS HOLDINGS, LLC, a Delaware corporation (“Service Provider”), and EQUIPMENT TRANSPORT, LLC, a Pennsylvania limited liability company (the “Company”). Service Provider and the Company may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, Service Provider and Meridian Equipment Leasing LLC (“Meridian”) have entered into that certain Purchase and Sale Agreement dated December 22, 2023 (the “PSA”), whereby, on the terms and subject to the conditions set forth in the PSA, Meridian agreed to purchase from Service Provider, and Service Provider agreed to convey or cause to be conveyed to Meridian, all of the limited liability company membership interests in and to the Company; and

WHEREAS, in connection with the PSA, and pursuant to the terms and subject to the conditions of this Agreement, the Company desires for Service Provider to provide (or cause to be provided), and Service Provider is willing to provide (or cause to be provided) to the Company, certain transition services as described herein.

NOW THEREFORE, in consideration of the mutual covenants, terms and provisions hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have their respective meanings set forth in the PSA.

2. Service Provider Services. During the Term of this Agreement, subject to the conditions set forth herein, Service Provider shall provide, or cause to be provided, to the Company, the transition services described in Schedule A as reasonably requested by Company in connection with the Company Business (collectively, the “Service Provider Services”). The Service Provider Services shall be performed in a commercially reasonable manner, in accordance with Law, and consistent with the past practices and standards for the provision of such Service Provider Services, by sufficient and qualified employees of Service Provider or its Affiliates, as may be reasonably needed to provide the Service Provider Services. In addition to the responsibilities of the Parties contained elsewhere in this Agreement, each Party shall reasonably cooperate with the other Parties and provide such reasonable assistance, access to systems and facilities, and information, as well as timely approvals, as such Party may reasonably request in connection with the Service Provider Services or the performance of such Party’s obligations hereunder.

3. Company Services. During the Term of this Agreement, subject to the conditions set forth herein, Company shall provide, or cause to be provided, to the Service Provider, the transition services described in Schedule B as reasonably requested by Service Provider in connection with the Company Business (collectively, the “Company Services”). The Company Services shall be performed in a commercially reasonable manner, in accordance with Law, and consistent with the past practices and standards for the provision of such Service Provider Services, by sufficient and qualified employees of Service Provider or its Affiliates, as may be reasonably needed to provide the Service Provider Services.

4. Term and Termination. This Agreement shall be in force and effect for a term beginning on the Effective Date and continuing for a period of thirty (30) days (the “Primary Term”), continuing thereafter on a month- to-month basis thereafter (the “Secondary Term”) until the provision of seven (7) calendar days advance written notice of termination from Service Provider to Company; provided that Service Provider may terminate all or any part of the Service Provider Services at any time and for any reason subsequent to the Primary Term.

5. Fees; Billing. During the Primary Term and Secondary Term, Company shall pay to Service Provider (a) the applicable fees for the Service Provider Services set forth in Schedule A, netted against the applicable fees for the Company Services set forth on Schedule B (the aggregate difference being the “Fees”) plus applicable sales and use Taxes thereon, and (b) the cost of all reasonable out-of-pocket costs and expenses incurred by Service Provider or paid by Service Provider to third parties in connection with the performance of the Service Provider Services provided hereunder to Company (the “Service Provider Expenses”). The Fees and Service Provider Expenses, as applicable, shall be invoiced by Service Provider in arrears on a monthly basis. Fees and Service Provider Expenses are due by the Company to Service Provider within thirty (30) days of the date of Company’s receipt of such invoice. Other than as set forth in this Section 5, the Fees and Service Provider Expenses shall not be subject to offset, credit, or adjustment for any reason.

6. Records. Each Party shall keep and maintain Records relating to the Service Provider Services and the Company Services, including reasonable supporting documentation of all charges and expenses incurred in connection therewith, for all periods post-Closing. Each Party will maintain and retain Records relating to the Service Provider Services in accordance with its respective past practices and standards for the provision of such Service Provider Services or Company Services, respectively. Such Records shall be made available to the other Party upon request during the Term of this Agreement and for a period of one (1) calendar year thereafter.

7. Indemnification.

(a) Company shall indemnify, defend and hold harmless Service Provider, its Affiliates and their respective employees, directors, officers, agents, successors and assigns from and against any and all claims, losses, liabilities, judgments, awards, damages, fines, penalties, expenses and reasonable costs and fees (including reasonable attorneys’ fees and the cost of enforcing this indemnity) (collectively, “Losses”) incurred or suffered by any of them relating to or arising out of any Claim made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (each, a “Third Party Claim”) in connection with or relating to (i) Company’s breach of any of its obligations under this Agreement or (ii) Company’s negligence or willful misconduct.

(b) Service Provider shall indemnify, defend and hold harmless each Company, its Affiliates and their respective employees, directors, officers, agents, successors and assigns from and against any and all Losses incurred or suffered by any of them relating to or arising out of any Third Party Claim in connection with or relating to (i) Service Provider’ breach of any of its obligations under this Agreement, or (ii) Service Provider’ gross negligence or willful misconduct.

(c) The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Third Party Claims for any breach of this Agreement shall be pursuant to the indemnification provisions set forth in this Section.

8. Limitations on Liability; Authority. In the absence of gross negligence or willful misconduct, each Party’s maximum cumulative liability to the other Party for breach of this Agreement or otherwise with respect to the Service Provider Services (including under Section 7) shall be an amount equal to the amount of Fees paid or expected to be paid during the Term. In no event shall either Party be liable to the other Party for indirect, special, consequential, including without limitation business interruption, or incidental damages, including without limitation loss of profits. Employees of Service Provider or its Affiliates shall have no authority to bind Company to any obligation in performance of the Service Provider Services, and employees of the Company or their respective Affiliates shall have no authority to bind Service Provider to any obligation in performance of this Agreement. Each Party shall fully comply with all applicable laws and regulations including, but not limited to, workers’ compensation, social security, federal, state and local income tax withholding, unemployment insurance, working conditions, Occupational Safety and Health Act, the Immigration Reform and Control Act of 1986, the Americans with Disabilities Act, and all federal, state and local laws affecting employment and business opportunities.

9. Confidentiality. All Confidential Information exchanged pursuant to this Agreement shall be subject to Section 6.4 of the PSA.

10. Common Interest. Service Provider and the Company acknowledge that they are acting and working together in a common interest to facilitate the transactions contemplated by the PSA. Accordingly, Service Provider and the Company acknowledge that certain information may be exchanged that constitutes privileged and confidential attorney-client communications and/or privileged and confidential attorney-client work product. Service Provider and the Company acknowledge and agree that all such communications by and between Service Provider and Company, on the one hand, and their attorneys, on the other, with relation to the Company Business, constitute confidential communications for the purpose of the rendition of professional legal services to either Service Provider and/or the Company, are intended not to be disclosed to third parties, are protected by attorney-client or attorney-work product privilege, and are deemed by the Parties to be Confidential Information hereunder.

11. Miscellaneous.

(d) Notices. Any notice, invoice or other communication required or desired to be given to either Party hereunder shall be in writing and sent by United States mail, postage prepaid, or sent by email, addressed as set forth in Schedule 8.1 to the PSA, except that either Party may change its address by giving written notice to the other party.

(e) Relationship. In the performance of this Agreement, no Party shall be under any other Party’s direction or control as to the persons engaged by that Party to assist in said performance, or as to the means and methods employed by such Party in accomplishing said performance. All employees, agents or other representatives engaged by one Party in connection with the performance of this Agreement will be of that Party’s own selection, for that Party’s own account and own expense. The terms of the employee relationships of each Party, including hours, wages and/or salaries shall be under that Party’s exclusive control and direction at all times. It is further understood and agreed that the Parties for all purposes shall be considered independent contractors and fully and exclusively liable for the payment of any and all taxes now or hereafter imposed by any governmental authority which are measured by wages, salaries, commissions or otherwise paid to persons in its employ.

(f) Assignment. No Party may assign, mortgage or encumber this Agreement or sublet or delegate its rights in and to this Agreement. Any assignment, transfer, delegation, mortgage or sublease of this Agreement without the prior written consent of the other Parties shall be null, void and of no effect.

(g) Entire Agreement. This Agreement constitutes the entire and complete agreement of the Parties with respect to the subject matter contemplated herein. No amendments or modifications of any of the terms or provisions of this Agreement shall be binding on the any Party unless in writing and signed by all Parties.

(h) Counterparts. This Agreement, and any amendments and modifications hereto, may be executed and delivered in multiple counterparts, including multiple signature pages, each of which shall be deemed an original. For purposes of this Agreement, a “writing” includes electronic, facsimile and postal communication.

(i) Headings. All section, subsection and article headings and titles contained in this Agreement are for convenience only and shall not be construed to have any effect or meaning with regard to the construction of this Agreement.

(j) Waiver. No waiver by any Party of any one or more defaults of any other Party in the performance of this Agreement shall operate or be construed as a waiver of any other or future default or defaults, whether of a like or different character.

(k) Severability. Any provision declared or rendered unlawful by a court or governmental agency of competent jurisdiction, or deemed unlawful as a result of a statutory change, shall not otherwise affect the validity of the remaining lawful obligations that arise under this Agreement.

(l) Law and Venue. This Agreement shall be governed by, construed and performed pursuant to the laws of the State of Texas, without regard to its rules and principles regarding conflicts of law. THE PARTIES HEREBY CONSENT, AGREE AND WAIVE ALL OBJECTIONS THAT VENUE FOR ANY DISPUTE HEREUNDER SHALL BE IN A COURT OF COMPETENT JURISDICTION LOCATED IN BEXAR COUNTY, TEXAS. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

(m) Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY HERETO MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH REGARD TO THE SERVICE PROVIDER SERVICES CONTEMPLATED IN THIS AGREEMENT.

[Signature page(s) follow(s); the remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed and entered into this Agreement to be effective as of the Effective Date.

SERVICE PROVIDER:

PILOT OFS HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

COMPANY:

MERIDIAN EQUIPMENT LEASING LLC a Texas limited liability company

By:
Name:
Title:

Signature Page to Transition Services Agreement

SCHEDULE A

DESCRIPTION OF SERVICE PROVIDER SERVICES

SERVICE	DESCRIPTION		FEE
Accounting

Accounting and finance functions, including invoicing and accounts receivable and payable from Service Provider to Company, coding and processing, monthly and quarterly reporting functions, monthly settlements, internal reporting, customer requests, and tax filings.

Provide support and access to various customer billing systems, including the following:

a.

Open Invoice – Billing Portal

b.

Open Invoice – Supplier Link

c.

Open Invoice – API Link

d.

Ariba

e.

Microsoft Office 365 Tenant

f.

Samsara

Information Technology

Provide transition services for software systems used by the Company in the conduct of the Company Business, including the following:

a.

TMW;

b.

Eleos;

c.

Fleetio;

d.

Samsara;

e.

Avatar;

f.

Fuel-related systems, including AtoB, EFS, and Fuel Cloud;

g.

Zoho Manage engine;

h.

Zoho Service Desk and Zoho Service Desk+;

i.

Verizon Mobile;

j.

AT&T Mobile;

k.

Dispatch Phone Systems;

l.

Engage;

m.

Ship Xpress;

n.

Click/TMS; and

o.

Turvo.

Additional support, hosting, and migration services for software systems used for the tracking and dispatch of trucks, invoicing, dispatch, settlements, and financial reporting:

	1.	Labor charge for technical support for information technology systems relating to the Company Business from Service Provider to Company (including phone calls)	$250 per hour, with a 2-hr. min. for on-site work
	2.	Per-user service fee for the hosting and management of email, file share, and network accounts for identified users, including Office365	$125 per user per month
	3.	Per-server service fee for the hosting and management of servers and services relating to the Company Business	$380 per server per month

Schedule A

SCHEDULE B

DESCRIPTION OF COMPANY SERVICES

SERVICE	DESCRIPTION	FEE
Accounting

Accounting and finance functions, including invoicing and accounts receivable and payable from Company to Service Provider, coding and processing, monthly and quarterly reporting functions, monthly settlements, internal reporting, customer requests, and tax filings.

Provide support and access to various customer billing systems, including the following:

a.

Open Invoice – Billing Portal

b.

Open Invoice – Supplier Link

c.

Open Invoice – API Link

d.

Ariba

e.

Microsoft Office 365 Tenant

f.

Samsara

Consulting and Advisory

Consulting, advisory, and support services of the following individuals relating to IT systems, billing, invoicing, data transmission and migration, collections, and related matters for Service Provider:

a.

James Wilkinson; and

b.

Bradley McClure

50% of Salary & Benefit Costs
Information Technology

Provide transition services to Service Provider for software systems used by the Company in the conduct of the Company Business, including the following:

a.

TMW;

b.

Dispatch Phone Systems; and

c.

KPA EHS.

Schedule B

EXHIBIT E

FORM OF PURCHASER LEASES

(Attached)

Exhibit E – Page 1

Form of Purchaser Leases

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Agreement”) is made and entered this December __, 2023 (the “Effective Date”), and between Pilot Water Solutions SWD LLC, a Delaware limited liability company, having an address of 20 Greenway Plaza, Suite 500, Houston, TX 77046 (“Pilot” or “Landlord”), and Meridian Equipment Leasing LLC, a Texas limited liability company, having an address of 5151 Belt Line Road, Suite 715, Dallas, TX 75254 (“Counterparty” or “Tenant”). Pilot and Counterparty shall be individually referred to herein as “Party” and collectively as “Parties”.

WHEREAS Pilot is the owner of certain real property located at [2260 US 181, Hobson, TX 78117] [3006 E. Greene St., Carlsbad, New Mexico, 88220] [620 S. CR 153, Kenedy, TX 78119] and as more particularly described on Exhibit A attached hereto (the “Leased Property”); and

WHEREAS, the Leased Property is improved with various buildings and amenities; and

WHEREAS, pursuant to the terms and conditions set forth in this Agreement, Counterparty desires to lease from Pilot the Leased Property for the purpose of operating a trucking yard and truck shop for produced water hauling operations (the “Business”).

NOW, THEREFORE, for and in consideration of the foregoing premises and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both Parties, it is agreed as follows:

1) LEASE OF PROPERTY: Pilot hereby leases to Counterparty, and Counterparty hereby leases from Pilot the Leased Property, together with all applicable appurtenances, easements, and rights of way as further outlined in Section 5 below.

2) LEASE TERM: The initial term of this Agreement shall commence on the date hereof (the “Commencement Date”), and shall continue for of period of [Carlsbad – three (3) years] [Falls City – two (2) years] [South Karnes – two (2) years] from the Effective Date (the “Term”). Upon the expiration of the Term, this Lease shall terminate.

3) RENT:

a) Counterparty shall pay to Pilot rent in the amount of [Carlsbad - SIX THOUSAND and 00/100 U.S. Dollars ($6,000.00 USD)] [Falls City - SEVEN THOUSAND FIVE HUNDRED and 00/100 U.S. Dollars ($7,500.00 USD)] [South Karnes – FIVE THOUSAND SEVEN HUNDRED FIFTY and 00/100 U.S. Dollars ($5,750.00 USD)], as the same may be adjusted as set forth herein, per month (“Base Rent”) during the Initial Term, with the first month’s rent due upon execution of this Agreement. On the first anniversary of the Effective Date, and each anniversary of the Effective Date thereafter, the Base Rent shall be adjusted based upon fluctuations in the Consumer Price Index determined by the Bureau of Labor Statistics Consumer Price Index for all urban consumers, U.S. City Average, “All items less food and energy” index as of the November immediately preceding the applicable anniversary of the Effective Date.

b) Payments shall be due, in advance, without demand, on the first (1st) day of each month. Any rent payment, or portion thereof, not received by Pilot within five (5) calendar days of the date which it is due shall, at the option of Pilot, be assessed the lesser of (i) two percent (2%) late fee per month (24% per annum) and (ii) the highest rate allowable by applicable law.

c) Rent shall be sent to Pilot, postage prepaid, addressed to Pilot Water Solutions LLC, 20 Greenway Plaza, Suite 500, Houston, Texas 77046, Attn: Accounts Receivable. Counterparty may also make arrangements to pay via electronic transfer, ACH, or wire payment by contacting Pilot;

d) If the Commencement Date is any day other than the first (1st) day of the month, the rent due hereunder shall be pro-rated for that month. If the date this Agreement is terminated (other than in the Event of Default) is any day other than the last day of the last month of the Term, the rent due hereunder shall be pro-rated for such month of termination.

e) Tenant shall pay as “Additional Rent” all expenses of every kind and nature whatsoever relating to or arising from the Leased Property including Impositions and all expenses arising from the leasing, operation management, construction, maintenance, repair, or use and occupancy of the Leased Property, except as otherwise expressly provided in this Lease. Notwithstanding the foregoing, Landlord agrees to pay the following expenses: (a) any expense expressly agreed to be paid by Landlord in this Lease; (b) expenses incurred by Landlord to monitor and administer this Lease; and (c) related expenses that are personal to the Landlord.

f) Any amounts that Tenant is required to pay to Landlord or any third party, together with every fine, penalty, interest and cost which may be added by reason of Tenant’s nonpayment or late payment thereof, shall constitute additional rent (“Additional Rent”). If Tennant shall fail to pay any Additional Rent after notice and the expiration of any applicable cure period provided pursuant to the terms of this Lease, Landlord shall, unless Tenant has notified Landlord that it is disputing the payment of the same in accordance with the provisions hereof, have the right to pay the same and Landlord shall have the rights, powers and remedies with respect thereto as are provided herein in the case of nonpayment of Base Rent. As used herein, “Rent” shall mean all Base Rent and Additional Rent due from Tenant to Landlord hereunder.

g) During the Term of this Lease, Tenant shall pay or shall cause to be paid all Impositions directly to the Governmental Authority charged with the collection thereof. Each Imposition, or installment thereof, during the Term shall be paid before the due date thereof. However, if by law any Imposition may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same in such installments and shall be responsible for the payment of such installments only, together with applicable interest, if any, provided that all such installment payments together with applicable interest, if any, relating to periods before the end of the Term shall be made before the end of the Term. Tenant shall promptly notify Landlord if Tenant shall have elected to pay any such Imposition in installments. Tenant shall, within 30 days following a written request from Landlord, furnish to Landlord evidence, reasonably satisfactory to Landlord, verifying the payment of such Impositions. Any Imposition relating to a period, a part of which is included within the Term and a part of which is included in a period of time before the Term or after the Term (whether or not such Imposition shall be assessed, levied, confirmed, imposed upon or in respect of or become a lien upon the Leased Property, or shall become payable, during the Term), shall be apportioned between Landlord and Tenant before the commencement of the Term or after the expiration of the Term (other than an expiration or termination arising by reason of Tenant’s default), as the case may be, so that Tenant shall pay only that portion of such Imposition which that part of such fiscal period included in the period of time after the commencement of the Term or before the expiration of the Term bears to such fiscal period, and Landlord shall pay the remainder thereof. As used herein, “Impositions” shall mean any and all: (a) business personal property taxes of every kind and nature (including any school, county, town, or other taxes); (b) real property assessments (whether general, special, business improvement district, or otherwise) on the Leased Property; (c) water, water meter, and sewer rents, rates, and charges, (d) excises, (e) levies, (f) license and permit fees, (g) service charges with respect to police protection, fire protection, street and highway construction, maintenance and lighting, sanitation and water supply, if any, and (h) fines, penalties and other similar or like governmental charges applicable to the foregoing and any interest or costs with respect thereto.

4) SECURITY DEPOSIT; CREDIT ASSURANCE: Upon the full execution of this Agreement, Counterparty shall pay Pilot a security deposit in the sum of THIRTEEN THOUSAND DOLLARS and 00/100 U.S. Dollars ($13,000.00 USD) (the “Security Deposit”) to be held by Pilot until the termination of this Agreement. Provided (i) there has been no default by Counterparty under this Agreement, (ii) Counterparty does not have any outstanding rent, late fees, or other unpaid costs or fees due and owing to Pilot, and (iii) the Leased Property is returned to Pilot in good condition and repair, ordinary wear and tear excepted, Counterparty shall be entitled to the full return of the Security Deposit. In the event that all of the above referenced conditions have been fully complied with, Pilot shall return the Security Deposit to Counterparty within sixty (60) calendar days after the termination of this Agreement. The Security Deposit shall become non-refundable in the event that this Agreement is terminated as a result of Counterparty’s default under this Agreement. The Security Deposit, or any portion thereof, may also be retained by Pilot to apply towards any unpaid rent or other unpaid fees due and owing to Pilot, to repair damages to the Leased Property, or both, upon the expiration of the Term, either by early termination or expiration. The Security Deposit shall not accrue any interest. Furthermore, if Landlord has reasonable grounds for insecurity regarding Counterparty’s ability to perform its obligations hereunder, then Landlord shall have the option of requiring security in the form of either (a) a parent guaranty, (b) a cash prepayment, (c) an irrevocable standby letter of credit (in a form and on terms satisfactory to Carrier) issued by a United States bank with a rating for its senior unsecured debt of at least A by S&P or A2 by Moody’s, or (d) a surety or performance bond from an insurance company rated not less than A–, IX by A.M. Best to cover Counterparty’s obligations hereunder. Any required credit assurance shall be in an amount specified by Landlord, acting reasonably, and shall be provided to Landlord within three (3) New York banking days following Landlord’s request therefore. If Counterparty does not provide credit assurance acceptable to Landlord within seven (7) calendar days of Landlord’s request, Landlord may unilaterally terminate this Agreement forthwith, and Counterparty shall remain liable for its obligations incurred hereunder for the remaining term of this Agreement. If Counterparty should (a) become the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official, (b) become generally unable to pay its debts as they become due, or (c) make a general assignment for the benefit of creditors, Landlord may immediately and unilaterally apply the Security Deposit, or draw upon any letter of credit or bond contemplated herein, to satisfy obligations due hereunder.

5) USE OF LEASED PROPERTY / CROSS-EASEMENTS:

a) COUNTERPARTY ACKNOWLEDGES THAT THE LEASED PROPERTY IS BEING LEASED IN “AS IS” CONDITION. PILOT MAKES NO WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, REGARDING THE ENVIRONMENTAL CONDITION OF THE LEASED PROPERTY, CONDITION OF THE BUILDING, STRUCTURE, FOUNDATION, ROOF, TRADE FIXTURES, OR THE EQUIPMENT LOCATED ON, IN, OR AT THE LEASED PROPERTY. THIS DISCLAIMER INCLUDES, BUT IS NOT LIMITED TO, THE PRESENCE OR ABSENCE OF ANY MATERIAL, EQUIPMENT, SUBSTANCE, HAZARDOUS WASTE, HAZARDOUS MATERIAL, SOLID WASTE, ASBESTOS, MERCURY, POLYCHLORINATED BIPHENYLS, MOLD, PCBS, TOXIC MATERIAL, REACTIVE MATERIAL, CORROSIVE MATERIAL, FLAMMABLE MATERIAL, GROUNDWATER OR SOIL CONTAMINATION, REFUSE, REFUSE FILL, WELLS, UREA FORMALDEHYDE, RADIOACTIVE MATERIALS, OIL, PETROLEUM OR PETROLEUM PRODUCTS, OR ANY OTHER MATERIALS DEFINED OR REGULATED UNDER ANY STATE, FEDERAL, OR LOCAL STATUTE, RULE, OR ORDINANCE (collectively referenced herein as “Hazardous Substances”). COUNTERPARTY ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN USED FOR AS A SHOP AND TRUCK YARD FOR PRODUCED WATER HAULING AND OTHER OIL FIELD SERVICES AND THAT EQUIPMENT AND FACILITIES INCLUDED IN THE LEASED PROPERTY MAY CONTAIN HAZARDOUS SUBSTANCES REQUIRING REMEDIATION OR REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM, AND OTHER HAZARDOUS MATERIALS FROM THE LEASED PROPERTY.

b) Counterparty may only use the Leased Property in connection with operation and maintenance of its Business.

c) Counterparty shall not use the Leased Property for any illegal purpose whatsoever, nor shall any nuisance, public or private, be permitted or committed on or about the Leased Property. Counterparty shall maintain current business licenses and any other permits or licenses required from any local, state, or federal agencies and departments, if any, and post copies of such documents at the Leased Property.

d) If Counterparty ceases to continuously operate the Business on the Leased Property during normal business hours for a thirty (30) calendar day period during the Term of this Agreement, Pilot, at Pilot’s sole discretion, may immediately terminate this Agreement by written notice to Counterparty and retain the Security Deposit.

e) During the Term, Counterparty shall operate the Business located on the Leased Property consistent with the highest professional standards of a reasonably prudent operator of the Business. Counterparty shall maintain and ensure that Counterparty’s Business on the Leased Property is performed in a clean and hazard-free manner. Counterparty shall not cause or permit any waste to the Leased Property, nor shall Counterparty permit or allow the accumulation of debris, trash, rubbish, or other Hazardous Substances on the Leased Property. Counterparty shall not discard any used water or other waste produced by operation of the Business on or at the Leased Property, and Counterparty shall be responsible for clean- up of any leaks or spills caused by operation of the Business.

6) OPERATION, MAINTENANCE, AND IMPROVEMENTS:

a) Counterparty shall be solely responsible for the day-to-day operation of the Business. Counterparty shall assume and be responsible for all liabilities and expenses created or generated by Counterparty’s operation of the Business or any other activities undertaken by Counterparty upon the Leased Property. Counterparty shall maintain sole risk of loss with regard to any personal property and/or equipment located at the Leased Property.

b) Counterparty shall not use or permit the use of the Leased Property in any manner so as to increase the rate of insurance thereon. To the extent Counterparty’s activities upon the Leased Property cause Pilot’s insurance to increase, Counterparty shall be solely liable for such increase incurred by Pilot.

c) Counterparty shall not make any improvements, additions or alterations to the Leased Property or to the building and improvements thereon without the prior written consent of Pilot, which Pilot may withhold in its sole discretion. Counterparty shall pay any and all costs and expenses in connection therewith and shall indemnify and hold Pilot harmless from any charges related thereto.

d) At all times while this Agreement remains in effect, Counterparty shall operate the Leased Property in a safe and clean manner. Should Pilot determine that Counterparty is not in compliance with this Section, Pilot may send Counterparty written notice of any deficiencies and Counterparty shall have a period of thirty (30) calendar days thereafter to demonstrate, to Pilot’s reasonable satisfaction, that all matters described in Pilot’s notice have been corrected by Counterparty.

e) Counterparty, at its own costs and expense, shall maintain all portions and components of the interior and exterior portion of the Leased Property in good condition and repair, ordinary wear and tear excepted. Counterparty shall be responsible for all cleaning, maintenance, repairs, alterations, or improvements on or to the Leased Property, including those necessary to cause the Business and/or the Leased Property to comply with all applicable codes, laws, ordinances, rules, and regulations. Pilot shall have no obligation or responsibility of any kind to repair or maintain the Leased Property.

f) Counterparty shall, at all times, comply with all federal, state, and local laws, ordinances, rules, and regulations that are applicable to this Agreement and its performance hereunder. Without limiting the generality of the foregoing, Counterparty shall, at all times, at its own expense, obtain and maintain all certifications, credentials, authorizations, licenses, and permits necessary to conduct its business relating to the exercise of its rights and the performance of its obligations under this Agreement. If Counterparty or any of its subcontractors performs any work contrary to such laws, ordinances, rules, and regulations, Counterparty shall bear all costs arising from any such violation, including, without limitation, any fees or expenses, including attorney’s fees, incurred by Pilot as a result of such violation.

7) RIGHT TO ENCUMBER; MECHANIC’S LIENS:

a) Counterparty may not mortgage or otherwise encumber the Leased Property in any matter.

b) Counterparty covenants and agrees to keep the Leased Property free of mechanic’s and materialmen’s liens and all other liens arising by operation of law, statute, constitution, or contract, other than liens created or claimed by reason of any work done by or at the instance of Pilot. Counterparty further covenants and agrees at all times to fully protect and indemnify Pilot against all such liens or claims and against all attorneys’ fees and other costs and expenses growing out of or incurred by reason of or on account of any such claim or lien. Within thirty (30) days of notice of said lien, Counterparty agrees to remove all liens filed against the Leased Property or any portion of the Leased Property that result from any work performed by or at the direction of Counterparty, or any action or inaction of Counterparty, whether said lien is from the lien holder or Pilot.

c) Pilot shall have the right to post and maintain on the Leased Property a notice of non-responsibility, and to do such other things as may, in Pilot’s judgment, be necessary to protect against such mechanic’s and materialmen’s liens as are provided for in the law of the state in which the Leased Property is located. Counterparty shall have the right to contest the correctness or the validity of any lien or claim filed against the Leased Property if Counterparty procures and records a lien release bond issued by a corporation authorized to issue surety bonds in the state in which the Leased Property is located in the amount equal to one and one-half (1.5) times the amount of the claim of lien or such other amount as may be required by statute. The bond shall provide for the payment of any sum that the claimant may recover on the claim (together with costs of suit, if recovered in the action). If Counterparty fails to secure such bond, Pilot shall be allowed to do so on Counterparty’s behalf, at Counterparty’s sole cost and expense, including by application of the Security Deposit.

d) Counterparty shall notify Pilot in writing, at least ten (10) calendar days prior to commencement of work at the Leased Property, that such work is to occur, to enable Pilot to post appropriate notice(s) or to take other actions considered necessary by Pilot to protect against mechanic’s and materialmen’s liens.

8) OWNERSHIP OF IMPROVEMENTS, FIXTURES, AND FURNISHINGS: During the Term of this Agreement, Counterparty shall have the right to use all improvements erected or placed upon the Leased Property by or on behalf of Counterparty. While fee simple title to any such improvements shall be and remains the Leased Property of Counterparty during the Term of this Agreement, such fee simple title shall immediately revert to Pilot at the expiration or termination of this Agreement. Counterparty may place within or on the Leased Property movable furnishings and fixtures which shall remain the property of Counterparty, and Counterparty shall be entitled to remove all of its furnishings and fixtures from the Leased Property at the termination of this Agreement, provided that Counterparty has not defaulted under the terms of this Agreement. Any personal property left at the Leased Property more than three (3) business days after termination of the Agreement shall be considered abandoned property, and Pilot may remove, sell or otherwise dispose of the abandoned property in its sole discretion. Counterparty shall be liable for any third-party claims related to said abandoned property and agrees to hold Pilot harmless for any and all actions taken by Pilot to remove, sell and/or otherwise dispose of the abandoned property.

9) TENANT’S ENVIRONMENTAL INDEMNIFICATION: Tenant expressly agrees to indemnify, defend and hold harmless Landlord from: (a) all claims, including third-party claims, losses, costs, damages, reasonable attorneys’ fees, liens or expenses arising as a result of any Hazardous Material’s at, on or under the Leased Property, for the operation of the Business caused by Tenant’s events, activities or conditions arising out of or which arise during the Term of the Lease, regardless if discovered during or after the Term of this Lease, as a result of any Hazardous Materia’s at, or on or under the Leased Property (collectively, “Tenant Contamination”), (b) any fines, penalties, sanctions, damages, charges, government orders and demands incurred or imposed for any violations of any law, ordinance, or regulation arising out of, or attributable to Tenant Contamination, and (c) any and all claims, losses, costs, damages, liens, expenses, government orders and demands on or to the Leased Property caused by Tenant, its agents, employees or contractors regarding environmental work to abate Tenant Contamination at the Leased Property.

10) UTILITY CHARGES: Counterparty shall be solely responsible for all electricity, natural gas, water, garbage collection, sewer, and all other utility charges in connection with Counterparty’s use of the Leased Property. Counterparty further agrees that it shall be responsible for all telephone, cable, internet, or DSL expenses created by Counterparty, its employees, or Counterparty’s use of the Leased Property.

11) PILOT’S REPRESENTATIONS, WARRANTIES, AND COVENANTS: Pilot represents, warrants, and covenants to and with Counterparty, as follows:

a) Counterparty shall be entitled to peaceably and quietly enjoy the Leased Property pursuant to the terms of this Agreement, provided no Event of Default (as defined herein) by Counterparty has occurred or is continuing.

b) Pilot has all requisite power and authority to execute and deliver and perform its obligations under this Agreement.

12) GENERAL DISCLAIMER: Counterparty acknowledges that, except as otherwise expressly set forth in this Agreement, Pilot (and its agents, employees, officers, directors, attorneys, and accountants) has made no representations or warranties of any kind including, but not limited to, the suitability of the Leased Property for the operation of Counterparty’s Business, the present or anticipated customer or traffic volume at the Property, or the projected profitability of the Business at the Leased Property. Instead, Counterparty is relying solely upon its own investigation and business experience in entering this Agreement and in selecting the Leased Property as a site for Counterparty’s Business.

13) RIGHT OF ENTRY: Pilot and its authorized representatives may enter the Leased Property upon reasonable notice and without disruption to Counterparty’s business (i) to inspect the condition, alteration, or demolition of any improvements to the Leased Property, (ii) to have the Leased Property appraised, inspected, tested, and measured, and (iii) to post notices of non-responsibility.

14) LIABILITY INSURANCE:

a) Counterparty agrees that at all times during the Term of this Agreement, it shall keep in effect a policy of commercial general liability insurance that does the following: (a) insures against any and all claims of personal injury (including death) or property damage upon the Leased Property that is then subject to the terms of this Agreement and (b) insures Counterparty’s contractual liability. Commercial general liability for personal injury (including death), property damages, or sudden/accidental pollution shall be in amounts not less than Two Million and No/100 Dollars ($2,000,000.00) per occurrence and Two Million and No/100 Dollars ($2,000,000.00) aggregate. In addition to the foregoing, Counterparty shall, during the Term of this Agreement, keep in effect an umbrella liability coverage policy for all risks, which shall be in addition to the coverages required above. In the event the operation of the Business could be alleged to cause death through contaminants (chemical or bacterial), physical reactions, fire, explosion or other means, Counterparty must have a minimum of Ten Million Dollars ($10,000,000) in general liability coverage. The Ten Million Dollars ($10,000,000) in coverage may be a combination of primary and umbrella coverages. Such insurance shall cover at least the following hazards: (1) premises and operations, (2) products and completed operations, (3) independent contractors, (4) blanket contractual liability for all written and oral contracts, and (5) contractual liability covering the indemnities contained in the Lease.

b) Counterparty shall provide and keep in full force and effect Worker’s compensation insurance in a form prescribed by the laws of the State in which the Leased Property is located, and employers’ liability insurance.

c) At all times during the Term of this Lease, Counterparty shall maintain business automobile insurance (with deductible provisions not to exceed TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) per occurrence) with liability limits of not less than FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) combined single limit covering liability for Counterparty’s vehicles used in conjunction with the Leased Property, whether owned, non-owned, or hired.

d) Any policy must include Pilot Water Solutions LLC and its subsidiaries and affiliates as additional insureds for liabilities arising out of the performance under this Agreement and shall be primary to any other insurance of Pilot. The insurer must waive rights of recovery under subrogation or otherwise. Counterparty shall furnish evidence of the required insurance coverages to Pilot on or before the date this Agreement is executed and at any additional time Pilot requests. The insurance coverages Counterparty is required to maintain pursuant to this Section 14 shall not have a deductible in excess of Five Thousand and No/100 Dollars ($5,000.00) and shall be maintained through one or more insurance companies who have an A.M. Best rating of A- or better. The policy limits specified herein are minimum requirements, not limits of liability, and shall not be construed in any way as Pilot’s acceptance of responsibility for financial liabilities in excess of such limits. Any policy required herein shall contain a provision that written notice will be given to Pilot at the address listed herein to satisfy the notice requirements pursuant to this Agreement at least thirty (30) days prior to any cancellation thereof. Counterparty shall provide to Landlord one or more certificates of insurance reflecting the coverages required herein substantially and materially in the form and content set forth hereto on Exhibit B.

e) In the event there is a casualty loss to the Leased Property during the Term of this Agreement, Counterparty shall promptly rebuild or repair the damage caused by such loss, whether or not it is covered by insurance; provided, however, that if such casualty loss occurs during the last twenty-five percent (25%) of the then-existing Term, Counterparty shall have the option of terminating this Agreement and paying Pilot the replacement value of Counterparty’s building or repairing the damage caused by such casualty loss. Pilot shall have sole control and discretion with regard to any rebuild or repair by Counterparty.

f) FAILURE TO COMPLY WITH THIS SECTION SHALL RESULT IN AN AUTOMATIC BREACH OF THIS AGREEMENT BY COUNTERPARTY AND PILOT, AT ITS SOLE OPTION, MAY TERMINATE THIS AGREEMENT, EFFECTIVE IMMEDIATELY.

15) INDEMNITY:

a) Counterparty shall protect, indemnify, defend, and hold harmless Pilot and its subsidiaries, affiliated companies, officers, directors, managers, employees, workmen, agents, servants, and invitees of Pilot (collectively, “Indemnitees”), from and against all losses, damages (including punitive damages), any action, cause of action, suit, debt, expense (including without limitation reasonable attorney’s fees), claim, or demand whatsoever (all hereinafter referred to as “Claims”) arising from: (a) any services provided, inventory sold or displayed by Counterparty at the Leased Property as contemplated herein, including, but not limited to, (i) any bodily injury, including death resulting therefrom; (ii) any act or omission by Counterparty (or its employees, agents, officers, directors, vendors, or contractors, including sub- contractors); (iii) property damage caused by Counterparty (or its employees, agents, officers, directors, vendors, or contractors, including sub-contractors), including loss of use/profits and downtime; (iv) any violation of or failure to comply with any applicable law, ordinance, regulation, rule, order, or standard of care in the industry; (v) a breach by Counterparty (or its employees, agents, officers, directors, vendors, or contractors, including sub-contractors), of any term, provision, or warranty contained herein; and (vi) directly or indirectly, Counterparty’s use, occupation, or operation of the Leased Property, except to the extent any Claim is attributable to and/or caused by the (A) gross or willful negligence or the (B) sole and exclusive negligence of Pilot. This indemnity shall continue notwithstanding the expiration or earlier termination of this Agreement with respect to any act or occurrence preceding such expiration or termination.

b) Counterparty’s agreement to protect, indemnify, hold harmless, and defend as set forth above shall not be negated or reduced by virtue of Counterparty’s insurance carrier’s denial of insurance coverage of the occurrence or event which is the subject matter of the Claims and/or refusal to defend Counterparty or Pilot. In addition, Counterparty will pay all costs and expenses, including attorney’s fees and all other expenses of litigation incurred by Pilot to enforce the foregoing agreement, to protect, indemnify, hold harmless, and defend Pilot.

16) SUBLETTING AND ASSIGNMENT: Counterparty shall not assign this Agreement or any portion thereof without Pilot’s prior written consent, which may be withheld by Pilot, in its sole discretion. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, administrators, successors, assigns, and legal representatives.

17) CONDEMNATION: If all of the Leased Property shall be taken by any governmental authority under its power of condemnation, including a transfer in lieu thereof, then this Agreement shall terminate on the date of the vesting of title to the condemned property or on the date of the taking of possession of such property by the condemning authority, whichever shall first occur. This shall be Counterparty’s full and final remedy for the condemnation. Upon a partial condemnation of the Leased Property that, in Counterparty’s reasonable judgment, renders such Leased Property unusable or materially impaired as a result of a partial condemnation, Counterparty shall have the right to terminate this Agreement effective as of the date of the vesting of title to the condemned property or the date of taking of possession of such property by the condemning authority, whichever occurs first, by providing written notice of such termination to Pilot within thirty (30) days of the taking. Rent shall be paid in full up to the time of the taking. Upon taking of less than all of the Leased Property, if Counterparty does not exercise its right to terminate this Agreement under this Section, this Agreement shall remain in effect for the remainder of the Term for that portion of the Leased Property not so taken, and Rent for the Leased Property shall be equitably abated, and Counterparty shall, in a commercially reasonable prompt and diligent manner, restore the remainder of said Leased Property as near as possible to the condition it was in immediately prior to such taking.

18) COUNTERPARTY’S DEFAULT AND PILOT’S REMEDIES:

a) Any of the following occurrences, conditions, or acts shall constitute an “Event of Default” by Counterparty under this Agreement:

i) Counterparty: (A) defaults in making any payment when due under this Agreement (including a payment of rent for the Leased Property), and such default continues for ten (10) calendar days after receipt by Counterparty of written notice of default; (B) is late making rent payments three (3) or more times in a given twelve (12) month period during the Term, or (C) defaults in the observance or performance of any other provision of this Agreement (other than a payment of rent for the Leased Property), and, solely with respect to this Section 18(a)(i)(C), the default continues for thirty (30) calendar days after Pilot gives written notice to Counterparty specifying the default and demanding that it be cured. However, if the default under Section 21(a)(ii) cannot be cured by the payment of money and cannot with due diligence be wholly cured within the thirty (30) calendar day period, Counterparty may have any longer period that is necessary to cure the default, so long as Counterparty initiates a cure within the thirty (30) calendar day period, prosecutes the cure to completion with due diligence, and advises Pilot from time to time, upon Pilot’s request, of the actions that Counterparty is taking and the progress being made;

ii) The Leased Property is abandoned (except during times of repair or remodeling) by Counterparty for a period of thirty (30) consecutive days or at the date of abandonment if Counterparty gives Pilot written notice of its intent to abandon;

iii) Counterparty files a petition in bankruptcy for reorganization or for an arrangement under federal or state bankruptcy laws or any similar federal or state law, is adjudicated bankrupt or becomes insolvent, is unable to meet its obligations as they become due, a receiver takes control over Counterparty or the operation of the Business, or takes any corporate action in furtherance of any of the foregoing;

iv) A petition or answer is filed proposing the adjudication of Counterparty as a debtor or the reorganization of Counterparty under federal or state bankruptcy laws or any similar federal or state law, and (i) Counterparty consents to the filing thereof, or (ii) the petition or answer is not discharged or denied within sixty (60) calendar days after its filing; and

v) Counterparty defaults under any of provision of the Agreement requiring or permitting termination, as set forth herein.

b) Upon the occurrence of an Event of Default by Counterparty, Pilot may (i) terminate this Agreement and take possession of the Leased Property, in which event the accrued but unpaid Rent shall immediately become due and be paid up to the time of said termination, (ii) without terminating this Agreement, but terminating Counterparty’s right to possession, Pilot may relet the Leased Property, or any part or parts of it, either in Counterparty’s name or otherwise, for a term or terms which may, at Pilot’s option, be less than or exceed the then remaining Term of this Agreement, (iii) recover from Counterparty, as damages for Counterparty’s failure to observe and perform its covenants under this Agreement, the deficiency between the rent hereby reserved and/or agreed to be paid and the net amount, if any, of the rents set forth in any lease or leases for the Leased Property, or any portion thereof, for each month of the period which would otherwise have constituted the balance for the Term of this Agreement, and (iv) exercise all other rights and remedies available at law or in equity. In computing such damages, there shall be added to the deficiency all expenses that Pilot may incur in connection with reletting the Leased Property or any portion thereof, such as brokerage and preparation for re-letting. All rights and remedies of Pilot enumerated in this Agreement shall be cumulative, and none shall exclude any other right or remedy allowed by applicable law or in equity.

c) Pilot may make all alterations, repairs, replacements, and decorations to the Leased Property that Pilot, in its sole judgment, considers advisable and necessary for the purpose of reletting the Leased Property. Such action by Pilot shall not operate or be construed to release Counterparty from its liability under this Agreement. Pilot shall use reasonable efforts to mitigate its damages and to relet the Leased Property if there is any Event of Default by Counterparty.

19) SURRENDER OF POSSESSION: At the termination or expiration of this Agreement, Counterparty covenants to surrender the Leased Property to Pilot. Counterparty may remove from the Leased Property any of its equipment, signs, and all other items of personal property, however, any building(s) or other improvements erected by Counterparty on the Leased Property shall remain the property of Pilot. Counterparty shall surrender the Leased Property in substantially the same or better condition than when this Agreement commenced, ordinary wear and tear excepted. Counterparty shall surrender the Leased Property free of any Hazardous Substances contamination occurring at, or emanating from, the Leased Property during the Term. If, in order to comply with this provision, remediation efforts must extend beyond the end of the Term, Pilot shall provide Counterparty, and Counterparty’s employees, agents, and representatives, with reasonable access to the Leased Property to conduct such remediation efforts. The remediation shall be commenced and concluded as expeditiously as possible, and Counterparty shall conduct such remediation efforts in a way that will not materially interfere, to the extent reasonably possible, with Pilot’s use and enjoyment of the Leased Property.

20) INTENTIONALLY OMITTED.

21) NOTICES: Any notice, request, demand, or other communication hereunder shall be in writing and shall be deemed given: (a) on the date on which it is delivered by hand at the address specified below; (b) two (2) days after it is postmarked and deposited in the mail, postage prepaid; or (c) one (1) day after it is placed with a recognized overnight carrier, at the following addresses, or at such other addresses as the Parties may designate by written notice in the manner aforesaid:

To Pilot:

Pilot Water Solutions LLC Attn: Zach Neal, Adam Law 20 Greenway Plaza, Suite 500 Houston, Texas 77046
Email:	Accountsreceivable@pilotwater.com; adam.law@pilotwater.com; Zachary.neal@pilotwater.com

To Counterparty:

Meridian Equipment Leasing LLC 5151 Belt Line Road, Suite 715 Dallas, Texas 75254 Attn: Russ Shelton
Email:	russ.shelton@endeavorcrude.com

22) APPLICABLE LAW/WAIVER OF JURY TRIAL: This Agreement will be governed by and construed in accordance with the laws of the state where the Leased Property is located without regard to its conflict of laws’ provisions. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).

23) LIMITATION OF LIABILITY. IN NO EVENT WILL PILOT BE LIABLE TO COUNTERPARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR AWARDS (INCLUDING, WITHOUT LIMITATION, LOSS OF TIME, LOSS OF OPPORTUNITY, LOSS OF SAVINGS, LOSS OF PROFITS, OR LOSS OF GOODWILL) THAT MAY ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER FORESEEABLE OR UNFORESEEABLE.

24) FORCE MAJEURE: In no event shall either Party be responsible or liable to the other Party (except for any obligations to make payments to the other Party hereunder) for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, acts of God, fire, earthquake, flood, hurricane, drought, or any other weather-related phenomenon; pandemics or epidemics; shortages of or limitations on the availability of energy or water; acts of war or terrorism, civil or military disturbances, or nuclear catastrophes; it being understood that the Parties shall use reasonable efforts which are consistent with their representee requirements set forth in this Agreement.

25) MEDIA RIGHTS: This Agreement will not be construed as an assignment or grant of any right to use, license, title, or interest in or to the Pilot tradenames, Pilot trademarks, service marks, logos, or any other intellectual property of Pilot, or the goodwill attached thereto, and/or any copyrighted materials of Pilot; it being specifically understood that all rights with respect thereto are reserved by Pilot. Furthermore, Counterparty will not make any public announcement or press release regarding its dealings with Pilot without express written permission from an authorized representative of Pilot.

26) MISCELLANEOUS:

a) This Agreement and any Exhibits attached hereto shall constitute the entire agreement between the Parties and supersedes all prior written and oral communications, representations, warranties, and agreements relating to the subject matter hereof.

b) The Parties agree that the covenants, conditions, and agreements set forth herein shall be binding upon and inure to the benefit to the Parties, their heirs, executors, administrators, successors, and assigns.

c) No modifications or amendments to this Agreement, or any part hereof, shall be binding unless set forth in writing and signed on behalf of each Party.

d) The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or meaning of this Agreement.

e) If any provision or condition of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, that provision will be severed from this Agreement, and the remaining provisions will continue in full force and effect. The validity of the remainder of this Agreement will not be affected, and the remainder of the Agreement will be carried out as if such invalid or unenforceable provision was not contained therein. Any such clause or provision held invalid or unenforceable, in whole or in part, to the extent permitted by law, shall be restricted in applicability or reformed to the minimum extent required for such clause or provision to be enforceable; provided, however, if restricting the unenforceable provision would result in failure of an essential purpose of this Agreement, the entire Agreement shall be held unenforceable.

f) The obligations of the Counterparty under this Agreement, including, without limitation, obligations concerning indemnity, confidentiality, payment, warranties, discharge of liens, and defense of Pilot in connection therewith, shall survive the termination of this Agreement and shall remain enforceable even after termination of this Agreement.

g) If any controversy or claim arising out of, or related to, this Agreement is the subject of a dispute, the prevailing Party in the resolution, whether by litigation or otherwise, shall be entitled to full recovery of all reasonable attorney’s fees, costs, and expenses incurred in connection therewith, including costs of court, against the non-prevailing Party.

h) Pilot reserves the right to subject and subordinate this Agreement at all times to the lien of any first mortgage hereafter placed upon Pilot’s interest in the Leased Property.

i) The relationship of Pilot and Counterparty under this Agreement is as a landlord and tenant, and nothing contained in this Agreement shall be deemed to constitute either Party a partner, joint venturer, or employee of the other Party for any purpose.

j) The Parties hereto agree that they have had the opportunity to consult with counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any law, holding, or rule of construction providing that ambiguities in the Agreement or other document shall be construed against the Party hereto drafting this Agreement or document.

k) No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

l) This Agreement may be executed by digital or electronic means through commercially- available electronic software, which results in confirmed signatures delivered electronically to each of the Parties. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by .pdf, or other electronic means, shall be equally as effective as delivery of a manually-executed counterpart. The Parties hereto represent that the respective persons executing this Agreement on their behalf are fully authorized to execute this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Commencement Date.

Pilot Water Solutions SWD LLC	Meridian Equipment Leasing LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Signature Page to Lease Agreement

EXHIBIT A

Leased Property

[See attached.]

Exhibit A

EXHIBIT B

Certificate of Insurance

[See Attached]

Exhibit B

EXHIBIT F

FORM OF ASSIGNMENT OF ACCOUNTS

(Attached)

Exhibit F – Page 1

Execution Version

ASSIGNMENT OF ACCOUNTS RECEIVABLE

This ASSIGNMENT OF ACCOUNTS RECEIVABLE (this “Assignment”) is executed, delivered, and made effective as of December [31], 2023 (the “Effective Date”), by EQUIPMENT TRANSPORT LLC, a Pennsylvania limited liability company (“Assignor”), to PILOT OFS HOLDINGS LLC, a Delaware limited liability company (“Assignee”), pursuant to that certain Purchase and Sale Agreement of even date herewith by and between Assignee and Meridian Equipment Leasing LLC, as Purchaser thereunder (“Meridian” and the “Purchase Agreement”, respectively), reference to which is hereby made for all purposes. Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

WHEREAS, simultaneously herewith, pursuant to the terms and provisions of the Purchase Agreement, Assignee intends to sell to Meridian all of the issued and outstanding limited liability company membership interests in and to Assignor;

WHEREAS, in connection therewith, Assignee and Meridian have agreed that Assignee will retain the benefit of all outstanding accounts receivable of Assignor;

NOW THEREFORE, in consideration of the Purchase Agreement, the mutual covenants, terms and provisions hereof, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Assignment and Assumption of Accounts Receivable. Assignor does hereby absolutely, unconditionally, and irrevocably BARGAIN, SELL, ASSIGN, TRANSFER, CONVEY, SET OVER and DELIVER to Assignee all of Assignor’s accounts receivable accrued and/or arising out of the period of time preceding the Closing, arising out of and acquired by Assignor in its ordinary course of its business, which receivables are or will be due and owing to Assignor without defense, offset or counterclaim (each, a “Receivable” and collectively, the “Receivables”), free and clear of all liens and encumbrances. For the avoidance of doubt, once a Receivable is assigned to Assignee, Assignee shall have the sole and exclusive right to collect such Receivable and Assignor shall provide to Assignee all reasonable assistance and Records to collect such each such Receivable at Assignor’s sole cost and expense. If and to the extent an assignment of any Receivable is ineffective or unable to be made, Assignor shall hold in trust the Receivable and grants to Assignee full rights of subrogation with respect to each such Receivable, and authorizes Assignee to collect on Assignor’s behalf such Receivable from the debtor thereof. Assignee hereby ACCEPTS and ASSUMES the Receivables, and all rights and benefits thereof, free and clear of all liens and encumbrances other than restrictions imposed under applicable law.

2. Bank Accounts; Cooperation. Assignor acknowledges and agrees that, prior to the date hereof, the Receivable debtors have been notified and instructed to remit the Receivables to the bank accounts of Assignor more particularly set forth on Schedule 4.18 to the Purchase Agreement (the “Bank Accounts”). Assignor further acknowledges that notifying the Receivable debtors would cause unreasonable delay in collection of the Receivables and irreparable harm to Assignee. Accordingly, Assignor shall permit Assignee to direct the Receivable debtors to remit the Receivables to the Bank Accounts. Assignor shall hold such funds in trust for the sole and exclusive benefit of Assignee. Assignor covenants and agrees to provide at all times read-only access to the Bank Accounts to the designated representatives of Assignor, which access shall be irrevocable and perpetual until full and final collection of the Receivables. Assignor shall promptly follow and adhere to the reasonable direction and instruction of Assignee and Assignee’s representatives in the collection of the Receivables, and shall promptly make available to Assignee all Records relating to the Bank Accounts and the Receivables. Assignor shall, no later than seventy-two(72) hours after receipt of instruction from Assignee, remit the cash proceeds of collected Receivables deposited into the Bank Accounts to the designated accounts of Assignee. Assignor shall grant, and shall not revoke, access to customer electronic systems to Assignee for purposes of collecting the Receivables.

3. Records and Audit Rights. Assignor shall maintain detailed Records regarding the Receivables and agrees to retain all such Records for a period of four (4) years after the Effective Date. Assignee (or its designated representative(s)) may, at any time until the expiration of such four-year period, and upon providing written notice to Assignee, review, inspect, and audit such Records for purposes of verifying compliance with the terms and conditions of this Assignment. Assignee shall have the right to reproduce and retain copies of all such Records. In addition, all Records of the Bank Accounts will be subject to audit and shall be retained by Assignor. In the conduct of any audit, Assignee shall respond to all claims and exceptions of Assignor within thirty (30) days of receipt thereof. Assignor shall have the right to designate and utilize independent third-party auditors to conduct an audit of Assignee’s performance pursuant to this Assignment. If the results of any such audit show a monetary discrepancy of more than five percent (5%) in favor of Assignor, then Assignor shall reimburse Assignee for all costs and expenses (including, without limitation, outside auditors’ fees, reasonable attorneys’ fees and costs of collection) incurred by Assignor with respect to such audit. The rights of Assignor under this Section 3 shall be additional to and shall not prejudice any other or additional rights and remedies afforded to Assignor by law, and shall be without prejudice to Assignor’s right to take legal action with respect thereto, including the right to dispute any collection, invoice, or Receivable as a result of such audit. In the event that a computational, invoicing, accounting, or other monetary error is discovered pursuant to this Section 3, then the parties hereto shall remedy such error, and the party owing payment shall pay the other the amount concerned within thirty (30) days of the error being substantiated.

4. Standard of Conduct. In the performance of its obligations hereunder, Assignor shall act in good faith and fair dealing, and use best efforts to assist Assignee in collection of the Receivables.

5. Events of Default; Remedies. An “Event of Default” shall mean the failure of either party hereto to materially comply with any material provision of this Assignment if such failure is not cured within three (3) business days after notice thereof from the other party hereto. If an Event of Default occurs with respect to either party to this Assignment, the other party hereto may exercise any and all remedies available at law or in equity for breach of contract, unless and to the extent expressly limited herein. Assignor acknowledges that Assignee may be irreparably harmed by Assignor’s breach or default of this Agreement, and that the payment of money may be an insufficient remedy to make Assignee whole, and agrees and authorizes Assignee to seek an injunction or injunctions, specific performance, or other equitable relief in order to prevent breaches or defaults of this Agreement by Assignor. Assignor covenants not to oppose the granting of such equitable relief, including on the basis that Assignor has an adequate remedy at law or in damages or that specific performance is not an appropriate remedy.

6. Limitation. NOTWITHSTANDING ANYTHING HEREIN, THE DELIVERY OF THIS ASSIGNMENT SHALL NOT DIMINISH OR OTHERWISE IMPAIR ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS, CONDITIONS, INDEMNITIES, TERMS OR PROVISIONS OF THE PURCHASE AGREEMENT, AND ALL OF THE REPRESENTATIONS, WARRANTIES, COVENANTS, CONDITIONS, INDEMNITIES, TERMS AND PROVISIONS CONTAINED IN THE PURCHASE AGREEMENT SHALL SURVIVE THE DELIVERY OF THIS ASSIGNMENT TO THE EXTENT, AND IN THE MANNER, SET FORTH IN THE PURCHASE AGREEMENT.

7. Miscellaneous.

(a)	Time of the Essence. Time is of the essence with respect to the performance of this Assignment.

(b)	Assignment. Assignor may not assign any right, interest or obligation hereunder without the prior written consent of Assignee, and any attempt to do so shall be void. This Assignment is binding upon, inures to the benefit of and is enforceable by the Assignor, Assignee, and their respective successors and permitted assigns.

(c)	Mutual Provisions. Sections 8.1 (Notice), 8.2 (Entire Agreement), 8.3 (Expenses), 8.5 (Waiver), 8.6 (Amendment), 8.7 (No Third Party Beneficiary; No Affiliate Liability), 8.9 (Headings), 8.10 (Invalid Provisions), 8.11 (Counterparts; Facsimile), 8.12 (Governing Law; Venue; and Jurisdiction), and 8.13 (Attorneys’ Fees) of the Purchase Agreement shall apply to this Assignment, mutatis mutandis.

[The remainder of this page is intentionally blank; signature page(s) follow.]

IN WITNESS WHEREOF, this Assignment has been duly executed, delivered, and made effective as of the Effective Date by the duly authorized representatives of each party set forth below.

ASSIGNOR:

EQUIPMENT TRANSPORT LLC, a Pennsylvania limited liability company

By:
Name:
Title:

Signature Page to Assignment

ASSIGNEE:

PILOT OFS HOLDINGS LLC, a Delaware limited liability company

By:
Name:	Zachary Neal
Title:	Executive Vice President, Corporate Development

Signature Page to Assignment

EXHIBIT G

FORM OF SECURITY AGREEMENT

(Attached)

Exhibit G – Page 1

Execution Version

SECURITY AGREEMENT, FINANCING STATEMENT AND ASSIGNMENT OF COLLATERAL

THIS INSTRUMENT COVERS THE INTEREST OF OBLIGOR IN AND TO THE PERSONAL PROPERTY AND EQUIPMENT DESCRIBED ON EXHIBIT “A” ATTACHED HERETO. THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD, AMONG OTHER PLACES, IN THE OFFICIAL RECORDS OF THE SECRETARY OF STATE OF TEXAS.

A POWER OF SALE HAS BEEN GRANTED IN THIS SECURITY AGREEMENT, FINANCING STATEMENT AND ASSIGNMENT OF COLLATERAL. A POWER OF SALE MAY ALLOW THE SECURED PARTY TO TAKE THE COLLATERAL AND SELL IT WITHOUT GOING TO COURT IN A COLLATERAL FORECLOSURE ACTION UPON DEFAULT BY THE DEBTOR PURSUANT TO THIS SECURITY AGREEMENT, FINANCING STATEMENT AND ASSIGNMENT OF COLLATERAL.

FROM

MERIDIAN EQUIPMENT LEASING, LLC, as Obligor

TO

PILOT OFS HOLDINGS LLC, as Secured Party

DECEMBER __, 2023

For purposes of filing this Security Agreement, Financing Statement and Assignment of Collateral as a financing statement, the mailing address of Obligor is 5220 Spring Valley Road, Suite LL 20, Dallas, Texas 75254.

ATTENTION RECORDING OFFICER: This instrument is a financing statement of accounts, personal property and equipment and is, among other things, a Security Agreement and Financing Statement under the Uniform Commercial Code. This instrument creates a lien on rights in or relating to the equipment, personal property, and proceeds thereof of Obligor which are further described herein.

RECORDED DOCUMENT(S) SHOULD BE RETURNED TO:

Jackson Walker LLP

2323 Ross Avenue, Suite 600

Dallas, Texas 752001

Attn: Pat Knapp

SECURITY AGREEMENT, FINANCING STATEMENT AND ASSIGNMENT OF COLLATERAL

This SECURITY AGREEMENT, FINANCING STATEMENT AND ASSIGNMENT OF COLLATERAL (this “Agreement”) is executed on the date set forth in the acknowledgement below, to be effective as of December      , 2023 (the “Effective Date”), is executed and delivered by MERIDIAN EQUIPMENT LEASING, LLC (“Obligor”), a Texas limited liability company whose address is 5220 Spring Valley Road, Suite LL20, Dallas, Texas 75254, in its capacity as a Borrower and Assignee pursuant to the Loan Documents, as defined below, and PILOT OFS HOLDINGS LLC, a Delaware limited liability company, whose address is 20 Greenway Plaza, Suite 500, Houston, Texas 77046 (“Secured Party”) in its capacity as the Lender and Assignor pursuant to the Loan Documents. Obligor and Secured Party may sometimes be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

This Agreement is executed in connection with, and pursuant to the terms of, the Secured Promissory Note of even date herewith, by and among Obligor, as Borrower, and Secured Party, as Lender (the “Note”), and that certain Purchase and Sale Agreement of even date herewith by and between Secured Party, as Seller, and Obligor, as Purchaser (the “Purchase Agreement”). It is a requirement under the Note and Purchase Agreement that the Obligor execute and deliver this Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Obligor and Secured Party hereby agree as follows:

ARTICLE I

Definitions

1.1 Terms. Terms defined in the Note and the Assignment, as defined below, have the same meanings when used herein unless otherwise defined herein or the context hereof otherwise requires. Terms not defined herein are defined in the Texas Uniform Commercial Code, as in effect on the date hereof (the “UCC”), have the meanings specified in the UCC, and the definitions specified in Article 9 of the UCC control in the case of any conflicting definitions in the UCC. Capitalized terms not defined in the UCC, or which have meanings ascribed in the UCC, shall nonetheless have the meanings set forth in the Note, which shall govern and control. The singular number includes the plural and vice versa. Captions of Sections do not limit the terms of such Sections. In addition to terms defined elsewhere in this Agreement, the UCC, and the Note:

“Collateral” means the Equipment, the Rigging Equipment, and the Personalty Collateral.

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“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Equipment” means all of the personal property and equipment described on Exhibit “A” attached hereto and made a part hereof for all purposes.

“Event of Default” shall have the meaning set forth in Article V hereof.

The “Loan Documents” mean the Note, the Purchase Agreement, this Agreement, and any and all renewals, extensions, modifications, amendments, ratifications, restatements, rearrangements and substitutions of all or any part of such documents.

“Note” has the meaning set forth in the Recitals.

“Obligations” means (i) all indebtedness of Obligor evidenced by the Note, (ii) all other indebtedness, obligations, covenants and liabilities of Obligor arising pursuant to any Loan Document, and (iii) all other indebtedness, obligations, and liabilities of any kind of the Obligor or any of its affiliates or subsidiaries now existing or hereafter arising pursuant to any Loan Document, whether fixed or contingent, joint or several, direct or indirect, primary or secondary, and regardless of how created or evidenced, (iv) all renewals, extensions, modifications, amendments, rearrangements and substitutions of all or any part of the above, whether or not Secured Party executes any agreement or instrument.

“Obligor” has the meaning set forth in the first paragraph of this Agreement.

“Personalty Collateral” means all of Obligor’s now owned or hereafter acquired interest in and to all Equipment and Rigging Equipment, including, but not limited to, (i) all accounts, contract rights and general intangibles now or hereafter arising regardless of whether any of the foregoing is in connection with the sale or other disposition of any Collateral hereunder, including all liens securing the same, (ii) all information, documents and instruments concerning the Equipment and Rigging Equipment, including title documents, logs, books and records, (iii) any options or rights of first refusal to acquire any of the Collateral, and (iv) all proceeds, products, renewals, increases, profits, substitutions, replacements, additions, amendments and accessions of, to or for any of the foregoing.

“Permitted Liens” means any lien arising under the Loan Documents.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Rigging Equipment” means oil working tools, including fittings for load hoses and tank trailers, oil thief gages, sample tubes, gage worker’s trays, hydrometers, plump bobs, graduated cylinders, and any and all other tools used in measuring, testing, sampling and transferring oil to and/or from a tank trailer.

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“Secured Party” has the meaning set forth in the first paragraph of this Agreement.

“Security Interest” means the security interest granted by Obligor to Secured Party under this Agreement, which the Parties hereby.

“Security Termination” means such time at which each of the following events shall have occurred on or prior to such time: (a) the indefeasible payment in full of all Obligations in cash and all other amounts payable pursuant to the Loan Documents, and (b) the delivery of any written release or relinquishment of this Agreement by Secured Party to Obligor.

“Supporting Obligation” means a means a letter-of-credit right or secondary obligation that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument, property, equipment, the Obligations, the Equipment or this Agreement.

ARTICLE II

Creation of Security Interest

2.1 Grant of Lien. In consideration of funds advanced by Secured Party to the Obligor for purchase of the Equipment and Rigging Equipment as set forth in the Loan Documents, and in further consideration of the mutual covenants contained herein, Obligor does hereby GRANT, BARGAIN, SELL, CONVEY, TRANSFER and ASSIGN with a general warranty of title, for the uses, purposes and conditions hereinafter set forth, a purchase-money security interest and lien in and to all of its right, title and interest in and to the Collateral unto Secured Party, and its successors, assigns, trustees, representatives and administrators, WITH POWER OF SALE, to secure payment and performance of the Obligations and for the benefit of Secured Party.

TO HAVE AND TO HOLD the Collateral unto the Secured Party and its successors, assigns, trustees, representatives and administrators forever, together with all and singular the rights, hereditaments and appurtenances thereto in anywise appertaining or belonging, to secure payment of the Obligations and the performance of the covenants of Obligor contained in this Agreement. Subject to the Permitted Liens, Obligor does hereby bind itself, its successors and permitted assigns to warrant and forever defend all and singular the Collateral unto the Secured Party and its successors, assigns, trustees, representatives and administrators, against every party whomsoever lawfully claiming or to claim the same, or any part thereof. It is Secured Party’s and Obligor’s intent that this instrument cover Obligor’s entire interest in the Collateral including, but not limited to, all that certain Equipment described on Exhibit “A”.

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2.2 Assignment of Implied and Statutory Liens and Security Interests. For the same consideration and to further secure the Obligations, and to the maximum extent permitted by law, Obligor hereby TRANSFERS, ASSIGNS, and CONVEYS to Secured Party for its benefit the security interests held by Obligor arising under Chapter 9 of the Texas Business and Commerce Code and any other law, rule or regulation of the State of Texas or the United States.

2.3 Power of Attorney. Obligor does hereby MAKE, CONSTITUTE and APPOINT Secured Party as its true and lawful agent and attorney-in-fact with full power of substitution, either generally or for such periods or purposes as Secured Party may from time to time prescribe, with full power and authority, for and on behalf of and in the name of Obligor, to execute, acknowledge and deliver all such instruments, agreements, certificates and other documents of every nature, with such provisions as may from time to time, in the opinion of Secured Party, be necessary, proper or advisable to effect the intent and purpose of this Agreement; and Obligor shall be bound thereby as fully and effectively as if Obligor had personally executed, acknowledged and delivered any of the foregoing instruments, agreements, certificates and/or other documents. The powers and authorities granted in this paragraph may be exercised by any authorized representative of Secured Party. The power of attorney conferred in this section is granted for valuable consideration and coupled with an interest and is irrevocable so long as a Security Termination has not occurred. The parties acknowledge that the power-of-attorney set forth above is intended primarily as an aid to Secured Party in securing the Collateral, to which it is entitled.

ARTICLE III

Obligor’s Warranties and Covenants

3.1 Payment of Obligations. Obligor covenants that Obligor shall timely pay and perform the Obligations secured by this Agreement.

3.2 Representations. Obligor represents and warrants as follows:

(a) Incorporation of Representations and Warranties from Loan Documents. The representations and warranties of Obligor contained in the Note and any other Loan Documents applicable to Obligor or the Collateral are hereby confirmed and restated, each such representation and warranty, together with all related definitions and ancillary provisions, being hereby incorporated into this Agreement by reference as though specifically set forth in this Section.

(b) Title to Collateral and Risk of Loss. Obligor has good and defensible title to the Collateral free from all Liens, claims, security interests or other encumbrances except as permitted by the provisions of this Agreement or other Loan Documents. Except for Secured Party’s interest in the Collateral, Obligor shall keep the Collateral free and clear of all liens, claims and burdens, including warehouseman’s liens, materialmen’s liens, and other liens or claims that may accrue, save and except for those created pursuant to this Agreement. Obligor shall at all times bear all risks of loss, damage, theft, or destruction of or to the Collateral.

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(c) Taxes, Expenses and Other Payments. Obligor shall timely pay, remit and/or tender all sums due to vendors for repair, maintenance and other work performed on the Equipment.

(d) Licenses, Permits, Regulatory Filings and Compliance. Obligor has at all times obtained and kept current all necessary licenses and permits to use and operate the Collateral.

(e) Obligor’s Address. The address of Obligor’s place of business, residence, chief executive office and office where Obligor keeps its records concerning accounts, contract rights and general intangibles is as set forth in the Preamble of this Agreement, and there has been no change in the location of Obligor’s place of business, residence, chief executive office and office where it keeps such records and no change of Obligor’s name during the four (4) months immediately preceding the date of this Agreement. Obligor hereby represents and warrants that its organizational number is 803294826, the state of its formation is Texas, and the correct form of Obligor’s name is as set forth in its signature block below.

(f) Formation and Authority. Obligor represents and warrants that (i) to the extent that Obligor is a corporation, partnership or limited liability company, that Obligor is validly constituted and organized in the state of incorporation recited herein, (ii) the individual representative executing this Agreement has the power and authority to bind Obligor to this Agreement in the capacity stated herein.

(g) Solvency. Obligor is solvent and has adequate funds to conduct its business during the term of this Agreement.

3.3 Obligor’s Payment Duties. Except as provided otherwise herein, nothing contained herein shall limit Obligor’s absolute duty to make timely payment of the Obligations, and receipt by the Secured Party of monies from Obligor in less than the full amount of the Obligations shall be in addition to all other security now or hereafter existing to secure full payment of the Obligations.

3.4 Liability of Secured Party. Secured Party is hereby absolved from all liability for failure to enforce collection of any of such proceeds, and from all other responsibility in connection therewith except the responsibility to account to Obligor for proceeds actually received by Secured Party.

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3.5 Expenses. All expenses incurred by the Secured Party in collection of said proceeds shall be repaid promptly by Obligor; and prior to such repayment, such expenses shall be a part of the Obligations secured hereby.

3.6 Assurances. Obligor authorizes Secured Party to file a financing statement describing the Collateral. Secured Party may use a description of the Collateral in any financing statement as “all assets” or similar wording or any more specific wording. Obligor will at its own expense take all action as Secured Party may at any time request to protect, assure or enforce Secured Party’s interests, rights and remedies created by, provided in or emanating from this Agreement. Obligor shall (a) upon request of Secured Party, cause the Security Interest to be duly noted on any certificate of title issuable with respect to any of the Collateral and forthwith deliver to Secured Party each such certificate of title; (b) take such steps as Secured Party may request to ensure Secured Party obtains control with respect to all Collateral in which a security interest may be perfected by control, and to cause any bailee in possession of any Collateral to acknowledge that such bailee will act with respect to such Collateral on the instructions of Secured Party without consent by Obligor; (c) promptly advise Secured Party of the assignment to Obligor of any organizational identification number (if Obligor does not currently have one) or of any change in Obligor’s current organizational identification number; and (e) execute and deliver to Secured Party, in due form for filing or recording (and pay the cost of filing or recording the same in all public offices deemed necessary or advisable by Secured Party) security agreements, mortgages, deeds of trust, pledge agreements, consents, waivers, financing statements (and amendments thereof), and other documents, and do such other acts and things, all as may from time to time in the opinion of Secured Party be necessary or desirable to establish and maintain a valid perfected first priority security interest in the Collateral free of all Liens. Obligor shall immediately notify Secured Party of any discontinuance of or change in the address and contact information of Obligor’s place of business, residence, chief executive office or office where it keeps records concerning accounts, contract rights and general intangibles.

3.7 Minimum Guidelines for Condition of Equipment. Obligor covenants and agrees to maintain the Equipment in strict compliance with the following minimum standards, except where otherwise indicated:

(a) Tires. Shall have sound casings capable of carrying its rated load capacity. Steer axel tires are to be original, matched tread, with 12/32 remaining tread depth on all tires. Rear axel to be original, matched tread with 60% remaining tread depth of 100% cross-bar caps on original casings with warranty;

(b) Body. Shall have not dented or punctured panels (including fuel tanks) and no other damage that costs more than Two Hundred Fifty and No/100s Dollars ($250.00) to repair. All bodies that have been damaged, rusted, or abused must be repaired to original condition, less normal wear and tear. There will be no sheet metal damage including paint and rust on cab, bumper, grill, fuel tanks and attachments to the cab including sleeper boxes, airings, and cab extenders. Frame, crossmembers, springs, axels, axel housings and wheels will be free from cracks, breaks or bends. When included, lift gates will be operable and refrigeration equipment must operate to original designated temperature capacity;

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(c) Interiors. Shall be clean, shall have no tears, odors, burns, damage to seats, seat backs, dashes, headliners, door panels or carpeting, original radio and other original equipment to be in place. Gauges and all other operative parts and accessories shall be in working order;

(d) Engine. Shall be mechanically sound, carry manufacture’s recommended oil pressure, have no excessive blow by, no water and/or oil leakage, and have no cracked heads or blocks. Transmission and differentials shall have no seal leakage (including wheel seals - steer and drive axels), shall be operable as originally provided to customer, shall have no excessive gear noise. Obligor will furnish electronic engine ECM codes upon request;

(e) Drive Train Components. Equipment shall be “ROADWORTHY” capable of operating as originally designed; this specifically includes, but is not limited to, engines, transmissions, axels and allied equipment (i.e., heater/AC system);

(f) Glass. Windshield shall not be pitted, chipped or cracked in a manner that would fail DOT inspection. Windows and mirrors shall not be broken or cracked, including bulls-eyes or fractures, and all window operating mechanisms shall be operable;

(g) Electrical. Batteries, starters, alternators, etc., shall be operable. Charging system will be operating and batteries will start Equipment under its own power with no dead cells or cracked cases. Lights and wiring shall be operable with no broken sealed beams, lenses, etc. Heaters and air conditioning systems shall be operable;

(h) Factory Equipment & In Service Equipment. Factory-installed equipment and any equipment installed in Equipment prior to this Agreement shall be intact and operable, which specifically includes fifth wheel, mudflaps, airfoils, safety equipment, chain boxes, etc.;

(i) Chrome & Bright Metal Trim. Bumpers, grab handles, wheel hub caps, grills, etc. originally on unit at time of purchase shall be free from damage and scrapes;

(j) Brakes. Shoes shall have a minimum of fifty percent (50%) wear left; and

(k) DOT Standards. Equipment shall pass a complete U.S. Department of Transportation (“DOT”) annual inspection.

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3.8 Scheduled Maintenance. All scheduled maintenance on tractor and trailer Equipment is current as required by the following Preventative Maintenance Schedule:

REQUIRED MAINTENANCE ITEM	TRACTOR			TRAILER
	Daily	Monthly	Every	Daily	Every
Inspect & Repair Oil Level	X
Inspect & Repair Radiator Fan/Hub/Fluid Level	X
Inspect & Repair Water Pump/Hose/Belt	X
Inspect & Repair Steering Fluid/Hose/Belt/Linkage	X
Inspect & Repair Air Compressor/Hose/Belt	X
Inspect & Repair Alternator/Belt	X
Inspect & Repair/Replace/Secure Fire Extinguisher	X
Inspect & Repair Emergency Triangles/Extra Fuses	X
Inspect & Repair Clutch/Clutch Travel	X
Inspect & Repair Gauges	X
Inspect & Repair Engine Operating Temperature	X
Inspect & Repair Oil Pressure	X
Inspect & Repair Ampmeter/Voltmeter	X
Inspect & Repair Steering Play	X
Inspect & Repair Wipers/Washers	X
Inspect & Repair Air Filter Indicator/Air Filter	X
Inspect & Repair Horn	X
Inspect & Repair Heater/Defroster	X
Inspect & Repair Turn Signals/Flasher	X			X
Inspect & Repair Brake Lights	X			X
Inspect & Repair License Plate Light	X			X
Inspect & Repair ABS System/Indicator Light	X			X
Inspect & Repair Exhaust System	X
Inspect & Repair Headlights/High & Low Beam	X
Inspect & Repair/Replace/Inflate Tires	X			X
Inspect & Repair Wheel Seals	X			X
Inspect & Repair Rims/Lug Nuts	X			X
Inspect & Repair Slack Adjusters	X			X
Inspect & Repair Brake pads and Drums	X			X
Inspect & Repair Brake Chamber	X			X
Inspect & Repair Brake Hoses and Air Lines	X			X
Inspect & Repair Springs/Mounts	X			X
Inspect & Repair Suspension System Air Lines/Bags	X			X
Inspect & Repair Shock Absorbers	X			X
Inspect & Repair Reflectors/Reflective Tape	X			X
Inspect & Repair Mud Flaps/Brackets	X			X
Inspect & Repair Windows/Mirrors/Brackets	X			X
Inspect & Repair Drive Shaft/Transmission	X
Inspect & Repair Coupling System Mounting Bolts	X			X
Inspect & Repair Coupling System Safety Latch/Locking	X

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REQUIRED MAINTENANCE ITEM	TRACTOR			TRAILER
	Daily	Monthly	Every	Daily	Every
Jaw
Inspect & Repair Coupling System Platform/Frame	X
Inspect & Repair Coupling System Release Arm	X
Inspect & Repair Coupling System Kingpin/Apron Gap	X			X
Inspect & Repair Air Line/Electric Connection to Trailer	X
Inspect & Repair Catwalk/Frame/Centrifuge Mount	X
Inspect & Repair Air Tanks/Mount/Drain Water	X
Inspect & Repair Batteries/Cover	X
Inspect & Repair DEF/Fuel Tanks/Caps	X
Inspect & Repair Loading/Unloading Hoses/Connections	X
Inspect & Repair Centrifuge	X
Inspect & Update Permit Book/Required Stickers		X
Lubricate all lube points		X			Month
Lubricate 5th Wheel		X
Test AntiFreeze to -40 Degrees			25,000 miles
Clean Air Filter			25,000 miles
Change Air Filter			50,000 miles
Replace Coolant Filter			25,000 miles
Replace Fuel Filters			25,000 miles
Inspect & Repair Wheel Bearings			25,000 miles
Change Oil/Oil Filter			25,000 miles
Inspect and Repair Gear Oil			25,000 miles
Inspect & Document NALCO Level PPM			25,000 miles
Drain and Replace Steering Fluid/Filter			Year
Change Air Dryer Cartridge			360,000 miles
DOT Annual Inspection			120 days

3.9 Use, Maintenance and Inspection of Equipment.

(a) Use of Equipment. Obligor shall use the Equipment exclusively in the operation of Obligor’s transportation business and in compliance with all federal, state, local, Indian- Reservation, and foreign statutes, laws, ordinances, and regulations, and applicable insurance policy conditions. Obligor shall ensure that all drivers or operators of the Equipment possess valid commercial driver’s licenses and meet all applicable federal and state driver qualifications and motor safety requirements (including the Federal Motor Carrier Safety Regulations published at 49 C.F.R. Part 391). If, in Secured Party’s reasonable judgment, a driver is not in compliance with these qualifications and requirements, Obligor shall replace the driver at Secured Party’s request with one approved by Secured Party. No passenger may be carried without a prior written passenger authorization from Secured Party. No more than one passenger may be carried at one time.

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(b) Maintenance and Repairs. Obligor shall be responsible for all expenses relating to maintenance required by Section 3.8 of this Agreement and for other regular maintenance of engine, drive-train, axles, brakes, and all other electrical and mechanical systems, repairs of damage to the Equipment necessary to its continued safe and efficient operation, steps to make the Equipment conform to any federal, state, or municipal requirements (including any changes in such requirements), and all lubricants, tires, rims, parts, and supplies involved in such maintenance and repairs. In the event the Equipment shall be disabled for any reason, Obligor and/or its drivers shall immediately notify Secured Party, and Obligor shall abide by Secured Party’s directions concerning emergency repairs. Obligor, at Obligor’s expense, shall preserve the Equipment in as good working condition as when delivered to Obligor hereunder, as measured by the Minimum Guidelines for Condition of Equipment set forth in Section 3.7 above, excepting only reasonable wear and tear from normal use, including that Obligor shall cause the Equipment that has been damaged, but not irreparably, to be promptly repaired and restored to at least the conditions required by the Guidelines in Section 3.7 above. All Equipment repairs and maintenance shall be performed at facilities designated or approved by Secured Party and in compliance with the Preventative Maintenance Schedule set forth in Section 3.8 above. As proof of compliance, Obligor shall supply Secured Party with all requested invoices, maintenance records, purchase orders and similar documents evidencing compliance with maintenance procedures. If Secured Party reasonably determines that required maintenance and repairs are not being done, Obligor hereby authorizes Secured Party to have such maintenance and repair work done at facilities Secured Party selects and to charge such costs to Obligor.

(c) Modifications to Equipment. Obligor shall make no addition, improvement, or modification to the Equipment unless Secured Party gives Obligor written permission in advance. Any item Obligor affixes with Secured Party’s approval may be removed only if Secured Party reasonably determines that removal will not damage or lessen the value of the Equipment and Obligor pays for any such removal. Any alterations Secured Party does not approve in writing shall be removed at Obligor’s expense or retained by Secured Party as Secured Party’s property, at Secured Party’s option. From time to time, Secured Party may, at its option and expense, make such alterations, additions, or improvements as it shall deem appropriate.

(d) Inspection. Obligor shall have a full annual DOT inspection pursuant to 49 C.F.R. § 396.17 performed on the tractor and trailer Equipment every three hundred sixty five (365) days or less, and have any necessary maintenance or repairs done, at Obligor’s expense at a maintenance facility designated or approved by Secured Party. Obligor shall provide Secured Party with a copy of the annual inspection report upon completion of the inspection and shall, as directed by Secured party, promptly forward to Secured Party all other inspection, maintenance and repair records for the Equipment. In addition, upon Secured Party’s request, throughout the duration of this Agreement, Secured Party or Secured Party’s authorized agent has the right to inspect the Equipment at any reasonable time or place.

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3.10 Required Insurance Coverages.

(a) Non-Trucking (Bobtail) Liability Insurance. Obligor shall maintain, at Obligor’s sole expense, public liability (bodily-injury-property damage coverage and environmental- restoration coverage) insurance which shall provide coverage to Obligor in a combined single limit of not less than one million dollars ($1,000,000), with a deductible no greater than one thousand dollars ($1,000) for injury or death to any person or for damage to property in any one occurrence. Such coverage shall be primary, as between Secured Party and Obligor, to any other insurance that may be available from Secured Party. Obligor shall be responsible for all deductible amounts and for any loss or damage in excess of the policy limit.

(b) Physical Damage Insurance. Obligor shall maintain physical damage insurance that will provide coverage to Lessee at all times with a policy limit of at least the outstanding total of principal and interest due and owing pursuant to the Note, for physical loss or damage to the Equipment (including theft and collision for Equipment consisting of motor vehicles) in any one occurrence. Obligor shall be responsible for all deductible amounts (which shall not exceed five thousand dollars ($5,000) per occurrence) and for any loss or damage in excess of the policy limit.

(c) Other Insurance. In addition to the insurance coverages required under Section 3.10(a) and Section 3.10(b), it is solely Obligor’s responsibility to maintain any other insurance coverage that Obligor may desire for the Equipment or for Obligor’s health care or other needs. Obligor holds Secured Party harmless with respect to loss of, or damage to, the Equipment, Obligor’s trailer, or other property, and Secured Party has no responsibility to procure, carry, or maintain any insurance covering loss of, or damage to, the Equipment, Obligor’s trailer, or other property. Obligor acknowledges that Secured Party may, and Obligor hereby authorizes Secured Party to, waive and reject no-fault, uninsured, and underinsured motorist coverage from Secured Party’s insurance policies to the extent allowed pursuant to Texas law (or such other state law exercising jurisdiction), and Obligor shall cooperate in the completion of all necessary documentation for such waiver, election, or rejection.

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(d) Requirements Applicable to all of Obligor’s Insurance Coverages. Obligor shall procure insurance policies providing the above-described coverages solely from insurance carriers that are rated at least “A-” by A.M. Best (or of equivalent financial strength in the commercially- reasonable judgment of Secured Party), and Obligor shall not operate the Equipment under this Agreement unless and until Secured Party has determined that the policies are acceptable (Secured Party’s approval shall not be unreasonably withheld). Obligor shall furnish to Secured Party written certificates obtained from Obligor’s insurance carriers showing that all insurance coverages required above have been procured from insurance carriers rated at least “A-” by A.M. Best (or of equivalent financial strength in the commercially-reasonable judgment of Secured Party), that the coverages are being properly maintained, and that the premiums thereof are paid. Each insurance certificate shall specify the name of the insurance carrier, the policy number, and the expiration date, and list Secured Party as the primary loss payee, and as an additional insured with primary coverage. If a certificate of insurance provided to Obligor under this Section does not show that written notice of cancellation, or modification of the policy shall be given to Secured Party at least thirty (30) days prior to such cancellation or modification, Obligor shall provide or cause its insurance carrier to provide, this notice to Secured Party.

(e) Obligor’s Liability If Required Coverages Are Not Maintained. IN ADDITION TO OBLIGOR’S HOLD HARMLESS/INDEMNITY OBLIGATIONS TO SECURED PARTY UNDER THIS AGREEMENT, OBLIGOR AGREES TO DEFEND, INDEMNIFY, AND HOLD SECURED PARTY HARMLESS FROM ANY DIRECT, INDIRECT, OR CONSEQUENTIAL LOSS, DAMAGE, FINE, EXPENSE, INCLUDING REASONABLE ATTORNEY FEES, ACTIONS, CLAIM FOR INJURY TO PERSONS, INCLUDING DEATH, AND DAMAGE TO PROPERTY THAT SECURED PARTY MAY INCUR ARISING OUT OF OR IN CONNECTION WITH OBLIGOR’S FAILURE TO MAINTAIN THE INSURANCE COVERAGES REQUIRED BY THIS AGREEMENT. IN ADDITION, OBLIGOR, ON BEHALF OF OBLIGOR’S INSURER, EXPRESSLY WAIVES ALL SUBROGATION RIGHTS AGAINST SECURED PARTY, AND, IN THE EVENT OF A SUBROGATION ACTION BROUGHT BY OBLIGOR’S INSURER, OBLIGOR AGREES TO DEFEND, INDEMNIFY, AND HOLD SECURED PARTY HARMLESS FROM SUCH CLAIM. IF OBLIGOR FAILS TO PROVIDE PROPER EVIDENCE OF THE PURCHASE OR MAINTENANCE OF THE INSURANCE REQUIRED ABOVE, THEN SECURED PARTY IS AUTHORIZED BUT NOT REQUIRED TO OBTAIN SUCH INSURANCE AT OBLIGOR’S EXPENSE AND TO CHARGE BACK TO OBLIGOR, AMOUNTS REFLECTING SECURED PARTY’S EXPENSE IN OBTAINING AND ADMINISTERING SUCH COVERAGE, INCLUDING THE COST OF PREMIUMS, RETENTIONS, DEDUCTIBLES, AND REASONABLE ADMINISTRATIVE FEES.

3.11 Sublease to Another Party. Obligor shall not, under any circumstances, sublease, rent or assign the Equipment in whole or in part to another party without first obtaining the written consent of Secured Party, which Secured Party may grant or deny in their sole and absolute discretion.

3.12 Notices. Upon becoming aware thereof, Obligor promptly will notify Secured Party of any claim, action, or proceeding which could materially and adversely affect the value of, or Obligor’s title to, any of the Collateral, or the effectiveness of the Security Interest.

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ARTICLE IV

Secured Party’s Warranties and Covenants

4.1 Authority. The Secured Party has the authority to execute this Agreement, and to make the covenants representations, warranties and assignments contained in this Agreement.

4.2 Disclaimer of Warranties. SECURED PARTY, NOT BEING THE MANUFACTURER OR THE VENDOR OF THE EQUIPMENT, HEREBY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY KIND OR AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE DESIGN OR CONDITION OF THE EQUIPMENT, ITS MERCHANTABILITY OR ITS FITNESS FOR ANY PURPOSE, OR ITS CAPACITY OR DURABILITY, OR THE QUALITY OF THE MATERIAL OR WORKMANSHIP OR CONFORMITY OF THE EQUIPMENT TO THE PROVISIONS AND SPECIFICATIONS OF ANY PURCHASE ORDER RELATING THERETO, OR ANY PATENT INFRINGMENT OR PATENT OR LATENT DEFECTS, AND OBLIGOR HEREBY ACKNOWLEDGES THE FOREGOING DISCLAIMER BY SECURED PARTY.

ARTICLE V

Secured Party’s Rights

5.1 Secured Party’s Rights. Secured Party shall have the following rights at all times without regard to the occurrence of an Event of Default:

(a) Assertion of Warranties. Provided no Event of Default has occurred or is continuing hereunder, and so long as the Equipment is subject to this Agreement and Secured Party is legally permitted so to do, Obligor hereby authorizes Secured Party to assert for Obligor’s account, all rights of Obligor under any manufacturer’s, vendor’s or dealer’s warranty on the Equipment.

(b) Information. Secured Party may at any time obtain from any party any information concerning the Collateral, and neither Secured Party nor the person furnishing such information shall be liable to Obligor in respect thereof.

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(c) Performance by Secured Party. Secured Party may, but is not obligated to, perform or attempt to perform any covenant or agreement of Obligor contained herein. If all or any material portion of the Collateral becomes the subject of any proceeding and Obligor fails to defend fully such proceeding and to protect Obligor’s and Secured Party’s rights in such Collateral in good faith, Secured Party may, at its option but at Obligor’s cost, elect to defend and control the defense of such litigation or other proceeding, and may (i) select and retain counsel, (ii) determine whether settlement shall be offered or accepted, and (iii) determine and negotiate all settlement terms. Secured Party is not required to fulfill any of the obligations of Obligor with respect to any of the Collateral, or to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it or the sufficiency of any performance of any party under any of the Collateral, or to present or file any claim, or to take any action to enforce any performance or the payment of any amounts which have been assigned to it, in which it has been granted a security interest, or to which it may be entitled at any time.

(d) Preservation of Collateral. Obligor has the risk of loss of the Collateral. Secured Party’s duty with respect to any Collateral in the possession of Secured Party is solely to use reasonable care in the custody and preservation of the Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if it takes such action for that purpose as Obligor may request in writing, but failure by Secured Party to comply with any such request shall not of itself be deemed a failure to exercise such reasonable care. SECURED PARTY SHALL NOT BE RESPONSIBLE FOR, NOR SHALL THE OBLIGATIONS (OR OBLIGOR’S LIABILITY WITH RESPECT THERETO) BE SUBJECT TO SETOFF OR REDUCTION BY REASON OF, ANY SHORTAGE, DISCREPANCY, DAMAGE, LOSS, OR DESTRUCTION IN OR TO THE COLLATERAL UNLESS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SECURED PARTY NOR, IN ANY EVENT, ANY DEPRECIATION IN THE VALUE OF THE COLLATERAL. In the event of any motor vehicle accident, or damage to, loss, or destruction of any part or parcel of the Collateral, in total or in part, Secured Party has the senior priority right, but not the obligation, to elect to receive the proceeds of any all insurance policies, claims, disbursements, reimbursements, and monies of any kind. Secured Party has no duty to maintain in force, to prevent lapse or impairment of, or to exercise any rights with respect to any of the Collateral or any insurance thereon, or to exercise any rights, options or privileges respecting any of the Collateral or to take any steps necessary to preserve rights against prior or other parties or to enforce collection of the Collateral or any part thereof by legal proceedings or otherwise. The duties of Obligor are to account to Secured Party for Collateral actually received by Secured Party and to receive collections, remittances and payments on such Collateral as and when made and received by Obligor and hold same as Collateral or apply same to the Obligations pursuant to the terms hereof.

(e) Assignment. This Agreement and/or any other part of the Loan Documents may be assigned, in whole or in part, by Secured Party without notice to Obligor, and Obligor agrees not to assert against any such assignee, or assignee’s assigns, any defense, set-off, recoupment claim or counterclaim which Obligor has or may at any time have against Secured Party for any reason whatsoever. Obligor agrees that if Obligor receives written notice of an assignment from Secured Party, Obligor will continue to perform the Obligations to such assignees as so instructed by Secured Party or their assigns. Obligor agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by Secured Party or their assigns.

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(f) Inspection of Collateral. Secured Party shall have the right, in their sole and absolute discretion, to demand an accounting and inspection of the Collateral during normal business hours after giving reasonable prior notice to Obligor.

(g) Defense of Claims. Obligor shall promptly notify Secured Party in writing of the commencement of any legal proceedings affecting Obligor’s title to the Collateral or Secured Party’s Lien or security interest in the Collateral, or any part thereof, and shall take such action, employing attorneys agreeable to Secured Party, as may be necessary to preserve Obligor’s or Secured Party’s rights affected thereby. If Obligor fails or refuses to adequately or vigorously, in the sole judgment of Secured Party, defend Obligor’s or Secured Party’s rights to the Collateral, Secured Party may take such action on behalf of and in the name of Obligor and at Obligor’s expense. Moreover, Secured Party may take such independent action in connection therewith as they may in their discretion deem proper, including the right to employ independent counsel and to intervene in any suit affecting the Collateral. All costs, expenses and attorneys’ fees incurred by Secured Party pursuant to this Section 5.1 or in connection with the defense by Secured Party of any claims, demands or litigation relating to Obligor, the Collateral or the transactions contemplated in this Agreement shall be paid by Obligor on demand plus interest thereon from the date of the advance by Secured Party until reimbursement of Secured Party at the Default Rate.

ARTICLE VI

Default

6.1 Events of Default. The Obligor shall be in default of this Agreement upon the occurrence of any of the following events or conditions (an “Event of Default”):

(a) Event of Default under Note. An Event of Default under the terms and provision of the Note shall constitute an Event of Default pursuant to this Agreement.

(b) Payment. Any failure to timely pay any indebtedness or the Obligations owed by Obligor pursuant to the Loan Documents.

(c) Covenants. Any failure to perform or observe any of the affirmative or negative covenant of this Agreement, and such failure shall continue for ten (10) days after written notice thereof is sent to Obligor by Secured Party;

(d) Loss, Damage or Destruction of Collateral. The Equipment is lost, damaged, stolen, destroyed, irreparably damaged, confiscated, requisitioned, commandeered, rendered substantially unable to operate, or taken in whole or in part by any party, whether upon foreclosure, levy, execution, attachment, other process of law or equity enforced against Obligor or any other cause.

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(e) Abandonment of Collateral. Any Collateral is (i) abandoned by Obligor, or (ii) Obligor is unresponsive to Secured Party’s requests or otherwise unable to identify and confirm the condition, status and location of the Equipment at any time.

(f) Disposition of Collateral. The Equipment is, without the written consent of Secured Party, transferred, assigned, sold or conveyed by Obligor, in whole or in part, to another party for any purpose.

(g) Failure to Maintain Equipment. A failure to maintain the Equipment in the condition of safety, maintenance and repair set forth in Article 3 of this Agreement or if, in Secured Party’s reasonable opinion, Obligor has neglected, abused or misused the Equipment in any manner.

(h) Adequate Security. The (i) condition of Obligor’s affairs shall change such that, in the reasonable opinion of Secured Party, Secured Party’s security in the Collateral is impaired or Secured Party’s credit risk is increased, or (ii) the fair market value of the Collateral at any time is less than two hundred percent (200%) of the outstanding principal and interest owed by Obligor pursuant to the Note and other Loan Documents.

(i) Cross-Default. Obligor breaches or defaults upon any term or provision of the Purchase Agreement, or any Ancillary Agreements thereto.

(j) Disqualification. Obligor, or any of Obligor representatives, is disqualified by a licensed interstate motor carrier from operating the Equipment.

(k) Breach of Representation or Warranty. Any representation, warranty, certification, or statement made or furnished to Secured Party, whether contained in the Loan Documents or in any other document, by or on behalf of Obligor proves to false, untrue, incomplete or misleading at any time during the term of this Agreement.

(l) Judgments. Any judgment or arbitration awards are entered against Obligor, or Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount in excess of any available insurance coverage.

(m) Defaults to Third Parties. Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contracts or instrument (other than the Loan Documents) pursuant to which Obligor or any of its guarantors has incurred any debt or other liability to any other party, including Secured Party.

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(n) Solvency. If the Obligor (i) makes an assignment for the benefit of its creditors, (ii) petitions or applies to any court or tribunal for the appointment of a receiver or trustee for itself or any substantial part of its assets, (iii) starts any proceeding relating to itself under any present or future organization, amalgamation, arrangement, adjustment of debt, dissolution or liquidation law of any jurisdiction, (iv) in any way consents to, approves or acquiesces in any bankruptcy, reorganization or insolvency proceeding started by any other person, or any proceeding by any other person for the appointment of a receiver or trustee for Obligor or any substantial part of its assets, (v) allows any receivership or trusteeship to remain undischarged for a period of ten (10) days, or (vi) becomes or is declared by any competent authority to be bankrupt or insolvent.

(o) Material Breach. Any default in the performance of or compliance with any obligation, affirmative or negative covenant, agreement or other provision contained in this Agreement or in any other Loan Document and such default shall continue without remedy for a period of ten (10) days after the earlier of (i) the date upon which written notice thereof shall have been given to Obligor by Secured Party, or (ii) the date upon which Obligor knew or reasonably should have known of such default.

(p) Change in Control. If Obligor is a corporation, partnership, or limited liability company, and (i) any person, entity or group of persons or entities becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the outstanding equity interests of Obligor free and clear of all liens, (ii) any person, entity or group of persons or entities becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the outstanding voting equity interests of Obligor, or (iii) individuals or entities who constitute the Manager(s), General Partner(s), or similar party or parties exercising control of Obligor on the Effective Date shall cease for any reason to control, of record and beneficially, the Obligor.

6.2 Acceleration Upon Default. Upon the occurrence and during the continuance of any Event of Default, Secured Party may declare the entire unpaid principal of, and the interest accrued on, and all other amounts owed in connection with, the Obligations to be forthwith due and payable, whereupon the same shall become immediately due and payable without any protest, presentment, demand, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by Obligor. Whether or not Secured Party elects to accelerate as herein provided, Secured Party may simultaneously, or thereafter, without any further notice to Obligor, exercise any other right or remedy provided in this Agreement or otherwise existing pursuant to the Loan Documents.

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ARTICLE VII

Secured Party’s Remedies Upon Default

7.1 Possession and Sale of Collateral. Upon the occurrence of an Event of Default or at any time thereafter, and in addition to all other rights of Secured Party, Secured Party shall have the following rights and powers, but not the obligation:

(a) to terminate this Agreement upon written notice to Obligor, without prejudice to any other remedies hereunder;

(b) to cause Obligor, at Obligor’s expense, to promptly assemble the Equipment, Rigging Equipment, and the Personalty Collateral or any item thereof and return the same to Secured Party at such place as Secured Party may designate in writing;

(c) to peaceably seize and possess all Collateral, including the Equipment, the Rigging Equipment, and the Personalty Collateral, including entering upon the premises where the Equipment is located, and, without notice to Obligor, and with or without process, take immediate possession of the Equipment, or render the Equipment unusable or immobile, without liability to Obligor by reason of such entry or taking possession, and without such action constituting a termination of this Agreement unless Secured Party notifies Obligor to such effect;

(d) to sell, lease, or otherwise dispose of the Equipment, the Rigging Equipment, and the Personalty Collateral in a public or private sale or lease transaction, and apply the proceeds of such sale or leasing, after first deducting all costs and expenses of such sale or leasing, to Obligor’s Obligations hereunder, with Obligor remaining liable for any deficiency and with any excess being retained by Secured Party, and proceed by court action to enforce performance by Obligor of the applicable covenants of this Agreement or to recover damages for the breach thereof. In addition to the foregoing, Obligor shall be obligated hereunder for the payment of all other amounts then or thereafter payable by Obligor to Secured Party hereunder, including without limitation, amounts owing for indemnification. Notwithstanding the foregoing:

(i)	The purchaser of any Collateral sold shall thereafter hold title to the same free from any claim or right, including any equity of redemption, of Obligor. Secured Party may make any such sale subject to any limitation or restriction, including but not limited to a limitation in the method of offering the Collateral or in the number or identity of prospective bidders, which Secured Party may believe to be necessary to comply with any requirement of applicable law or in order to obtain any required approval of the purchase or the purchaser by any governmental authority or officer. No such limitation or restriction shall cause such sale not to be considered a commercially reasonable sale, nor shall Secured Party be liable or accountable to Obligor, nor shall the Obligations be subject to any reduction, by reason of the fact that the proceeds of a sale subject to any such limitation or restriction are less than otherwise might have been obtained. Without notice to or consent by Obligor, Secured Party may exercise all rights as the insured, beneficiary, or owner of any insurance policy and may surrender same and receive the surrender value thereof or sell same pursuant to the terms thereof.

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(ii)	Secured Party shall give Obligor commercially reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of commercially reasonable notice are met if such notice is given in accordance with this Agreement at least ten (10) days before the time of the sale or disposition. All expenses of seizing, possessing, retaking, holding, preparing for sale, selling, leasing or the like, including Secured Party’s attorneys’ fees and legal expenses, shall be borne by Obligor. Public or private sales, for cash or on credit, to a wholesaler or retailer or investor, or use of Collateral of the types subject to this Agreement, or public auction, are hereby deemed by Obligor to be commercially reasonable because differences in the sales prices generally realized in the different kinds of sales are ordinarily offset by the differences in the costs and the credit risks of such sales.

(iii)	At any sale Secured Party may sell any part of the Collateral without warranty of any kind and may specifically disclaim any warranty of title or the like, and none of the foregoing will be considered to make the sale not commercially reasonable.

ARTICLE VIII

Miscellaneous

8.1 Advances. Each and every covenant of Obligor herein contained shall be performed and kept by Obligor solely at Obligor’s expense. If Obligor fails to perform or keep any of the covenants of whatsoever kind or nature contained in this Agreement, Secured Party may, but will not be obligated to, make advances to perform the same on Obligor’s behalf, and Obligor hereby agrees to repay such sums and any attorneys’ fees incurred in connection therewith on demand plus interest thereon from the date of the advance until reimbursement of Secured Party at the Default Rate as specified in the Note.

8.2 Notices. All notices, requests, demands, or other communications to or upon the parties hereto shall be deemed to have been given or made if given or made in accordance with the Agreement. Notices may be sent to each party hereunder by USPS certified mail, email or facsimile at the following address:

Security Agreement, Financing Statement and Assignment of Collateral—Page 19 of 22

If to Secured Party:

Pilot OFS Holdings LLC

20 Greenway Plaza, Suite 500

Houston, Texas 77046

Attn: Adam Law

Email adam.law@pilotwater.com

If to Obligor:

Meridian Equipment Leasing, LLC

5220 Spring Valley Road, Suite LL20

Dallas, Texas 75254

Attn: James Ballengee

Email jballengee@ballengeeholdings.com

8.3 Waiver. No waiver, amendment, modification, or alteration of any provision of this Agreement, nor consent by Secured Party to any departure by Obligor from the terms hereof, or from the terms of any other document, shall be effective unless in writing and signed by Secured Party. No waiver by Secured Party of any Event of Default shall be deemed to be a waiver of any other or subsequent Event of Default, nor shall such waiver be deemed to be a continuing waiver. No delay of Secured Party in exercising any right shall be deemed to be a waiver thereof, nor shall one exercise of any right affect or impair the exercise of any other right.

8.4 Time of the Essence. Time is of the essence with regard to this Agreement and the Loan Documents.

8.5 Expenses. To the extent permitted by applicable law Obligor promptly shall pay, upon demand, any out-of-pocket expenses incurred by Secured Party in connection herewith, including all costs, expenses, taxes, assessments, insurance premiums, repairs (including repairs to realty or other property to which any Collateral may have been attached), court costs, reasonable attorneys’ fees, rent, storage costs, and expenses of sales incurred in connection with the administration of this Agreement, the enforcement of the rights of Secured Party hereunder, whether incurred before or after the occurrence of an Event of Default or incurred in connection with the perfection, preservation, or defense of the Security Interest, or the custody, protection, collection, repossession, enforcement of rights or sale of the Collateral. All such expenses shall become part of the Obligations and shall bear interest at the Default Rate from the date paid or incurred by Secured Party until paid by Obligor.

8.6 Binding Effect. The rights of Secured Party hereunder inure to the benefit of its successors and assigns. The terms of this Agreement bind the successors and assigns of the parties hereto. All indemnities by Obligor in favor of Secured Party shall survive the termination or release of this Agreement.

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8.7 Remedies Cumulative. Secured Party’s rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently. Neither the failure nor any delay on the part of the Secured Party to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. SECURED PARTY SHALL NOT BE DEEMED TO HAVE WAIVED ANY OF ITS RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY DEBTOR UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY SECURED PARTY. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. The exercise by Secured Party of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

8.8 Financing Statement. Obligor authorizes Secured Party or its agent to file one or more financing statements describing the Collateral. Obligor stipulates and agrees that carbon, photographic, or other reproduction of this Agreement or a financing statement describing the Collateral is sufficient as a financing statement.

8.9 Demand and Protest. Obligor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Secured Party on which Obligor may in any way be liable.

8.10 Severability. If any portion of the Obligations or if any provision of this Agreement is held to be invalid or unenforceable for any reason, such holding shall not affect the validity of any other portion of the Obligations or any other provision contained herein or contained in any other agreement between Obligor and Secured Party, and the same shall continue in full force and effect according to their terms.

8.11 Choice of Law and Venue. The Loan Documents, and each issue related thereto, including the validity and enforceability thereof, shall be governed and construed according to the laws of the State of Texas without regard to its rules regarding conflicts of law. The Parties hereto knowing and irrevocably agree that venue for any dispute thereunder shall in a court of competent jurisdiction located in Harris County, Texas, and waive and all objections of improper venue for such forum.

8.12 Entire Agreement. This Agreement together with the other Loan Documents constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties hereto relating to the subject matter hereof.

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8.13 Reinstatement. If any payment received by Secured Party is or must be rescinded or returned, the Obligations shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such payment, and the Security Interest shall continue to be effective or be reinstated.

8.14 Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, OBLIGOR HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE ACTIONS OF SECURED PARTY IN NEGOTIATION, ADMINISTRATION OR ENFORCEMENT THEREOF.

[Signature page(s) follow; the remainder of this page is intentionally blank.]

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SECURED PARTY’S SIGNATURE PAGE

The undersigned hereby executes, enters into and agrees to be bound by the Security Agreement, Financing Statement and Assignment of Collateral dated December, 2023, as Secured Party, as that term is used therein.

SECURED PARTY:

PILOT OFS HOLDINGS LLC, a Delaware limited liability company

By:
	Name:	Zachary Neal
	Title:	EVP, Corporate Development

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

Before me, the undersigned Notary Public, on this day personally appeared Zachary Neal, Executive Vice President, Corporate Development of Pilot OFS Holdings LLC, a Delaware limited liability company, known by me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal of office on this the ______ day of December, 2023.

Notary Public in and for the State of Texas

Security Agreement, Financing Statement and Assignment of Collateral

OBLIGOR’S SIGNATURE PAGE

The undersigned hereby executes, enters into and agrees to be bound by the Security Agreement, Financing Statement and Assignment of Collateral dated December, 2023, as Obligor, as that term is used therein.

OBLIGOR:

MERIDIAN EQUIPMENT LEASING, LLC, a Texas limited liability company

By: JORGAN DEVELOPMENT, LLC, a Louisiana limited liability company, its Manager

By:
	Name:	James H. Ballengee
	Title:	Manager

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

Before me, the undersigned Notary Public, on this day personally appeared James H. Ballengee, as Manager of Jorgan Development, LLC, a Louisiana limited liability company, as Manager of Meridian Equipment Leasing, LLC, a Texas limited liability company, known by me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal of office on this the ______ day of December, 2023.

Notary Public in and for the State of Texas

Security Agreement, Financing Statement and Assignment of Collateral

EXHIBIT “A”

THE EQUIPMENT

[See attached.]

Security Agreement, Financing Statement and Assignment of Collateral—Page A-1

EXHIBIT H

FORM OF PLEDGE AGREEMENT

(Attached)

Exhibit H – Page 1

Execution Version

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (“Agreement”) is made and effective as of December __, 2023 by and between MERIDIAN EQUIPMENT LEASING, LLC, a Texas limited liability company (the “Pledgor”), and PILOT OFS HOLDINGS, LLC, a Delaware limited liability company (the “Secured Party”).

RECITALS

WHEREAS, the Pledgor and the Secured Party have entered into that certain Purchase and Sale Agreement, dated as of December 22, 2023, by and among the Secured Party, as Seller, and Pledgor, as Purchaser (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which the Secured Party has sold all of the issued and outstanding limited liability company membership interests in and to Equipment Transport, LLC, a Pennsylvania limited liability company (the “Company”) to Pledgor in exchange for certain consideration, including, without limitation, that certain Secured Promissory Note of even date herewith in the original principal amount of $12,500,000 made by Pledgor to the order of Secured Party (the “Note”);

WHEREAS, after giving effect to the transactions contemplated by the Purchase Agreement, the Pledgor will be the registered and beneficial owner of all of the issued and outstanding limited liability company membership interests of the Company previously held by the Secured Party (the “Pledged Securities”);

WHEREAS, in order to secure the full, prompt and timely payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Pledgor’s obligations to the Secured Party hereunder and under the Note (collectively, the “Obligations”), Pledgor has agreed to pledge the Pledged Securities to the Secured Party irrevocably upon the terms and conditions herein set forth; and

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the execution and delivery of the Purchase Agreement and the Note.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, warranties, and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Recitals, Construction and Defined Terms. The recitations set forth in the preamble of this Agreement are true and correct and incorporated herein by this reference. In this Agreement, unless the express context otherwise requires: (i) capitalized terms used and not otherwise defined in this Agreement shall have the meaning given such terms in the Note; (ii) the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) references to the words “Section” or “Subsection” refer to the respective Sections and Subsections of this Agreement, and references to “Exhibit” or “Schedule” refer to the respective Exhibits and Schedules attached hereto; and (iv) wherever the word “include,” “includes,” “including” or words of similar import are used in this Agreement, such words will be deemed to be followed by the words “without limitation.”

2. Pledge. In order to secure the full, prompt and timely payment of all of the Obligations, the Pledgor hereby transfers, pledges, assigns, sets over, delivers and grants to the Secured Party a continuing lien and security interest in and to all of the following property of the Pledgor (all being collectively hereinafter referred to as the “Collateral”) and all right, title and interest of the Pledgor in and to the Collateral, to-wit:

(a) the Pledged Securities owned by the Pledgor;

(b) any certificates representing or evidencing the Pledged Securities, if any;

(c) any and all distributions thereon, and cash and non-cash proceeds and products thereof, including all dividends, cash, distributions, income, profits, instruments, securities, stock dividends, distributions of capital stock or other securities of the Company and all other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon conversion of the Pledged Securities, whether in connection with stock splits, recapitalizations, merger, conversions, combinations, reclassifications, exchanges of securities or otherwise;

(d) any and all voting, management, and other rights, powers and privileges accruing or incidental to an owner of the Pledged Securities and the other property referred to in Sections 2(a) through 2(c) above; and

(e) all books and records related to any and all of the foregoing.

3. Transfer of Pledged Securities. Simultaneously with the execution of this Agreement, Pledgor shall deliver to the Secured Party: (a) if the Pledged Securities are evidenced by physical certificates, then all original certificates representing or evidencing the Pledged Securities, together with undated, irrevocable and duly executed assignments or stock powers thereof in form and substance acceptable to the Secured Party (together with medallion guaranteed signatures, if required by the Secured Party), executed in blank by the Pledgor; (b) if the Pledged Securities are not represented by physical certificates, then undated, irrevocable and duly executed assignment instruments in form and substance acceptable to the Secured Party, executed in blank by the Pledgor; and (c) all other property, instruments, documents and papers comprising, representing or evidencing the Collateral, or any part thereof, together with proper instruments of assignment or endorsement, as the Secured Party may request or require, duly executed by the Pledgor (collectively, the “Transfer Documents”). The Collateral and the Transfer Documents (collectively, the “Pledged Materials”) shall be held by the Secured Party pursuant to this Agreement until the earlier to occur of (i) the indefeasible payment in full of all of the Obligations, (i) the termination or expiration of this Agreement in accordance with its terms or (iii) following the occurrence and continuance of an Event of Default hereunder or under the Note and the exercise by the Secured Party of its right to effect a transfer of the Collateral pursuant to the terms hereof, the execution and/or delivery of the Pledged Materials by the Pledgor to the Secured Party in accordance with this Agreement and the Purchase Agreement. In addition, all non-cash dividends, dividends paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution of the Company, instruments, securities and any other distributions, whether paid or payable in cash or otherwise, made on or in respect of the Pledged Securities, whether resulting from a subdivision, combination, or reclassification of the interests or other securities of the Company, or received in exchange for the Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition, or other exchange of assets to which the Company may be a party or otherwise, or any other property that constitutes part of the Collateral from time to time, including any additional certificates representing any portion of the Collateral hereafter acquired by the Pledgor, shall be immediately delivered or cause to be delivered by the Pledgor to the Secured Party in the same form as so received, together with proper instruments of assignment or endorsement duly executed by the Pledgor.

4. Security Interest Only. The security interests in the Collateral granted to the Secured Party hereunder are granted as security only and shall not subject the Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Pledgor with respect to any of the Collateral or any transaction in connection therewith.

5. Record Owner of Collateral. Until an “Event of Default” as defined under the Note has occurred and is continuing, the Pledged Securities shall remain registered in the name of the Pledgor. Pledgor will promptly give to the Secured Party copies of any notices or other communications received by it and with respect to Collateral registered in the name of Pledgor.

6. Rights Related to Pledged Securities. Subject to the terms of this Agreement, unless and until an Event of Default shall occur and be continuing:

(a) Pledgor shall be entitled to exercise any and all voting, management, and other rights, powers and privileges accruing to an owner of the Pledged Securities, or any part thereof, for any purpose consistent with the terms of this Agreement, provided that no such exercise or action shall adversely affect (i) any of the rights inuring to the Secured Party under any of the Loan Documents, (ii) any of the remedies available to the Secured Party under any of the Loan Documents or (iii) the ability of the Secured Party to exercise any of the same.

(b) Upon the occurrence and continuance of an Event of Default, all rights of the Pledgor in and to the Pledged Securities shall cease and all such rights shall immediately vest in the Secured Party, as may be determined by the Secured Party, although the Secured Party shall not have any duty to exercise such rights or to otherwise realize upon the Collateral in accordance with the terms hereof, or to preserve the same, and the Secured Party shall not be responsible for any failure to do so or delay in doing so. To effectuate the foregoing, the Pledgor hereby grants to the Secured Party a proxy to vote the Pledged Securities for and on behalf of the Pledgor, which proxy is irrevocable and coupled with an interest and which proxy shall be effective upon the occurrence of any Event of Default. Such proxy shall remain in effect until the earlier to occur of (i) the indefeasible payment in full of all of the Obligations, (ii) the termination or expiration of this Agreement in accordance with its terms or (iii) following the occurrence of an Event of Default hereunder or under the Note and the exercise by the Secured Party of its right to effect a transfer of the Collateral pursuant to the terms hereof, the execution and/or delivery of the Pledged Materials by the Pledgor to the Secured Party in accordance with this Agreement and the Purchase Agreement. The Company hereby agrees that any vote by the Pledgor in violation of this Section 6 shall be null, void and of no force or effect. Furthermore, all dividends or other distributions received by the Pledgor shall be subject to delivery to the Secured Party in accordance with Section 3, and until such delivery, any of such dividends and other distributions shall be received in trust for the benefit of the Secured Party, shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to Secured Party in accordance with Section 3.

7. Return of Pledged Materials. Upon the earlier to occur of (i) the indefeasible payment in full of all of the Obligations or (ii) the termination or expiration of this Agreement in accordance with its terms, the Pledgor shall notify the Secured Party in writing to such effect. Upon receipt of such written notice, the Secured Party shall return all of the Pledged Materials in the Secured Party’s possession to the Pledgor, whereupon any and all rights of Secured Party in and to such Pledged Materials shall be terminated.

8. Representations, Warranties, and Covenants of the Pledgor and the Company. The Pledgor and the Company hereby covenant, warrant and represent, for the benefit of the Secured Party, as follows (each of the following representations and warranties being deemed to have been made as of the date of this Agreement and as of each date when the Pledged Securities are delivered to the Secured Party hereunder, as applicable):

(a) By virtue of the execution and delivery of this Agreement and upon delivery to the Secured Party of the Pledged Securities (or any certificates represnting the same) in accordance with this Agreement, the Secured Party will have a valid and perfected, first priority security interest in all of the Collateral described in Section 2(a) and Section 2(b), in each case subject to no prior or other liens of any nature whatsoever.

(b) Upon the filing of a UCC-1 Financing Statement describing the Collateral with the Secretary of State of the State of Texas, the Secured Party will have a valid and perfected, first priority security interest in all of the Collateral in which the Secured Party’s security interest may be pefectedby the filing of a financing statement under Article 9 of the UCC, in each case subject to no prior or other liens of any nature whatsoever.

(c) Pledgor covenants, that for so long as this Agreement is in effect, Pledgor will defend the Pledged Securities and the priority of the Secured Party’s security interests therein, at its sole cost and expense, against the claims and demands of all Persons at any time claiming the same or any interest therein.

(d) At its option, the Secured Party may pay, for Pledgor’s account, any taxes (including documentary stamp taxes), Liens, security interests, or other encumbrances at any time levied or placed on the Collateral. Pledgor agrees to reimburse the Secured Party on demand for any payment made or expense incurred by the Secured Party pursuant to the foregoing authorization. Any and all such amounts, to the extent not paid upon demand therefor, shall constitute Obligations hereunder and be secured hereby and shall further be subject to the provisions of Section 13(a).

(e) The Pledged Securities constitute 99% of the securities of the Company owned, legally or beneficially, by the Pledgor.

(f) The Company and the Pledgor hereby authorize the Secured Party to prepare and file such financing statements, amendments and other documents and do such acts as the Secured Party deems necessary in order to establish and maintain valid, attached and perfected, first priority security interests in the Collateral in favor of the Secured Party, for its own benefit and as the Secured Party for its affiliates, free and clear of all Liens and claims and rights of third parties whatsoever. The Pledgor hereby irrevocably authorizes the Secured Party at any time, and from time to time, to file in any jurisdiction any initial financing statements, amendments, continuations and other documents in furtherance of the foregoing.

9. Event of Default. The occurrence and continuance of any one or more of the following events shall constitute an “Event of Default” under this Agreement:

(a) any written warranty, representation, certificate or statement of the Pledgor in this Agreement or any other Loan Document shall have been false or misleading in any material respect when made or deemed made;

(b) the Pledgor shall fail to perform, comply with or abide by any of the stipulations, agreements, conditions and/or covenants contained in this Agreement or any of the other Loan Documents, in each case after giving effect to any applicable notice or cure period provided therein; or

(c) An Event of Default shall have occurred and be continuing under the Note.

10. Rights and Remedies.

(a) Notwithstanding anything to the contained in this Agreement, subject at all times to the Uniform Commercial Code as then in effect in the State of Texas, upon the occurrence and continuation of an Event of Default, the Secured Party’s sole and exclusive remedy pursuant to this Agreement and with respect to the Collateral shall be to engage in the Unwinding (as defined in the Purchase Agreement) in accordance with and pursuant to the terms and conditions of this Agreement and the Purchase Agreement. In furtherance thereof, the Secured Party shall have the right, without notice or demand to the Pledgor or the Company to foreclose upon the Collateral and to effect a transfer, assignment or other disposition of all of the Collateral to the Secured Party in connection with the same in full, complete and indefeasible satisfaction of any and all outstanding Obligations.

(b) Subject to compliance with any applicable federal and state securities laws (including, without limitation, the Securities Act of 1933, as amended, blue sky or other state securities laws or similar laws now or hereafter existing analogous in purpose or effect), following any exercise of the Secured Party’s rights pursuant to Section 10(a), the Secured Party shall have the absolute right to sell, transfer, assign, or otherwise dispose of the Collateral, or any part thereof, in any manner it sees fit and shall have no liability to the Pledgor, the Company, or any other Person for selling or otherwise disposing of such Collateral.

(c) Each right, power and remedy of the Secured Party provided for in this Agreement or any other Loan Document shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Secured Party of any one or more of the rights, powers or remedies provided for in this Agreement or the Note, or now or hereafter existing at law or in equity or by statute or otherwise, shall not preclude the simultaneous or later exercise by the Secured Party of all such other rights, powers or remedies, and no failure or delay on the part of the Secured Party to exercise any such right, power or remedy shall operate as a waiver thereof. No notice to or demand on the Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Secured Party to any other further action in any circumstances without demand or notice. The Secured Party shall have the full power to enforce or to assign or contract its rights under this Agreement to a third party.

(d) Upon the occurrence and continuance of an Event of Default, the Pledgor and the Company each agree: (i) to take such action and to prepare, distribute and/or file such documents and papers, as are required or advisable in the opinion of the Secured Party and/or its counsel, to effect the transfer of the Collateral to the Secured Party following any exercise by the Secured Party of its rights pursuant to Section 10(a); (ii) to bear all costs and expenses of carrying out its obligations under this Section 10(d), which costs and expenses shall constitute Obligations hereunder and be secured hereby and shall further be subject to the provisions of Section 13(a); and (iii) that there is no adequate remedy at law for the failure by the Pledgor and the Company to comply with the provisions of this Section 10(d) and that such failure would not be adequately compensable in damages, and therefore agrees that its covenants and agreements contained in this Section 10(d) may be specifically enforced.

11. Appointment as Attorney-in-Fact. The Company and Pledgor hereby irrevocably constitute and appoint the Secured Party and any officer of Secured Party, with full power of substitution, as its true and lawful attorney-in-fact, with full irrevocable power and authority in the place and stead of the Pledgor or the Company, as applicable, and in the name of the Pledgor, the Company, or in the name of the Secured Party, as applicable, from time to time in the discretion of the Secured Party, so long as an Event of Default hereunder exists, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including any financing statements, endorsements, assignments or other instruments of transfer. The Pledgor and the Company each hereby ratify all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this Section 11. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Obligations are paid and performed in full.

12. Continuing Obligation of Pledgor and the Company.

(a) The obligations, covenants, agreements and duties of the Pledgor and the Company under this Agreement shall in no way be affected or impaired by: (i) the modification or amendment (whether material or otherwise) of any of the obligations of the Pledgor or the Company or any other Person, as applicable; (ii) the voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization, or other similar proceedings affecting the Company, the Pledgor or any other Person, as applicable; (iii) the release of the Company, the Pledgor or any other Person from the performance or observance of any of the agreements, covenants, terms or conditions contained in the Note, by the operation of law or otherwise, including the release of the Company’s or the Pledgor’s obligation to pay interest or attorney’s fees.

(b) The Pledgor and the Company further agree that the Secured Party may take other guaranties or collateral or security to further secure the Obligations, and consent that any of the terms, covenants and conditions contained in the Note may be renewed, altered, extended, changed or modified by the Secured Party or may be released by the Secured Party, without in any manner affecting this Agreement or releasing the Pledgor herefrom, and the Pledgor shall continue to be liable hereunder to pay and perform pursuant hereto, notwithstanding any such release or the taking of such other guaranties, collateral or security. This Agreement is additional and supplemental to any and all other guarantees, security agreements or collateral heretofore and hereafter executed by the Pledgor and the Company for the benefit of the Secured Party, whether relating to the indebtedness evidenced by the Note or not, and shall not supersede or be superseded by any other document or guaranty executed by the Pledgor, the Company or any other Person for any purpose. The Pledgor and the Company hereby agree that the Pledgor, the Company, and any other Persons that may become liable for repayment of the sums due under the Note, may hereafter be released from their liability hereunder and thereunder; and the Secured Party may take, or delay in taking or refuse to take, any and all action with reference to the Note (regardless of whether same might vary the risk or alter the rights, remedies or recourses of the Pledgor), including specifically the settlement or compromise of any amount allegedly due thereunder, all without notice to, consideration to or the consent of the Pledgor, and without in any way releasing, diminishing or affecting in any way the absolute nature of the Pledgor’s obligations and liabilities hereunder.

(c) No delay on the part of the Secured Party in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights. The Pledgor and the Company hereby waives any and all legal requirements, statutory or otherwise, that the Secured Party shall institute any action or proceeding at law or in equity or exhaust its rights, remedies and recourses against the Pledgor, the Company or any other Person with respect to the Note, as a condition precedent to bringing an action against the Pledgor or the Company upon this Agreement or as a condition precedent to the exercise of the Secured Party’s rights under Section 10(a). The Pledgor and the Company agree that the Secured Party may simultaneously maintain an action upon this Agreement and an action or proceeding upon the Note. Until the earlier to occur of (i) the indefeasible payment in full of all of the Obligations, (ii) the termination or expiration of this Agreement in accordance with its terms or (iii) following the occurrence and continuance of an Event of Default hereunder or under the Note and the exercise by the Secured Party of its right to effect a transfer of the Collateral pursuant to the terms hereof, the execution and/or delivery of the Pledged Materials by the Pledgor to the Secured Party in accordance with this Agreement and the Purchase Agreement, the Pledgor shall not be released by any act or thing that might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety, or by reason of any waiver, extension, modification, forbearance or delay of the Secured Party or any obligation or agreement between the Company or their successors or assigns, and the then holder of the Note, relating to the payment of any sums evidenced or secured thereby or to any of the other terms, covenants and conditions contained therein, and the Pledgor hereby expressly waives and surrenders any defense to liability hereunder based upon any of the foregoing acts, things, agreements or waivers, or any of them. The Pledgor and the Company also waive any defense arising by virtue of any disability, insolvency, bankruptcy, lack of authority or power or dissolution of the Pledgor or the Company, even though rendering the Note void, unenforceable or otherwise uncollectible, it being agreed that the Pledgor and the Company shall remain liable hereunder, regardless of any claim that the Pledgor or the Company might otherwise have against the Secured Party by virtue of the Secured Party’s invocation of any right, remedy or recourse given to it hereunder or under the Note. In addition, until the earlier to occur of (A) the indefeasible payment in full of all of the Obligations, (B) the termination or expiration of this Agreement in accordance with its terms or (C) following the occurrence of an Event of Default hereunder or under the Note and the exercise by the Secured Party of its right to effect a transfer of the Collateral pursuant to the terms hereof, the execution and/or delivery of the Pledged Materials by the Pledgor to the Secured Party in accordance with this Agreement and the Purchase Agreement, the Pledgor waives and renounces any right of subrogation, reimbursement or indemnity whatsoever, and any right of recourse to security for the Obligations of the Company to the Secured Party.

13. Miscellaneous.

(a) Performance for Pledgor or the Company. The Pledgor and the Company agree and hereby acknowledge that the Secured Party may, in the Secured Party’s sole discretion, but the Secured Party shall not be obligated to, whether or not an Event of Default shall have occurred, advance funds on behalf of the Company or the Pledgor, without prior notice to the Pledgor or the Company, in order to insure the Company’s and the Pledgor’s compliance with any covenant, warranty, representation or agreement of the Pledgor or the Company made in or pursuant to this Agreement or the Note, to continue or complete, or cause to be continued or completed, performance of the Pledgor’s and the Company’s obligations under any contracts of the Pledgor or the Company, or to preserve or protect any right or interest of the Secured Party in the Collateral or under or pursuant to this Agreement or the Note; provided, however, that the making of any such advance by the Secured Party shall not constitute a waiver by the Secured Party of any Event of Default with respect to which such advance is made, nor relieve the Pledgor or the Company of any such Event of Default. The Pledgor and the Company, respectively and as applicable, shall pay to the Secured Party upon demand all such advances made by the Secured Party, in each case with interest thereon from the date of outlay until paid and at rate per annum equal to twelve percent (12%). All such advances shall constitute Obligations hereunder and be secured hereby.

(b) Waivers by Pledgor and the Company. The Company and the Pledgor hereby waive, to the extent the same may be waived under applicable law: (i) notice of acceptance of this Agreement; (ii) all claims and rights of the Pledgor and the Company against the Secured Party on account of actions taken or not taken by the Secured Party in the exercise of the Secured Party’s rights or remedies hereunder, under any other Loan Documents or under applicable law; (iii) all claims of the Pledgor and the Company for failure of the Secured Party to comply with any requirement of applicable law relating to enforcement of the Secured Party’s rights or remedies hereunder, under the other Loan Documents or under applicable law; (iv) all rights of redemption of the Pledgor with respect to the Collateral; (v) in the event the Secured Party seeks to repossess any or all of the Collateral by judicial proceedings, any bond(s) or demand(s) for possession which otherwise may be necessary or required; (vi) presentment, demand for payment, protest and notice of non-payment and all exemptions applicable to any of the Collateral or the Pledgor or the Company; (vii) any and all other notices or demands which by applicable law must be given to or made upon the Pledgor or the Company by the Secured Party; (viii) settlement, compromise or release of the obligations of any person or entity primarily or secondarily liable upon any of the Obligations; (ix) all rights of the Pledgor or the Company to demand that the Secured Party release account debtors or other persons or entities liable on any of the Collateral from further obligation to the Secured Party; and (x) substitution, impairment, exchange or release of any Collateral for any of the Obligations.

(c) Waivers by Secured Party. No failure or any delay on the part of the Secured Party in exercising any right, power or remedy hereunder or under any other Loan Documents or under applicable law, shall operate as a waiver thereof.

(d) Modifications, Waivers and Consents. No modifications or waiver of any provision of this Agreement or any other Loan Documents, and no consent by the Secured Party to any departure by the Pledgor or the Company therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given, and any single or partial written waiver by the Secured Party of any term, provision or right of the Secured Party hereunder shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver of any other right, power or remedy. No notice to or demand upon the Pledgor or the Company in any case shall entitle the Pledgor or the Company to any other or further notice or demand in the same, similar or other circumstances.

(e) Notices. All notices of request, demand and other communications hereunder shall be addressed, sent and deemed delivered in accordance with the Note.

(f) Applicable Law and Consent to Jurisdiction. This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of Texas, excluding its conflicts of laws provisions or rule that would cause the application of Laws of any jurisdiction other than those of the State of Texas. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any federal court located in the State of Texas, for the purposes of any action arising out of this Agreement or the subject matter hereof brought by any party under this Agreement. To the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any action under this Agreement, any claim (i) that it is not personally subject to the jurisdiction of the above named courts, (ii) that such action is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper or (v) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

(g) Survival; Successors and Assigns; Termination.

(i) All covenants, agreements, representations and warranties made herein shall survive the execution and delivery hereof, and shall continue in full force and effect until this Agreement terminates in accordance with the provisions hereof.

(ii) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. If the Secured Party assigns this Agreement and/or its security interest in the Collateral, then such assignment shall be binding upon and recognized by the Pledgor. All covenants, agreements, representations and warranties by or on behalf of the Pledgor or the Company that are contained in this Agreement shall inure to the benefit of Secured Party, its successors and assigns. Neither the Pledgor nor the Company may assign this Agreement, or delegate any of their respective rights or obligations hereunder, in each case without the prior written consent of the Secured Party, which consent may be withheld in Secured Party’s sole and absolute discretion.

(iii) Notwithstanding anything contained herein to the contrary, and except as otherwise expressly provided herein, this Agreement shall terminate and no longer be in force or effect upon the earliest to occur of (A) the indefeasible payment in full of all of the Obligations, (B) the indefeasible payment in full to the Secured Party of the Threshold Payment Amount or (C) following the occurrence and continuance of an Event of Default hereunder or under the Note and the exercise by the Secured Party of its right to effect a transfer of the Collateral pursuant to the terms hereof, the execution and/or delivery of the Pledged Materials by the Pledgor to the Secured Party in accordance with this Agreement and the Purchase Agreement.

(h) Severability. If any term, provision or condition, or any part thereof, of this Agreement shall for any reason be found or held invalid or unenforceable by any court or governmental authority of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

(i) Merger and Integration. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto with respect to the matters covered and the transactions contemplated hereby, and no other agreement, statement or promise made by any party hereto, or by any employee, officer or representative of any party hereto that is not expressly contained herein shall be valid or binding.

(j) WAIVER OF JURY TRIAL. EACH OF THE PLEDGOR, THE COMPANY AND THE SECURED PARTY HEREBY: (i) COVENANT AND AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY; AND (ii) WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE PLEDGOR, ANY COMPANY AND THE SECURED PARTY MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO THIS AGREEMENT, AND/OR ANY TRANSACTIONS, OCCURRENCES, COMMUNICATIONS, OR UNDERSTANDINGS (OR THE LACK OF ANY OF THE FOREGOING) RELATING IN ANY WAY TO DEBTOR-CREDITOR RELATIONSHIP BETWEEN THE PARTIES. IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH OF THE PLEDGOR, THE COMPANY AND THE SECURED PARTY, AND EACH OF THE PLEDGOR, THE COMPANY AND THE SECURED PARTY HEREBY AGREE THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH OF THE PARTIES HERETO IS HEREBY AUTHORIZED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PLEDGOR, THE COMPANY AND THE SECURED PARTY, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF THE PLEDGOR, THE COMPANY AND THE SECURED PARTY REPRESENT AND WARRANT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND/OR THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

(k) Execution. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

(l) Headings. The headings and sub-headings contained in the titling of this Agreement are intended to be used for convenience only and shall not be used or deemed to limit or diminish any of the provisions hereof.

(m) Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

(n) Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement, including the execution and filing of UCC-1 Financing Statements in any jurisdiction as the Secured Party may require.

(o) Time is of the Essence. The parties hereby agree that time is of the essence with respect to performance of each of the parties’ obligations under this Agreement. The parties agree that in the event that any date on which performance is to occur falls on a Saturday, Sunday or state or national holiday, then the time for such performance shall be extended until the next succeeding Business Day.

(p) Joint Preparation. The preparation of this Agreement has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

(q) Prevailing Party. If any legal action or other proceeding is brought for the enforcement of this Agreement or any other Loan Documents, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement or any other Loan Documents, then the successful or prevailing party or parties shall be entitled to recover from the non-prevailing party, reasonable attorneys’ fees, court costs and all expenses, even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

(r) Costs and Expenses. The Pledgor and the Company, jointly and severally, agree to pay to the Secured Party, upon demand, the amount of any and all costs and expenses, including the reasonable fees, costs, expenses and disbursements of counsel for the Secured Party, which the Secured Party may incur in connection with: (i) the recordation, administration, amendment, waiver or other modification or termination of this Agreement; (ii) the custody or preservation of any of the Collateral; or (iii) the exercise or enforcement of any of the rights of the Secured Party hereunder. All such costs and expenses shall bear interest from the date of outlay until paid, at a rate per annum equal to twelve percent (12%), and shall constitute Obligations hereunder and be secured hereby. Notwithstanding anything contained herein to the contrary, the provisions of this Section 13(r) shall survive the termination of this Agreement and the termination of the Secured Party’s security interest hereunder.

[Signature page(s) follow; the remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed and entered into this Agreement as of the date above written.

PLEDGOR:

MERIDIAN EQUIPMENT LEASING, LLC, a Texas limited liability company

By: JORGAN DEVELOPMENT, LLC a Louisiana limited liability company, its Manager

By:
Name:	James Ballengee
Title:	Manager

SECURED PARTY:

PILOT OFS HOLDINGS LLC, a Delaware limited liability company

By:
Name:	Zachary Neal
Title:	EVP, Corporate Development

Signature Page to Pledge Agreement

EXHIBIT I

FORM OF GUARANTY

(Attached)

Exhibit I – Page 1

Execution Version

GUARANTY AGREEMENT

This Guaranty Agreement (this “Guaranty”) dated effective December, 2023, by James H. Ballengee, individually (“Guarantor”), to and for the benefit of PILOT OFS HOLDINGS LLC, a Delaware limited liability company (“Seller”). Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Purchase Agreement as described below.

RECITALS

WHEREAS, Seller and Meridian Equipment Leaasing, LLC, a Texas limited liability company (“Meridian”) have executed and entered into that certain Purchase and Sale Agreementof even date herewith by and among Seller, as Seller thereunder, and Meridian, Purchaser (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which Seller will sell all of the issued and outstanding limited liability company membership interests in and to Equipment Transport, LLC, a Pennsylvania limited liability company (the “Company”), subject to the terms and conditions set forth therein;

WHEREAS, as consideration for the purchase of the Company, Purchaser will enter into various Ancillary Agreements, as defined in the Purchase Agreement (the “Ancillary Agreements”);

WHEREAS, Guarantor desires to guaranty all of Purchaser’s obligations and liabilities (present or future, direct or indirect, secured or unsecured, fixed or contingent and whether at stated maturity, acceleration or otherwise) that are now or may hereafter become due and payable from Purchaser to Seller under the Purchase Agreement and the Ancillary Agreements (the “Obligations”) pursuant to the terms of this Guaranty;

WHEREAS, Guarantor has determined that the execution and delivery of this Guaranty is advisable and in the best interest of the Guarantor and that Guarantor will benefit directly from the execution and delivery of this Guaranty; and

WHEREAS, the execution and delivery of this Guaranty by Guarantor is a covenant and condition precedent to the execution and delivery of the Purchase Agreement by the Seller.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not as a surety, the prompt and complete payment when due, of the all Obligations (including, without limitation, all collection costs and reasonably documented, out-of-pocket legal and other fees and expenses incurred by Seller in enforcing the obligations under this Guaranty), in each case after any failure by the Purchaser to pay any such Obligations as and when due in accordance with the terms and conditions of the applicable Ancillary Agreements. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non- perfection or extent of any collateral therefor.

2. Certain Waivers. The Guarantor waives and agrees that the Guarantor’s obligations hereunder shall be unconditional and shall apply irrespective of, and not be in any way affected by, (a) any defense arising by reason of any disability or other defense of the Purchaser or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Seller) of the liability of the Purchaser other than the defense of payment or performance of the Obligations in full in cash or the release thereof in accordance with the Purchase Agreement and the Ancillary Agreements; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Purchaser; (c) any right to proceed against the Purchaser, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of Seller whatsoever; (d) any benefit of and any right to participate in any security now or hereafter held by Seller; (e) any right to revoke this Guaranty (and the Guarantor acknowledges that this Guaranty is continuing in nature and applies to all Obligations, whether existing now or in the future); and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law or equitable principles limiting the liability of or exonerating guarantors or sureties. The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations; provided that nothing hereunder shall prevent the Guarantor from pursuing in an independent action any claim it may have against any person.

3. Obligations Absolute. The obligations of the Guarantor hereunder are absolute and unconditional and shall remain in full force and effect, shall not be affected, impaired, reduced or modified, and Guarantor shall have no right to terminate this Guaranty or to be released, relieved or discharged, in whole or in part, from its payment of the Obligations by reason of the following, all of which the Guarantor hereby waives: (a) any bankruptcy, reorganization, dissolution or insolvency under any law of the Purchaser, or by any action of a trustee in any such proceeding; (b) any amendment, supplement or modification to, waiver, consent, or adjustment, compromise, release, delay or failure to exercise any right, remedy, power or privilege under or in respect of this Guaranty, any other Transaction Document or the Obligations; (c) any merger or consolidation of the Purchaser into or with any other person or change in form of organization, name, membership or ownership of the Purchaser or any other person; (d) any lack of genuineness, validity, regularity, legality, enforceability or value of this Guaranty, any other Transaction Document or the Obligations or the lack of authority of the Purchaser or any other person to enter into any of the Purchase Agreement or the Ancillary Agreements; or (e) the assignment or transfer of this Guaranty or the Obligations.

4. Obligations Independent. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor of such obligations, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not the Purchaser or any other person is joined as a party.

5. Subrogation. Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid in full. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Seller and shall forthwith be paid to the Seller to reduce the amount of the Obligations, whether matured or unmatured.

6. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty have been indefeasibly paid in full. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Purchaser or the Guarantor is made in respect of the Obligations and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Seller in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief laws or otherwise, all as if such payment had not been made and whether or not Seller is in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.

7. Subordination. The Guarantor hereby subordinates the payment of all obligations and indebtedness of the Purchaser owing to the Guarantor, whether now existing or hereafter arising, including, but not limited to, any obligation of the Purchaser to the Guarantor as subrogee of Seller or resulting from the Guarantor’s performance under this Guaranty, to the indefeasible payment in full of the Obligations. Following a demand for payment hereunder, any such obligation or indebtedness of the Purchaser to the Guarantor shall be enforced and performance received by the Guarantor as trustee for Seller and the proceeds thereof shall be paid over to Seller on account of the Obligations untill all such Obligations have been indefeasibly paid in full.

8. Cumulative Rights; No Double Recovery. Each and every right, remedy and power hereby granted to Seller or afforded them by applicable law or agreement shall be cumulative and not exclusive of any other and may be exercised by Seller from time to time. If any fact, circumstance or condition forming a basis for a claim for recovery under this Guaranty shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other claim for recovery under this Guaranty, there shall be no actual duplication in recovery for the amounts due under such claims.

9. Representations and Warranties. Guarantor represents and warrants that (a) this Guaranty constitutes the valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles, (b) there are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived, and (c) the Guarantor will obtain substantial benefit (direct or indirect) from the Purchase Agreement and the Ancillary Agreements.

10. Amendment; Waiver. No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by the Guarantor and Seller, and no waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor therefrom, shall be effective unless it is in writing and signed by Seller. No waiver shall operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply with the provision waived or any other provision of this Guaranty.

11. Counterparts. This Guaranty may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart to this Guaranty by facsimile transmission or electric transmission in “.pdf” or comparable format shall be as effective as delivery of a manually signed original.

12. Captions. The captions in this Guaranty have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions hereof.

13. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) as of the date delivered if delivered personally, by courier or by courier service, (b) three (3) business days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, or (c) upon receipt, when sent by electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient). The addresses and e-mail addresses for such communications are set forth in Schedule 11.1 to the Purchase Agreement.

14. Assignment. This Guaranty shall be binding upon the Guarantor, its successors and permitted assigns and inure to the benefit of and be enforceable by Seller and their successors, transferees and assigns. Without limiting the generality of the immediately preceding sentence, Guarantor may not assign this Guaranty without the prior written consent of Seller, and any attempted assignment by Guarantor without such prior written consent shall be void ab initio.

15. Governing Law; Jurisdiction; Venue. This Guaranty shall be governed by and construed in accordance with the Laws of the State of Texas (without regard to the conflict of laws principles thereof). Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Guaranty, the Purchase Agreement, and the Ancillary Agreements shall be brought and determined in any federal court located in the State of Texas, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Guaranty. The parties hereto further agree that they shall not bring suit with respect to any disputes arising out of this Guaranty, the Purchase Agreement, and the Ancillary Agreements in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties hereto to obtain execution of judgment in any other jurisdiction.

16. WAIVERS. GUARANTOR HEREBY (I) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, THE PURCHASE AGREEMENT, OR THE ANCILLARY AGREEMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND ANY COUNTERCLAIMS RELATED THERETO; (II) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (III) ACKNOWLEDGES THAT SELLER HAS BEEN INDUCED TO ENTER INTO THE PURCHASE AGREEMENT AND ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

17. Entire Agreement. This Guaranty, the Purchase Agreement, and the other Ancillary Agreements constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their affiliates with respect to the subject matter hereof is superseded by this Guaranty, the Purchase Agreement, and the other Ancillary Agreements.

[Signature page follows; the remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the undersigned duly authorized representative of Guarantor, intending to be legally bound hereby, has executed and entered into this Guaranty as of the Effective Date.

GUARANTOR:

JAMES H. BALLENGEE

By:

Signature Page to Guaranty Agreement

EXHIBIT J

FORM OF STOCK PLEDGE AGREEMENT

(Attached)

Exhibit J – Page 1

Execution Version

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (“Agreement”) is made and effective as of December, 2023 by and between JORGAN DEVELOPMENT, LLC, a Louisiana limited liability company (the “Pledgor”), and PILOT OFS HOLDINGS, LLC, a Delaware limited liability company (the “Secured Party”).

RECITALS

WHEREAS, the Pledgor and the Secured Party have entered into that certain Purchase and Sale Agreement, dated as of December 22, 2023, by and among the Secured Party, as Seller, and Pledgor, as Purchaser (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which the Secured Party has sold all of the issued and outstanding limited liability company membership interests in and to Equipment Transport, LLC, a Pennsylvania limited liability company (the “Company”) to Pledgor in exchange for certain consideration, including, without limitation, that certain Secured Promissory Note of even date herewith in the original principal amount of $12,500,000 made by Pledgor to the order of Secured Party (the “Note”);

WHEREAS, as of the date hereof, Pledgor is the holder of [●] common shares of Vivakor, Inc., a Nevada corporation, in a quantity equal in value to Seven Million and No/100s United States Dollars ($7,000,000.00 USD) as of the date hereof (the “Pledged Securities”);

WHEREAS, in order to secure the full, prompt and timely payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all of the Pledgor’s obligations to the Secured Party hereunder and under the Note (collectively, the “Obligations”), Pledgor has agreed to pledge the Pledged Securities to the Secured Party irrevocably upon the terms and conditions herein set forth; and

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the execution and delivery of the Purchase Agreement and the Note.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, warranties, and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Recitals, Construction and Defined Terms. The recitations set forth in the preamble of this Agreement are true and correct and incorporated herein by this reference. In this Agreement, unless the express context otherwise requires: (i) capitalized terms used and not otherwise defined in this Agreement shall have the meaning given such terms in the Note; (ii) the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) references to the words “Section” or “Subsection” refer to the respective Sections and Subsections of this Agreement, and references to “Exhibit” or “Schedule” refer to the respective Exhibits and Schedules attached hereto; and (iv) wherever the word “include,” “includes,” “including” or words of similar import are used in this Agreement, such words will be deemed to be followed by the words “without limitation.”

2. Pledge. In order to secure the full, prompt and timely payment of all of the Obligations, the Pledgor hereby transfers, pledges, assigns, sets over, delivers and grants to the Secured Party a continuing lien and security interest in and to all of the following property of the Pledgor (all being collectively hereinafter referred to as the “Collateral”) and all right, title and interest of the Pledgor in and to the Collateral, to-wit:

(a) the Pledged Securities owned by the Pledgor;

(b) any certificates representing or evidencing the Pledged Securities, if any;

(c) any and all distributions thereon, and cash and non-cash proceeds and products thereof, including all dividends, cash, distributions, income, profits, instruments, securities, stock dividends, distributions of capital stock or other securities of the Company and all other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon conversion of the Pledged Securities, whether in connection with stock splits, recapitalizations, merger, conversions, combinations, reclassifications, exchanges of securities or otherwise;

(d) any and all voting, management, and other rights, powers and privileges accruing or incidental to an owner of the Pledged Securities and the other property referred to in Sections 2(a) through 2(c) above; and

(e) all books and records related to any and all of the foregoing.

3. Transfer of Pledged Securities. Simultaneously with the execution of this Agreement, Pledgor shall deliver to the Secured Party: (a) if the Pledged Securities are evidenced by physical certificates, then all original certificates representing or evidencing the Pledged Securities, together with undated, irrevocable and duly executed assignments or stock powers thereof in form and substance acceptable to the Secured Party (together with medallion guaranteed signatures, if required by the Secured Party), executed in blank by the Pledgor; (b) if the Pledged Securities are not represented by physical certificates, then undated, irrevocable and duly executed assignment instruments in form and substance acceptable to the Secured Party, executed in blank by the Pledgor; and (c) all other property, instruments, documents and papers comprising, representing or evidencing the Collateral, or any part thereof, together with proper instruments of assignment or endorsement, as the Secured Party may request or require, duly executed by the Pledgor (collectively, the “Transfer Documents”). The Collateral and the Transfer Documents (collectively, the “Pledged Materials”) shall be held by the Secured Party pursuant to this Agreement until the earlier to occur of (i) the indefeasible payment in full of all of the Obligations, (i) the termination or expiration of this Agreement in accordance with its terms or (iii) following the occurrence and continuance of an Event of Default hereunder or under the Note and the exercise by the Secured Party of its right to effect a transfer of the Collateral pursuant to the terms hereof, the execution and/or delivery of the Pledged Materials by the Pledgor to the Secured Party in accordance with this Agreement and the Purchase Agreement. In addition, all non-cash dividends, dividends paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution of the Company, instruments, securities and any other distributions, whether paid or payable in cash or otherwise, made on or in respect of the Pledged Securities, whether resulting from a subdivision, combination, or reclassification of the interests or other securities of the Company, or received in exchange for the Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition, or other exchange of assets to which the Company may be a party or otherwise, or any other property that constitutes part of the Collateral from time to time, including any additional certificates representing any portion of the Collateral hereafter acquired by the Pledgor, shall be immediately delivered or cause to be delivered by the Pledgor to the Secured Party in the same form as so received, together with proper instruments of assignment or endorsement duly executed by the Pledgor.

4. Security Interest Only. The security interests in the Collateral granted to the Secured Party hereunder are granted as security only and shall not subject the Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Pledgor with respect to any of the Collateral or any transaction in connection therewith.

5. Record Owner of Collateral. Until an “Event of Default” as defined under the Note has occurred and is continuing, the Pledged Securities shall remain registered in the name of the Pledgor. Pledgor will promptly give to the Secured Party copies of any notices or other communications received by it and with respect to Collateral registered in the name of Pledgor.

6. Rights Related to Pledged Securities. Subject to the terms of this Agreement, unless and until an Event of Default shall occur and be continuing:

(a) Pledgor shall be entitled to exercise any and all voting, management, and other rights, powers and privileges accruing to an owner of the Pledged Securities, or any part thereof, for any purpose consistent with the terms of this Agreement, provided that no such exercise or action shall adversely affect (i) any of the rights inuring to the Secured Party under any of the Loan Documents, (ii) any of the remedies available to the Secured Party under any of the Loan Documents or (iii) the ability of the Secured Party to exercise any of the same.

(b) Upon the occurrence and continuance of an Event of Default, all rights of the Pledgor in and to the Pledged Securities shall cease and all such rights shall immediately vest in the Secured Party, as may be determined by the Secured Party, although the Secured Party shall not have any duty to exercise such rights or to otherwise realize upon the Collateral in accordance with the terms hereof, or to preserve the same, and the Secured Party shall not be responsible for any failure to do so or delay in doing so. To effectuate the foregoing, the Pledgor hereby grants to the Secured Party a proxy to vote the Pledged Securities for and on behalf of the Pledgor, which proxy is irrevocable and coupled with an interest and which proxy shall be effective upon the occurrence of any Event of Default. Such proxy shall remain in effect until the earlier to occur of (i) the indefeasible payment in full of all of the Obligations, (ii) the termination or expiration of this Agreement in accordance with its terms or (iii) following the occurrence of an Event of Default hereunder or under the Note and the exercise by the Secured Party of its right to effect a transfer of the Collateral pursuant to the terms hereof, the execution and/or delivery of the Pledged Materials by the Pledgor to the Secured Party in accordance with this Agreement and the Purchase Agreement. The Company hereby agrees that any vote by the Pledgor in violation of this Section 6 shall be null, void and of no force or effect. Furthermore, all dividends or other distributions received by the Pledgor shall be subject to delivery to the Secured Party in accordance with Section 3, and until such delivery, any of such dividends and other distributions shall be received in trust for the benefit of the Secured Party, shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to Secured Party in accordance with Section 3.

7. Return of Pledged Materials. Upon the earlier to occur of (i) the indefeasible payment in full of all of the Obligations or (ii) the termination or expiration of this Agreement in accordance with its terms, the Pledgor shall notify the Secured Party in writing to such effect. Upon receipt of such written notice, the Secured Party shall return all of the Pledged Materials in the Secured Party’s possession to the Pledgor, whereupon any and all rights of Secured Party in and to such Pledged Materials shall be terminated.

8. Representations, Warranties, and Covenants of the Pledgor and the Company. The Pledgor and the Company hereby covenant, warrant and represent, for the benefit of the Secured Party, as follows (each of the following representations and warranties being deemed to have been made as of the date of this Agreement and as of each date when the Pledged Securities are delivered to the Secured Party hereunder, as applicable):

(a) By virtue of the execution and delivery of this Agreement and upon delivery to the Secured Party of the Pledged Securities (or any certificates represnting the same) in accordance with this Agreement, the Secured Party will have a valid and perfected, first priority security interest in all of the Collateral described in Section 2(a) and Section 2(b), in each case subject to no prior or other liens of any nature whatsoever.

(b) Upon the filing of a UCC-1 Financing Statement describing the Collateral with the Secretary of State of the State of Texas, the Secured Party will have a valid and perfected, first priority security interest in all of the Collateral in which the Secured Party’s security interest may be pefectedby the filing of a financing statement under Article 9 of the UCC, in each case subject to no prior or other liens of any nature whatsoever.

(c) Pledgor covenants, that for so long as this Agreement is in effect, Pledgor will defend the Pledged Securities and the priority of the Secured Party’s security interests therein, at its sole cost and expense, against the claims and demands of all Persons at any time claiming the same or any interest therein.

(d) At its option, the Secured Party may pay, for Pledgor’s account, any taxes (including documentary stamp taxes), Liens, security interests, or other encumbrances at any time levied or placed on the Collateral. Pledgor agrees to reimburse the Secured Party on demand for any payment made or expense incurred by the Secured Party pursuant to the foregoing authorization. Any and all such amounts, to the extent not paid upon demand therefor, shall constitute Obligations hereunder and be secured hereby and shall further be subject to the provisions of Section 13(a).

(e) The Pledged Securities constitute 99% of the securities of the Company owned, legally or beneficially, by the Pledgor.

(f) The Company and the Pledgor hereby authorize the Secured Party to prepare and file such financing statements, amendments and other documents and do such acts as the Secured Party deems necessary in order to establish and maintain valid, attached and perfected, first priority security interests in the Collateral in favor of the Secured Party, for its own benefit and as the Secured Party for its affiliates, free and clear of all Liens and claims and rights of third parties whatsoever. The Pledgor hereby irrevocably authorizes the Secured Party at any time, and from time to time, to file in any jurisdiction any initial financing statements, amendments, continuations and other documents in furtherance of the foregoing.

9. Event of Default. The occurrence and continuance of any one or more of the following events shall constitute an “Event of Default” under this Agreement:

(a) any written warranty, representation, certificate or statement of the Pledgor in this Agreement or any other Loan Document shall have been false or misleading in any material respect when made or deemed made;

(b) the Pledgor shall fail to perform, comply with or abide by any of the stipulations, agreements, conditions and/or covenants contained in this Agreement or any of the other Loan Documents, in each case after giving effect to any applicable notice or cure period provided therein; or

(c) An Event of Default shall have occurred and be continuing under the Note.

10. Rights and Remedies.

(a) Notwithstanding anything to the contained in this Agreement, subject at all times to the Uniform Commercial Code as then in effect in the State of Texas, upon the occurrence and continuation of an Event of Default, the Secured Party’s sole and exclusive remedy pursuant to this Agreement and with respect to the Collateral shall be to engage in the Unwinding (as defined in the Purchase Agreement) in accordance with and pursuant to the terms and conditions of this Agreement and the Purchase Agreement. In furtherance thereof, the Secured Party shall have the right, without notice or demand to the Pledgor or the Company to foreclose upon the Collateral and to effect a transfer, assignment or other disposition of all of the Collateral to the Secured Party in connection with the same in full, complete and indefeasible satisfaction of any and all outstanding Obligations.

(b) Subject to compliance with any applicable federal and state securities laws (including, without limitation, the Securities Act of 1933, as amended, blue sky or other state securities laws or similar laws now or hereafter existing analogous in purpose or effect), following any exercise of the Secured Party’s rights pursuant to Section 10(a), the Secured Party shall have the absolute right to sell, transfer, assign, or otherwise dispose of the Collateral, or any part thereof, in any manner it sees fit and shall have no liability to the Pledgor, the Company, or any other Person for selling or otherwise disposing of such Collateral.

(c) Each right, power and remedy of the Secured Party provided for in this Agreement or any other Loan Document shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Secured Party of any one or more of the rights, powers or remedies provided for in this Agreement or the Note, or now or hereafter existing at law or in equity or by statute or otherwise, shall not preclude the simultaneous or later exercise by the Secured Party of all such other rights, powers or remedies, and no failure or delay on the part of the Secured Party to exercise any such right, power or remedy shall operate as a waiver thereof. No notice to or demand on the Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Secured Party to any other further action in any circumstances without demand or notice. The Secured Party shall have the full power to enforce or to assign or contract its rights under this Agreement to a third party.

(d) Upon the occurrence and continuance of an Event of Default, the Pledgor and the Company each agree: (i) to take such action and to prepare, distribute and/or file such documents and papers, as are required or advisable in the opinion of the Secured Party and/or its counsel, to effect the transfer of the Collateral to the Secured Party following any exercise by the Secured Party of its rights pursuant to Section 10(a); (ii) to bear all costs and expenses of carrying out its obligations under this Section 10(d), which costs and expenses shall constitute Obligations hereunder and be secured hereby and shall further be subject to the provisions of Section 13(a); and (iii) that there is no adequate remedy at law for the failure by the Pledgor and the Company to comply with the provisions of this Section 10(d) and that such failure would not be adequately compensable in damages, and therefore agrees that its covenants and agreements contained in this Section 10(d) may be specifically enforced.

11. Appointment as Attorney-in-Fact. The Company and Pledgor hereby irrevocably constitute and appoint the Secured Party and any officer of Secured Party, with full power of substitution, as its true and lawful attorney-in-fact, with full irrevocable power and authority in the place and stead of the Pledgor or the Company, as applicable, and in the name of the Pledgor, the Company, or in the name of the Secured Party, as applicable, from time to time in the discretion of the Secured Party, so long as an Event of Default hereunder exists, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including any financing statements, endorsements, assignments or other instruments of transfer. The Pledgor and the Company each hereby ratify all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this Section 11. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Obligations are paid and performed in full.

12. Continuing Obligation of Pledgor and the Company.

(a) The obligations, covenants, agreements and duties of the Pledgor and the Company under this Agreement shall in no way be affected or impaired by: (i) the modification or amendment (whether material or otherwise) of any of the obligations of the Pledgor or the Company or any other Person, as applicable; (ii) the voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization, or other similar proceedings affecting the Company, the Pledgor or any other Person, as applicable; (iii) the release of the Company, the Pledgor or any other Person from the performance or observance of any of the agreements, covenants, terms or conditions contained in the Note, by the operation of law or otherwise, including the release of the Company’s or the Pledgor’s obligation to pay interest or attorney’s fees.

(b) The Pledgor and the Company further agree that the Secured Party may take other guaranties or collateral or security to further secure the Obligations, and consent that any of the terms, covenants and conditions contained in the Note may be renewed, altered, extended, changed or modified by the Secured Party or may be released by the Secured Party, without in any manner affecting this Agreement or releasing the Pledgor herefrom, and the Pledgor shall continue to be liable hereunder to pay and perform pursuant hereto, notwithstanding any such release or the taking of such other guaranties, collateral or security. This Agreement is additional and supplemental to any and all other guarantees, security agreements or collateral heretofore and hereafter executed by the Pledgor and the Company for the benefit of the Secured Party, whether relating to the indebtedness evidenced by the Note or not, and shall not supersede or be superseded by any other document or guaranty executed by the Pledgor, the Company or any other Person for any purpose. The Pledgor and the Company hereby agree that the Pledgor, the Company, and any other Persons that may become liable for repayment of the sums due under the Note, may hereafter be released from their liability hereunder and thereunder; and the Secured Party may take, or delay in taking or refuse to take, any and all action with reference to the Note (regardless of whether same might vary the risk or alter the rights, remedies or recourses of the Pledgor), including specifically the settlement or compromise of any amount allegedly due thereunder, all without notice to, consideration to or the consent of the Pledgor, and without in any way releasing, diminishing or affecting in any way the absolute nature of the Pledgor’s obligations and liabilities hereunder.

(c) No delay on the part of the Secured Party in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights. The Pledgor and the Company hereby waives any and all legal requirements, statutory or otherwise, that the Secured Party shall institute any action or proceeding at law or in equity or exhaust its rights, remedies and recourses against the Pledgor, the Company or any other Person with respect to the Note, as a condition precedent to bringing an action against the Pledgor or the Company upon this Agreement or as a condition precedent to the exercise of the Secured Party’s rights under Section 10(a). The Pledgor and the Company agree that the Secured Party may simultaneously maintain an action upon this Agreement and an action or proceeding upon the Note. Until the earlier to occur of (i) the indefeasible payment in full of all of the Obligations, (ii) the termination or expiration of this Agreement in accordance with its terms or (iii) following the occurrence and continuance of an Event of Default hereunder or under the Note and the exercise by the Secured Party of its right to effect a transfer of the Collateral pursuant to the terms hereof, the execution and/or delivery of the Pledged Materials by the Pledgor to the Secured Party in accordance with this Agreement and the Purchase Agreement, the Pledgor shall not be released by any act or thing that might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety, or by reason of any waiver, extension, modification, forbearance or delay of the Secured Party or any obligation or agreement between the Company or their successors or assigns, and the then holder of the Note, relating to the payment of any sums evidenced or secured thereby or to any of the other terms, covenants and conditions contained therein, and the Pledgor hereby expressly waives and surrenders any defense to liability hereunder based upon any of the foregoing acts, things, agreements or waivers, or any of them. The Pledgor and the Company also waive any defense arising by virtue of any disability, insolvency, bankruptcy, lack of authority or power or dissolution of the Pledgor or the Company, even though rendering the Note void, unenforceable or otherwise uncollectible, it being agreed that the Pledgor and the Company shall remain liable hereunder, regardless of any claim that the Pledgor or the Company might otherwise have against the Secured Party by virtue of the Secured Party’s invocation of any right, remedy or recourse given to it hereunder or under the Note. In addition, until the earlier to occur of (A) the indefeasible payment in full of all of the Obligations, (B) the termination or expiration of this Agreement in accordance with its terms or (C) following the occurrence of an Event of Default hereunder or under the Note and the exercise by the Secured Party of its right to effect a transfer of the Collateral pursuant to the terms hereof, the execution and/or delivery of the Pledged Materials by the Pledgor to the Secured Party in accordance with this Agreement and the Purchase Agreement, the Pledgor waives and renounces any right of subrogation, reimbursement or indemnity whatsoever, and any right of recourse to security for the Obligations of the Company to the Secured Party.

13. Miscellaneous.

(a) Performance for Pledgor or the Company. The Pledgor and the Company agree and hereby acknowledge that the Secured Party may, in the Secured Party’s sole discretion, but the Secured Party shall not be obligated to, whether or not an Event of Default shall have occurred, advance funds on behalf of the Company or the Pledgor, without prior notice to the Pledgor or the Company, in order to insure the Company’s and the Pledgor’s compliance with any covenant, warranty, representation or agreement of the Pledgor or the Company made in or pursuant to this Agreement or the Note, to continue or complete, or cause to be continued or completed, performance of the Pledgor’s and the Company’s obligations under any contracts of the Pledgor or the Company, or to preserve or protect any right or interest of the Secured Party in the Collateral or under or pursuant to this Agreement or the Note; provided, however, that the making of any such advance by the Secured Party shall not constitute a waiver by the Secured Party of any Event of Default with respect to which such advance is made, nor relieve the Pledgor or the Company of any such Event of Default. The Pledgor and the Company, respectively and as applicable, shall pay to the Secured Party upon demand all such advances made by the Secured Party, in each case with interest thereon from the date of outlay until paid and at rate per annum equal to twelve percent (12%). All such advances shall constitute Obligations hereunder and be secured hereby.

(b) Waivers by Pledgor and the Company. The Company and the Pledgor hereby waive, to the extent the same may be waived under applicable law: (i) notice of acceptance of this Agreement; (ii) all claims and rights of the Pledgor and the Company against the Secured Party on account of actions taken or not taken by the Secured Party in the exercise of the Secured Party’s rights or remedies hereunder, under any other Loan Documents or under applicable law; (iii) all claims of the Pledgor and the Company for failure of the Secured Party to comply with any requirement of applicable law relating to enforcement of the Secured Party’s rights or remedies hereunder, under the other Loan Documents or under applicable law; (iv) all rights of redemption of the Pledgor with respect to the Collateral; (v) in the event the Secured Party seeks to repossess any or all of the Collateral by judicial proceedings, any bond(s) or demand(s) for possession which otherwise may be necessary or required; (vi) presentment, demand for payment, protest and notice of non-payment and all exemptions applicable to any of the Collateral or the Pledgor or the Company; (vii) any and all other notices or demands which by applicable law must be given to or made upon the Pledgor or the Company by the Secured Party; (viii) settlement, compromise or release of the obligations of any person or entity primarily or secondarily liable upon any of the Obligations; (ix) all rights of the Pledgor or the Company to demand that the Secured Party release account debtors or other persons or entities liable on any of the Collateral from further obligation to the Secured Party; and (x) substitution, impairment, exchange or release of any Collateral for any of the Obligations.

(c) Waivers by Secured Party. No failure or any delay on the part of the Secured Party in exercising any right, power or remedy hereunder or under any other Loan Documents or under applicable law, shall operate as a waiver thereof.

(d) Modifications, Waivers and Consents. No modifications or waiver of any provision of this Agreement or any other Loan Documents, and no consent by the Secured Party to any departure by the Pledgor or the Company therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given, and any single or partial written waiver by the Secured Party of any term, provision or right of the Secured Party hereunder shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver of any other right, power or remedy. No notice to or demand upon the Pledgor or the Company in any case shall entitle the Pledgor or the Company to any other or further notice or demand in the same, similar or other circumstances.

(e) Notices. All notices of request, demand and other communications hereunder shall be addressed, sent and deemed delivered in accordance with the Note.

(f) Applicable Law and Consent to Jurisdiction. This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of Texas, excluding its conflicts of laws provisions or rule that would cause the application of Laws of any jurisdiction other than those of the State of Texas. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any federal court located in the State of Texas, for the purposes of any action arising out of this Agreement or the subject matter hereof brought by any party under this Agreement. To the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any action under this Agreement, any claim (i) that it is not personally subject to the jurisdiction of the above named courts, (ii) that such action is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper or (v) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

(g) Survival; Successors and Assigns; Termination.

(i) All covenants, agreements, representations and warranties made herein shall survive the execution and delivery hereof, and shall continue in full force and effect until this Agreement terminates in accordance with the provisions hereof.

(ii) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. If the Secured Party assigns this Agreement and/or its security interest in the Collateral, then such assignment shall be binding upon and recognized by the Pledgor. All covenants, agreements, representations and warranties by or on behalf of the Pledgor or the Company that are contained in this Agreement shall inure to the benefit of Secured Party, its successors and assigns. Neither the Pledgor nor the Company may assign this Agreement, or delegate any of their respective rights or obligations hereunder, in each case without the prior written consent of the Secured Party, which consent may be withheld in Secured Party’s sole and absolute discretion.

(iii) Notwithstanding anything contained herein to the contrary, and except as otherwise expressly provided herein, this Agreement shall terminate and no longer be in force or effect upon the earliest to occur of (A) the indefeasible payment in full of all of the Obligations, (B) the indefeasible payment in full to the Secured Party of the Threshold Payment Amount or (C) following the occurrence and continuance of an Event of Default hereunder or under the Note and the exercise by the Secured Party of its right to effect a transfer of the Collateral pursuant to the terms hereof, the execution and/or delivery of the Pledged Materials by the Pledgor to the Secured Party in accordance with this Agreement and the Purchase Agreement.

(h) Severability. If any term, provision or condition, or any part thereof, of this Agreement shall for any reason be found or held invalid or unenforceable by any court or governmental authority of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

(i) Merger and Integration. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto with respect to the matters covered and the transactions contemplated hereby, and no other agreement, statement or promise made by any party hereto, or by any employee, officer or representative of any party hereto that is not expressly contained herein shall be valid or binding.

(j) WAIVER OF JURY TRIAL. EACH OF THE PLEDGOR, THE COMPANY AND THE SECURED PARTY HEREBY: (i) COVENANT AND AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY; AND (ii) WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE PLEDGOR, ANY COMPANY AND THE SECURED PARTY MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO THIS AGREEMENT, AND/OR ANY TRANSACTIONS, OCCURRENCES, COMMUNICATIONS, OR UNDERSTANDINGS (OR THE LACK OF ANY OF THE FOREGOING) RELATING IN ANY WAY TO DEBTOR-CREDITOR RELATIONSHIP BETWEEN THE PARTIES. IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH OF THE PLEDGOR, THE COMPANY AND THE SECURED PARTY, AND EACH OF THE PLEDGOR, THE COMPANY AND THE SECURED PARTY HEREBY AGREE THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH OF THE PARTIES HERETO IS HEREBY AUTHORIZED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PLEDGOR, THE COMPANY AND THE SECURED PARTY, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF THE PLEDGOR, THE COMPANY AND THE SECURED PARTY REPRESENT AND WARRANT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND/OR THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

(k) Execution. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

(l) Headings. The headings and sub-headings contained in the titling of this Agreement are intended to be used for convenience only and shall not be used or deemed to limit or diminish any of the provisions hereof.

(m) Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

(n) Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement, including the execution and filing of UCC-1 Financing Statements in any jurisdiction as the Secured Party may require.

(o) Time is of the Essence. The parties hereby agree that time is of the essence with respect to performance of each of the parties’ obligations under this Agreement. The parties agree that in the event that any date on which performance is to occur falls on a Saturday, Sunday or state or national holiday, then the time for such performance shall be extended until the next succeeding Business Day.

(p) Joint Preparation. The preparation of this Agreement has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

(q) Prevailing Party. If any legal action or other proceeding is brought for the enforcement of this Agreement or any other Loan Documents, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement or any other Loan Documents, then the successful or prevailing party or parties shall be entitled to recover from the non-prevailing party, reasonable attorneys’ fees, court costs and all expenses, even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

(r) Costs and Expenses. The Pledgor and the Company, jointly and severally, agree to pay to the Secured Party, upon demand, the amount of any and all costs and expenses, including the reasonable fees, costs, expenses and disbursements of counsel for the Secured Party, which the Secured Party may incur in connection with: (i) the recordation, administration, amendment, waiver or other modification or termination of this Agreement; (ii) the custody or preservation of any of the Collateral; or (iii) the exercise or enforcement of any of the rights of the Secured Party hereunder. All such costs and expenses shall bear interest from the date of outlay until paid, at a rate per annum equal to twelve percent (12%), and shall constitute Obligations hereunder and be secured hereby. Notwithstanding anything contained herein to the contrary, the provisions of this Section 13(r) shall survive the termination of this Agreement and the termination of the Secured Party’s security interest hereunder.

[Signature page(s) follow; the remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed and entered into this Agreement as of the date above written.

PLEDGOR:

JORGAN DEVELOPMENT, LLC, a Louisiana limited liability company

By:
Name:	James Ballengee
Title:	Manager

SECURED PARTY:

PILOT OFS HOLDINGS LLC, a Delaware limited liability company

By:
Name:	Zachary Neal
Title:	EVP, Corporate Development

Signature Page to Pledge Agreement